UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATURALSHRIMP INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada	0900	74-3262176
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

5080 Spectrum Drive, Suite 1000
Addison, Texas 75001
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Please send copies of all communications to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, New Jersey 08830
Tel. No.: (732) 395-4400
Fax No.: (732) 395-4401
(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(do not check if a smaller reporting company)		Emerging Growth Company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Number of shares of common stock to be registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock	20,000,000	$0.016	$320,000	$40.00

(1)
In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)
Based on the reported closing price for our common stock on August 27, 2018 of $0.016. The shares offered, hereunder, may be sold by the selling stockholder from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.
(3)
The fee is calculated by multiplying the aggregate offering amount by ..00012450, pursuant to Section 6(b) of the Securities Act of 1933.

The registrant hereby may amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED SEPTEMBER____, 2018

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NaturalShrimp Incorporated
20,000,000 Common Shares

The selling stockholder identified in this prospectus may offer an indeterminate number of shares of its common stock, which will consist of up to 20,000,000 shares of common stock to be sold by GHS Investments LLC (“GHS”) pursuant to an Equity Financing Agreement (the “Financing Agreement”) dated August 21, 2018. If issued presently, the 20,000,000 shares of common stock registered for resale by GHS would represent 12.7522.97% of our issued and outstanding shares of common stock as of September 67, 2018. Additionally, the 20,000,000 shares of our common stock registered for resale herein would represent approximately 30% of the Company’s public float.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares to GHS at a price equal to 80% of the lowest closing price of our common stock during the ten (10) consecutive trading day period beginning on the date on which we deliver a put notice to GHS (the “Market Price”). There will be a minimum of ten (10) trading days between purchases.

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is traded on OTC Markets under the symbol “SHMP”. On August 27, 2018, the reported closing price for our common stock was $0.016 per share.

Prior to this offering, there has been a very limited market for our securities. While our common stock is on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page [●]. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September __, 2018.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

Prospectus Summary	1
Summary Consolidated Financial Information	8
Risk Factors	11
Cautionary Note Regarding Forward-Looking Statements	22
Use of Proceeds	23
Determination of Offering Price	23
Selling Stockholders	24
Plan of Distribution	26
Interests of Named Experts and Counsel	30
Market for Our Common Stock and Related Stockholder Matters	39
Management’s Discussion and Analysis of Financial Condition and Results of Operations	40
Directors, Executive Officers and Key Employees	62
Executive Compensation	66
Security Ownership of Certain Beneficial Owners and Management	68
Index to Consolidated Financial Statements	F-1

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized any person to give you any supplemental information or to make any representations for us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “NaturalShrimp” the “Company,” “we,” “us,” and “our” refer to NaturalShrimp Incorporated, a Nevada corporation, and the Company’s wholly-owned subsidiaries: NaturalShrimp Corporation, NaturalShrimp Global, Inc. and Natural Aquatic Systems, Inc.

PROSPECTUS SUMMARY

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is March 31 and our fiscal years ended March 31, 2017 and 2018 are sometimes referred to herein as fiscal years 2017 and 2018, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or “NaturalShrimp” refer to NaturalShrimp Incorporated., a Nevada corporation, and each of our subsidiaries.

When used in this prospectus the following terms have the following meanings related to our subsidiaries.

● “NSC” refers to NaturalShrimp Corporation a company organized under the laws of the state of Delaware.

● “NS Global” refers to NaturalShrimp Global, Inc. a company organized under the laws of the state of Delaware.

● “NAS” refers to Natural Aquatic Systems, Inc. a company organized under the laws of the state of Texas.

Corporate History

We were incorporated in the State of Nevada on July 3, 2008 under the name “Multiplayer Online Dragon, Inc.” Effective November 5, 2010, we effected an 8 for 1 forward stock split, increasing the issued and outstanding shares of our common stock from 12,000,000 shares to 96,000,000 shares. On October 29, 2014, we effected a 1 for 10 reverse stock split, decreasing the issued and outstanding shares of our common stock from 97,000,000 to 9,700,000.

On November 26, 2014, we entered into an Asset Purchase Agreement (the “Agreement”) with NaturalShrimp Holdings, Inc. a Delaware corporation (“NSH”), pursuant to which we agreed to acquire substantially all of the assets of NSH which assets consisted primarily of all of the issued and outstanding shares of capital stock of NaturalShrimp Corporation (“NSC”), a Delaware corporation, and NaturalShrimp Global, Inc. (“NS Global”), a Delaware corporation, and certain real property located outside of San Antonio, Texas (the “Assets”).

On January 30, 2015, we consummated the acquisition of the Assets pursuant to the Agreement. In accordance with the terms of the Agreement, we issued 75,520,240 shares of our common stock to NSH as consideration for the Assets. As a result of the transaction, NSH acquired 88.62% of our issued and outstanding shares of common stock; NSC and NS Global became our wholly-owned subsidiaries, and we changed our principal business to a global shrimp farming company.

In connection with our receipt of approval from the Financial Industry Regulatory Authority (“FINRA”), effective March 3, 2015, we amended our Articles of Incorporation to change our name to “NaturalShrimp Incorporated.”

Business Overview

We are a biotechnology company and have developed a proprietary technology that allows us to grow Pacific White shrimp (Litopenaeus vannamei, formerly Penaeus vannamei) in an ecologically controlled, high-density, low-cost environment, and in fully contained and independent production facilities. Our system uses technology which allows us to produce a naturally-grown shrimp “crop” weekly, and accomplishes this without the use of antibiotics or toxic chemicals. We have developed several proprietary technology assets, including a knowledge base that allows us to produce commercial quantities of shrimp in a closed system with a computer monitoring system that automates, monitors and maintains proper levels of oxygen, salinity and temperature for optimal shrimp production. Our initial production facility is located outside of San Antonio, Texas.

NS Global, one of our wholly-owned subsidiaries, owns less than 1% of NaturalShrimp International A.S. in Europe. Our European-based partner, NaturalShrimp International A.S., Oslo, Norway, was responsible for the construction cost of its facility and operating capital.

The first facility built in Spain for NaturalShrimp International A.S. is GambaNatural de España, S.L. The land for the first facility was purchased in Medina del Campo, Spain, and construction of the 75,000 sq. ft. facility was completed in 2016. Medina del Campo is approximately seventy-five miles northwest of Madrid, Spain.

On October 16, 2015, we formed Natural Aquatic Systems, Inc. (“NAS”). The purpose of the NAS is to formalize the business relationship between our Company and F&T Water Solutions LLC for the joint development of certain water technologies. The technologies shall include, without limitation, any and all inventions, patents, intellectual property and know-how dealing with enclosed aquatic production systems worldwide. This includes construction, operation, and management of enclosed aquatic production, other than shrimp, facilities throughout the world, co-developed by both parties at our facility located outside of La Coste, Texas.

The Company has three wholly-owned subsidiaries, including NSC, NS Global and NAS.

Evolution of Technology and Revenue Expectations

Historically, efforts to raise shrimp in a high-density, closed system at the commercial level have been met with either modest success or outright failure through “BioFloc Technology.” Infectious agents such as parasites, bacteria and viruses are the most damaging and most difficult to control. Bacterial infection can in some cases be combated through the use of antibiotics (although not always), and in general, the use of antibiotics is considered undesirable and counter to “green” cultivation practices. Viruses can be even worse, in that they are immune to antibiotics. Once introduced to a shrimp population, viruses can wipe out entire farms and shrimp populations, even with intense probiotic applications.

Our primary solution against infectious agents is our “Vibrio Suppression Technology.” We believe this system creates higher sustainable densities, consistent production, improved growth and survival rates and improved food conversion without the use of antibiotics, probiotics or unhealthy anti-microbial chemicals. Vibrio Suppression Technology helps to exclude and suppress harmful organisms that usually destroy “BioFloc” and other enclosed technologies.

In 2001, we began research and development of a high density, natural aquaculture system that is not dependent on ocean water to provide quality, fresh shrimp every week, fifty-two weeks a year. The initial NaturalShrimp system was successful, but the Company determined that it would not be economically feasible due to high operating costs. Over the next several years, using the knowledge we gained from developing the first system, we developed a shrimp production system that eliminated the high costs associated with the previous system. We have continued to refine this technology, eliminating bacteria and other problems that affect enclosed systems, and now have a successful shrimp growing process. We have produced thousands of pounds of shrimp over the last few years in order to develop a design that will consistently produce quality shrimp that grow to a large size at a specific rate of growth. This included experimenting with various types of natural live and synthesized feed supplies before selecting the most appropriate nutritious and reliable combination. It also included utilizing monitoring and control automation equipment to minimize labor costs and to provide the necessary oversight for proper regulation of the shrimp environment. However, there were further enhancements needed to our process and technology in order to begin production of shrimp on a commercially viable scale and to generate revenues.

Our current system consists of a reception tank where the shrimp are acclimated, then moved to a larger grow-out tank for the rest of the twenty-four week cycle. During 2016, we engaged in additional engineering projects with third parties to further enhance our indoor production capabilities. For example, through our relationship with Trane, Inc., a division of Ingersoll-Rand Plc (“Trane”), Trane has provided a detailed audit to use data to build and verify the capabilities of then initial Phase 1 prototype of a Trane-proposed three tank system at our La Coste, Texas facility. The Company contracted F&T Water Solutions and RGA Labs, Inc. (“RGA Labs”) to complete final engineering and building of the initial patent-pending modified Electrocoagulation system for the grow-out, harvesting and processing of fully mature, antibiotic-free Pacific White Leg shrimp. The design will present a viable pathway to begin generating revenue and producing shrimp on a commercially viable scale. The design is completed and was installed in early June 2018 by RGA Labs, and final financing for the system is expected to be provided by one of the Company’s existing intuitional investors. The first post larvae (PL) arrived from the hatchery at the end of June 2018, and the Company expects it will take approximately six to nine months to begin producing and shipping shrimp.

Overview of Industry

Shrimp is a well-known and globally-consumed commodity, constituting one of the most important types of seafood and a staple protein source for much of the world. According to the USDA Foreign Agricultural Service, the world consumes approximately 9 billion pounds of shrimp annually with over 1.7 billion pounds consumed in the United States alone. Approximately 65% of the global supply of shrimp is caught by ocean trawlers and the other 35% is produced by open-air shrimp farms, mostly in developing countries.

Shrimp boats catch shrimp through the use of large, boat-towed nets. These nets are quite toxic to the undersea environment as they disturb and destroy ocean-bottom ecosystems; these nets also catch a variety of non-shrimp sea life, which is typically killed and discarded as part of the shrimp harvesting process. Additionally, the world’s oceans can only supply a finite amount of shrimp each year, and in fact, single-boat shrimp yields have fallen by approximately 20% since 2010 and continue to decrease. The shrimping industry’s answer to this problem has been to deploy more (and larger) boats that deploy ever-larger nets, which has in the short-term been successful at maintaining global shrimp yields. However, this benefit cannot continue forever, as eventually global demand has the potential of outstripping the oceans’ ability to maintain the natural ecosystem’s balance, resulting in a permanent decline in yields. When taken in light of global population growth and the ever-increasing demand for nutrient-rich foods such as shrimp, this is clearly an unsustainable production paradigm.

Shrimp farming, known in the industry as “aquaculture,” has ostensibly stepped in to fill this demand/supply imbalance. Shrimp farming is typically done in open-air lagoons and man-made shrimp ponds connected to the open ocean. Because these ponds constantly exchange water with the adjacent sea, the farmers are able to maintain the water chemistry that allows the shrimp to prosper. However, this method of cultivating shrimp also carries severe ecological peril. First of all, most shrimp farming is primarily conducted in developing countries, where poor shrimp farmers have little regard for the global ecosystem. Because of this, these farmers use large quantities of antibiotics and other chemicals that maximize each farm’s chance of producing a crop, putting the entire system at risk. For example, a viral infection that crops up in one farm can spread to all nearby farms, quite literally wiping out an entire region’s production. In 1999, the White Spot virus invaded shrimp farms in at least five Latin American countries: Honduras, Nicaragua, Guatemala, Panama and Ecuador and in 2013-14 EMS (Early Mortality Syndrome) wiped out most of the Asia Pacific region and Mexico. Secondly, there is also a finite amount of coastline that can be used for shrimp production – eventually shrimp farms that are dependent on the open ocean will have nowhere to expand. Again, this is an ecologically damaging and ultimately unsustainable system for producing shrimp.

In both the cases, the current method of shrimp production is unsustainable. As global populations rise and the demand for shrimp continues to grow, the current system is bound to fall short. Shrimp trawling cannot continue to increase production without completely depleting the oceans’ natural shrimp population. Trends in per-boat yield confirm that this industry has already crossed the overfishing threshold, putting the global open-ocean shrimp population in decline. While open-air shrimp aquaculture may seem to address this problem, it is also an unsustainable system that destroys coastal ecological systems and produces shrimp with very high chemical contamination levels. Closed-system shrimp farming is clearly a superior alternative, but its unique challenges have prevented it from becoming a widely-available alternative – until now.

Of the 1.7 billion pounds of shrimp consumed annually in the United States, over 1.3 billion pounds are imported – much of this from developing countries’ shrimp farms. These farms are typically located in developing countries and use high levels of antibiotics and pesticides that are not allowed under USDA regulations. As a result, these shrimp farms produce chemical-laden shrimp in an ecologically unsustainable way.

Unfortunately, most consumers here in the United States are not aware of the origin of their store-bought shrimp or worse, that which they consume in restaurants. This is due to a USDA rule that states that only bulk-packaged shrimp must state the shrimp’s country of origin; any “prepared” shrimp, which includes arrangements sold in grocery stores and seafood markets, as well as all shrimp served in restaurants, can simply be sold “as is.” Essentially, this means that most U.S. consumers may be eating shrimp laden with chemicals and antibiotics. NaturalShrimp’s product is free of pesticide chemicals and antibiotics, a fact that we believe is highly attractive and beneficial in terms of our eventual marketing success.

Technology

Intensive, Indoor, Closed-System Shrimp Production Technology

Historically, efforts to raise shrimp in a high-density, closed system at the commercial level have been met with either modest success or outright failure through “BioFloc Technology”. Infectious agents such as parasites, bacteria and viruses are the most damaging and most difficult to control. Bacterial infection can in some cases be combated through the use of antibiotics (although not always), and in general, the use of antibiotics is considered undesirable and counter to “green” cultivation practices. Viruses can be even worse, in that they are immune to antibiotics. Once introduced to a shrimp population, viruses can wipe out entire farms and shrimp populations, even with intense probiotic applications.

Our primary solution against infectious agents is our “Vibrio Suppression Technology”. We believe this system creates higher sustainable densities, consistent production, improved growth and survival rates and improved food conversion without the use of antibiotics, probiotics or unhealthy anti-microbial chemicals. Vibrio Suppression Technology helps to exclude and suppress harmful organisms that usually destroy “BioFloc” and other enclosed technologies.

Automated Monitoring and Control System

The Company’s “Automated Monitoring and Control System” uses individual tank monitors to automatically control the feeding, oxygenation, and temperature of each of the facility tanks independently. In addition, a facility computer running custom software communicates with each of the controllers and performs additional data acquisition functions that can report back to a supervisory computer from anywhere in the world. These computer-automated water controls optimize the growing conditions for the shrimp as they mature to harvest size, providing a disease-resistant production environment.

The principal theories behind the Company’s system are characterized as:

● High-density shrimp production
● Weekly production
● Natural ecology system
● Regional production
● Regional distribution

These principles form the foundation for the Company and our potential distributors so that consumers can be provided with continuous volumes of live and fresh shrimp at competitive prices.

Target Markets and Sales Price

Our goal is to establish production systems and distribution centers in metropolitan areas of the United States, as well as international distribution networks through joint venture partnerships throughout the world. This should allow the Company to capture a significant portion of world shrimp sales by offering locally grown, environmentally “green,” naturally grown, fresh shrimp at competitive wholesale prices.

The United States population is approximately 325 million people with an annual shrimp consumption of 1.7 billion pounds, of which less than 400 million pounds are domestically produced. According to IndexMundi.com, the wholesale price for frozen, commodity grade shrimp has risen 15% since January 2015 (shell-on headless, 26-30 count; which is comparable to our target growth size). With world shrimp problems, this price is expected to rise more in the next few years.

We strive to build a profitable global shrimp production company. We believe our foundational advantage is that we can deliver fresh, organically grown, gourmet-grade shrimp, 52 weeks a year to retail and wholesale buyers in major market areas at competitive, yet premium prices. By locating regional production and distribution centers in close proximity to consumer demand, we can provide a fresh product to customers within 24 hours after harvest, which is unique in the shrimp industry. We can be the “first to market” and perhaps “sole weekly provider” of fresh shrimp and capture as much market share as production capacity can support.

For those customers that want a frozen product, we may be able to provide this in the near future and the product will still be differentiated as a “naturally grown, sustainable seafood” that will meet the increasing demand of socially conscious consumers.

Our patent-pending technology and eco-friendly, bio-secure production processes enable the delivery of a chemical and antibiotic free, locally grown product that lives up to the Company’s mantra: “Always Fresh, Always Natural,” thereby solving the issue of “unsafe” imported seafood.

Product Description

Nearly all of the shrimp consumed today are shipped frozen. Shrimp are typically frozen from six to twenty-four months before consumption. Our system is designed to harvest a different tank each week, which provides for fresh shrimp throughout the year. We strive to create a niche market of “Always Fresh, Always Natural” shrimp. As opposed to many of the foreign shrimp farms, we can also claim that our product is 100% free of antibiotics. The ability to grow shrimp locally, year round allows us to provide this high-end product to specialty grocery stores and upscale restaurants throughout the world. We rotate the stocking and harvesting of our tanks each week, which allows for weekly shrimp harvests. Our product is free of all pollutants and is fed only all-natural feeds.

The seafood industry lacks a consistent “Source Verification” method to track seafood products as they move through countries and customs procedures. With worldwide overfishing leading to declining shrimp freshness and sustainability around the world, it is vital for shrimp providers to be able to realistically identify the source of their product. We have well-managed, sustainable facilities that are able to track shrimp from hatchery to plate using environmentally responsible methods.

Distribution and Marketing

We plan to build these environmentally “green” production systems near major metropolitan areas of the United States. Today, we have one pilot production facility in La Coste, Texas (near San Antonio) and plan to begin construction of a full-scale production facility in La Coste and plans for Nevada and New York. Over the next five years, our plan is to increase construction of new facilities each year. In the fifth year, we plan for a new system to be completed each month, expanding first into the largest shrimp consumption markets of the United States.

Harvesting, Packaging and Shipment

Each location is projected to include production, harvesting/processing and a general shipping and receiving area, in addition to warehousing space for storage of necessary supplies and products required to grow, harvest, package and otherwise make ready for delivery, a fresh shrimp crop on a weekly basis to consumers in each individual market area within 24 hours following harvest.

The seafood industry lacks a consistent source verification method to track seafood products as they move through countries and customs procedures. With worldwide overfishing leading to declining shrimp freshness and sustainability around the world, it is vital for shrimp providers to be able to realistically identify the source of their product. Our future facilities will be designed to track shrimp from hatchery to plate using environmentally responsible methods.

Go to Market Strategy and Execution

Our strategy is to develop regional production and distribution centers near major metropolitan areas throughout the United States and internationally. Today, we have 53,000 sq. ft. of R&D facilities, which includes, a pilot production system, greenhouse/reservoirs and utility buildings in La Coste, TX (near San Antonio). We intend to begin construction of a new free-standing facility with the next generation shrimp production system in place on the property in 2018.

The reasoning behind building additional shrimp production systems in La Coste is availability of trained production personnel, our research and development team, and an opportunity to develop the footprint and model for additional facilities. Our current plan is to develop six regional production and distribution centers near major markets starting in 2019, adding one system per month in a selected production center, depending on market demand.

We have sold product to restaurants up to $12.00 per pound and to retail consumers at $16.50 to $21.00 per pound, depending on size, which helps to validate our pricing strategy. Additionally, from 2011 to 2013, we had two successful North Texas test markets which distributed thousands of pounds of fresh product to customers within 24 hours following harvest. The fresh product was priced from $8.40 to $12.00 per pound wholesale, heads on, net price to the Company.

Competition

There are a number of companies conducting research and development projects in their attempt to develop closed-system technologies in the U.S., some with reported production and sales. Florida Organic Aquaculture uses a Bio-Floc Raceway System to intensify shrimp growth, while Marvesta Shrimp Farms tanks in water from the Atlantic to use in their indoor system. Since these are privately-held companies, it is not possible to know, with certainty, their state of technical development, production capacity, need for water exchange, location requirements, financial status and other matters. To the best of our knowledge, none are producing significant quantities of shrimp relative to their local markets, and such fresh shrimp sales are likely confined to an area near the production facility.

Additionally, any new competitor would face significant barriers for entry into the market and would likely need years of research and development to develop the proprietary technology necessary to produce similar shrimp at a commercially viable level. We believe our technology and business model sets us apart from any current competition. It is possible that additional competitors will arise in the future, but with the size and growth of the worldwide shrimp market, many competitors could co-exist and thrive in the fresh shrimp industry.

Intellectual Property

We intend to take appropriate steps to protect our intellectual property. We have registered the trademark “NATURALSHRIMP” which has been approved and was published in the Official Gazette on June 5, 2012. There are potential technical processes for which the Company may be able to file a patent. However, there are no assurances that such applications, if filed, would be issued and no right of enforcement is granted to a patent application. Therefore, the Company has filed a provisional patent with the U.S. Patent Office and plans to use a variety of other methods, including copyright registrations as appropriate, trade secret protection, and confidentiality and non-compete agreements to protect its intellectual property portfolio.

Government Approvals and Regulations

We are subject to government regulation and require certain licenses. The following list includes regulations to which we are subject and/or the permits and licenses we currently hold:

●
Texas Parks and Wildlife Department (TPWD) - “Exotic species permit” to raise exotic shrimp (non-native to Texas). The La Coste facility is north of the coastal shrimp exclusion zone (east and south of H-35, where it intersects Hwy 21 down to Laredo) and therefore outside of TPWD’s major area of concern for exotic shrimp. Currently Active - Expires December 31, 2018.
●
Texas Department of Agriculture (TDA) - “Aquaculture License” for aquaculture production facilities. License to “operate a fish farm or cultured fish processing plant.” Currently Active – Expires June 30, 2018.
●
Texas Commission on Environmental Quality (TCEQ) - Regulates facility wastewater discharge. According to the TCEQ permit classification system, we are rated Level 1 – Recirculation system with no discharge. Currently Active – No expiration.
●
San Antonio River Authority - No permit required, but has some authority over any effluent water that could impact surface and ground waters.
●
OSHA - No permit required but has right to inspect facility.

●
HACCP (Hazard Analysis and Critical Control Point) - Not needed unless we process shrimp on site. Training and preparation of HACCP plans remain to be completed. There are multiple HACCP plans listed at http://seafood.ucdavis.edu/haccp/Plans.htm and other web sites that can be used as examples.
●
Texas Department of State Health Services - Food manufacturer license # 1011080.
●
Aquaculture Certification Council (ACC) and Best Aquaculture Practices (BAP) - Provide shrimp production certification for shrimp marketing purposes to mainly well-established vendors. ACC and BAP certifications require extensive record keeping. No license is required at this time.

We are subject to certain regulations regarding the need for field employees to be certified. We strictly adhere to these regulations. The cost of certification is an accepted part of expenses. Regulations may change and become a cost burden, but compliance and safety are our main concern.

Market Advantages and Corporate Drivers

The following are what we consider to be our advantages in the marketplace:

●
Early-mover Advantage: Commercialized technology in a large growing market with no significant competition yet identified. Most are early stage start-ups or early stage companies with limited production and distribution.
●
Farm-to-Market: This has significant advantages including reduced transportation costs and a product that is more attractive to local consumers.
●
Bio-secured Building: Our process is a re-circulating, highly-filtered water technology in an indoor-regulated environment. External pathogens are excluded.
●
Eco-friendly “Green” Technology: Our closed-loop, re-circulating system has no ocean water exchange requirements, does not use chemical or antibiotics and therefore is sustainable, eco-friendly, environmentally sound and produces a superior quality shrimp that is totally natural.
●
Availability of Weekly Fresh Shrimp: Assures consumers of optimal freshness, taste, and texture of product which will command premium prices.
●
Sustainability: Our naturally grown product does not deplete wild supplies, has no by-catch kill of marine life, does not damage sensitive ecological environments and avoids potential risks of imported seafood.

Subsidiaries

The Company has three wholly-owned subsidiaries including NaturalShrimp Corporation, NaturalShrimp Global, Inc. and Natural Aquatic Systems, Inc.

Employees

As of September 7, 2018, we had five full-time employees. We intend to hire additional staff and to engage consultants in general administration on an as-needed basis. We also intend to engage experts in general business to advise us in various capacities. None of our employees are covered by a collective bargaining agreement, nor are they represented by a labor union. We have not experienced any work stoppages, and we consider relations with our employees to be good.

Website

Our corporate website address is http://www.naturalshrimp.com

GHS Equity Financing Agreement and Registration Rights Agreement

Summary of the Offering

Shares currently outstanding (1):	87,056,880

Shares being offered:	20,000,000

Shares to
Shares to Offering Price per share:
The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder.

Trading Symbol:	SHMP

Risk Factors:
See “Risk Factors” beginning on page [●] herein and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

(1)
   The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 87,056,880 shares outstanding as of September 7, 2018, and excluding 20,000,000 shares of Common Stock issuable in this offering

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the fiscal years ended March 31, 2018 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Additionally, the three months ended June 30, 2018 and 2017 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of June 30, 2018 are derived from our consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the quarter ended June 30, 2018 is not necessarily indicative of our operating results to be expected for the full fiscal year ending March 31, 2019 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

NATURALSHRIMP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three months ended
	June 30, 2018	June 30, 2017

Sales	$-	$-

Operating expenses:
Facility operations	20,985	7,289
General and administrative	223,025	398,935
Depreciation and amortization	17,726	17,725

Total operating expenses	261,736	423,949

Net Operating loss before other income (expense)	(261,736)	(423,949)

Other income (expense):
Interest expense	(68,219)	(40,355)
Amortization of debt discount	(343,454)	(13,333)
Financing costs	(608,699)	-
Change in fair value of derivative liability	232,000	35,000
Change in fair value of warrant liability	(47,000)	3,000

Total other income (expense)	(835,372)	(15,688)

Loss before income taxes	(1,097,108)	(439,637)

Provision for income taxes	-	-

Net loss	$(1,097,108)	$(439,637)

Loss per share - Basic	$(0.01)	$(0.00)

Weighted average shares outstanding - Basic	112,720,679	92,473,133

The accompanying footnotes are in integral part of these condensed consolidated financial statements.

NATURALSHRIMP INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years ended
	March 31, 2018	March 31, 2017

Sales	$-	$-

Operating expenses:
Facility operations	27,789	70,930

General and administrative	1,085,499	909,182
Depreciation and amortization	70,894	60,459

Total operating expenses	1,184,182	1,040,571

Net Operating (loss) before other income (expense)	(1,184,182)	(1,040,571)

Other income (expense):
Interest expense	(171,065)	(174,335)
Amortization of debt discount	(775,091)	(295,000)
Financing costs	(1,310,751)	(164,000)
Change in fair value of derivative liability	(1,600,000)	11,000
Change in fair value of warrant liability	(244,000)	4,000
Gain on extinguishment of debt, related party	-	2,339,353
Debt settlement expense	-	(566,129)

Total other income (expense)	(4,100,907)	1,154,889

Loss before income taxes	(5,285,089)	114,318

Provision for income taxes	-	38,868

Benefit of Net operating loss		(38,868)

Net income/(loss)	$(5,285,089)	$114,318

EARNINGS PER SHARE (Basic)	$(0.05)	$0.00

EARNINGS PER SHARE (Diluted)	$(0.00)	$0.00

WEIGHTED AVERAGE SHARES OUTSTANDING (Basic)	97,656,095	90,025,445

WEIGHTED AVERAGE SHARES OUTSTANDING (Diluted)	97,656,095	90,070,074

The accompanying notes are an integral part of these consolidated financial statements.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment. You should carefully consider the risks described below together with all of the other information included in our public filings before making an investment decision with regard to our securities. The statements contained in or incorporated into this document that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following events described in these risk factors actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Moreover, additional risks not presently known to us or that we currently deem less significant also may impact our business, financial condition or results of operations, perhaps materially. For additional information regarding risk factors, see “Forward-Looking Statements.”

Special Information Regarding Forward-Looking Statements

The information herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this report. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.

We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. This filing contains a number of forward-looking statements that reflect management’s current views and expectations with respect to our business, strategies, products, future results and events, and financial performance. All statements made in this filing other than statements of historical fact, including statements addressing operating performance, clinical developments which management expects or anticipates will or may occur in the future, including statements related to our technology, market expectations, future revenues, financing alternatives, statements expressing general optimism about future operating results, and non-historical information, are forward looking statements. In particular, the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements, and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below. Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated, or implied by these forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect any future events or circumstances.

Readers should not place undue reliance on these forward-looking statements, which are based on management’s current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including those described below), and apply only as of the date of this filing. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks to be discussed in this Form S-1 Registration and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For additional information regarding forward-looking statements, see “Forward-Looking Statements.”

Risks Related to Our Business

Risks Related to Our Business and Industry

The market for our product may be limited, and as a result our business may be adversely affected.

The feasibility of marketing our product has been assumed to this point and there can be no assurance that such assumptions are correct. It is possible that the costs of development and implementation of our shrimp production technology may be too expensive to market our shrimp at a competitive price. It is likewise possible that competing technologies will be introduced into the marketplace before or after the introduction of our product to the market, which may affect our ability to market our product at a competitive price.

Furthermore, there can be no assurance that the prices we determine to charge for our product will be commercially acceptable or that the prices that may be dictated by the market will be sufficient to provide to us sufficient revenues to profitably operate and provide a financial return to our investors.

Our business and operations are affected by the volatility of prices for shrimp.

Our business, prospects, revenues, profitability and future growth are highly dependent upon the prices of and demand for shrimp. Our ability to borrow and to obtain additional capital on attractive terms is also substantially dependent upon shrimp prices. These prices have been and are likely to continue to be extremely volatile for seasonal, cyclical and other reasons. Any substantial or extended decline in the price of shrimp will have a material adverse effect on our financing capacity and our prospects for commencing and sustaining any economic commercial production. In addition, increased availability of imported shrimp can affect our business by lowering commodity prices. This could reduce the value of inventories, held both by us and by our customers, and cause many of our customers to reduce their orders for new products until they can dispose of their higher cost inventories.

Market demand for our products may decrease.

We face competition from other producers of seafood as well as from other protein sources, such as pork, beef and poultry. The bases on which we expect to compete include, but may not be limited to:

● price;
● product quality;
● brand identification; and
● customer service.

Demand for our products will be affected by our competitors’ promotional spending. We may be unable to compete successfully on any or all of these bases in the future, which may have a material adverse effect on our revenues and results of operations.

Moreover, although historically the logistics and perishability of seafood has led to regionalized competition, the market for fresh and frozen seafood is becoming increasingly globalized as a result of improved delivery logistics and improved preservation of the products. Increased competition, consolidation, and overcapacity may lead to lower product pricing of competing products that could reduce demand for our products and have a material adverse effect on our revenues and results of operations.

Competition and unforeseen limited sources of supplies in the industry may result in occasional spot shortages of equipment, supplies and materials. In particular, we may experience possible unavailability of post-larvae and materials and services used in our shrimp production facilities. Such unavailability could result in increased costs and delays to our operations. If we cannot find the products, equipment, supplies and materials that we need on a timely basis, we may have to suspend our production plans until we find the products, equipment and materials that we need.

If we lose our key management and technical personnel, our business may be adversely affected.

In carrying out our operations, we will rely upon a small group of key management and technical personnel including our Chief Executive Officer, Chairman of the Board and President and Chief Financial Officer. We do not currently maintain any key man insurance. An unexpected partial or total loss of the services of these key individuals could be detrimental to our business.

Our expansion plans for our shrimp production facilities reflects our current intent and is subject to change.

Our current plans regarding expansion of our shrimp production facilities are subject to change. Whether we ultimately undertake our expansion plans will depend on the following factors, among others:

●
availability and cost of capital;
●
current and future shrimp prices;
●
costs and availability of post-larvae shrimp, equipment, supplies and personnel necessary to conduct these operations;
●
success or failure of system design and activities in similar areas;
●
changes in the estimates of the costs to complete production facilities; and
●
decisions of operators and future joint venture partners.

We will continue to gather data about our production facilities, and it is possible that additional information may cause us to alter our schedule or determine that a certain facility should not be pursued at all.

Our product is subject to regulatory approvals and if we fail to obtain such approvals, our business may be adversely affected.

Most of the jurisdictions in which we operate will require us to obtain a license for each facility owned and operated in that jurisdiction. We have obtained and currently hold a license to own and operate each of our facilities where a license is required. In order to maintain the licenses, we have to operate our current farms and, if we pursue acquisitions or construction of new farms, we will need to obtain additional licenses to operate those farms, where required. We are also exposed to dilution of the value of our licenses where a government issues new licenses to fish farmers other than us, thereby reducing the current value of our fish farming licenses. Governments may change the way licenses are distributed or otherwise dilute or invalidate our licenses. If we are unable to maintain or obtain new fish farming licenses or if new licensing regulations dilute the value of our licenses, this may have a material adverse effect on our business.

It is possible that regulatory authorities could make changes in regulatory rules and policies and we would not be able to market or commercialize our product in the intended manner and/or the changes could adversely impact the realization of our technology or market potential.

Failure to ensure food safety and compliance with food safety standards could result in serious adverse consequences for us.

As our end products are for human consumption, food safety issues (both actual and perceived) may have a negative impact on the reputation of and demand for our products. In addition to the need to comply with relevant food safety regulations, it is of critical importance that our products are safe and perceived as safe and healthy in all relevant markets.

Our products may be subject to contamination by food-borne pathogens, such as Listeria monocytogenes, Clostridia, Salmonella and E. Coli or contaminants. These pathogens and substances are found in the environment; therefore, there is a risk that one or more of these organisms and pathogens can be introduced into our products as a result of improper handling, poor processing hygiene or cross-contamination by us, the ultimate consumer or any intermediary. We have little, if any, control over handling procedures once we ship our products for distribution. Furthermore, we may not be able to prevent contamination of our shrimp by pollutants such as polychlorinated biphenyls, or PCBs, dioxins or heavy metals.

An inadvertent shipment of contaminated products may be a violation of law and may lead to product liability claims, product recalls (which may not entirely mitigate the risk of product liability claims), increased scrutiny and penalties, including injunctive relief and plant closings, by regulatory agencies, and adverse publicity.

Increased quality demands from authorities in the future relating to food safety may have a material adverse effect on our business, financial condition, results of operations or cash flow. Legislation and guidelines with tougher requirements are expected and may imply higher costs for the food industry. In particular, the ability to trace products through all stages of development, certification and documentation is becoming increasingly required under food safety regulations. Further, limitations on additives and use of medical products in the farmed shrimp industry may be imposed, which could result in higher costs for us.

The food industry, in general, experiences high levels of customer awareness with respect to food safety and product quality, information and traceability. We may fail to meet new and exacting customer requirements, which could reduce demand for our products.

Our success is dependent upon our ability to commercialize our shrimp production technology.

We plan to commence limited commercial operations in six to nine months after the first post larvae (PL) arrive from the hatchery by the end of June 2018 to begin producing and shipping shrimp. Until then, we will have been engaged principally in the research and development of the NaturalShrimp technology. Therefore, we have a limited operating history upon which an evaluation of our prospects can be made. Our prospects must be considered in light of the risk, uncertainties, expenses, delays and difficulties associated with the establishment of a new business in the evolving food industry, as well as those risks encountered in the shift from development to commercialization of new technology and products or services based upon such technology.

We have developed our first commercial system that employs the NaturalShrimp technology but additional work is required to incorporate that technology into a system capable of accommodating thousands of customers, which is the minimum capability we believe is necessary to compete in the marketplace.

Our shrimp production technology may not operate as intended.

Although we have successfully tested our NaturalShrimp technology, our approach, which is still fairly new in the industry, may not operate as intended or may be subject to other factors that we have not yet considered. These may include the impact of new pathogens or other biological risks, low oxygen levels, algal blooms, fluctuating seawater temperatures, predation or escapes. Any of the foregoing may result in physical deformities to our shrimp or affect our ability to increase shrimp production, which may have a material adverse effect on our operations.

Our success is dependent upon our ability to protect our intellectual property.

Our success will depend in part on our ability to obtain and enforce protection for our intellectual property in the United States and other countries. It is possible that our intellectual property protection could fail. It is possible that the claims for patents or other intellectual property protections could be denied or invalidated or that our protections will not be sufficiently broad to protect our technology. It is also possible that our intellectual property will not provide protection against competitive products, or will not otherwise be commercially viable.

Our commercial success will depend in part on our ability to commercialize our shrimp production without infringing on patents or proprietary rights of others. We cannot guarantee that other companies or individuals have not or will not independently develop substantially equivalent proprietary rights or that other parties have not or will not be issued patents that may prevent the sale of our products or require licensing and the payment of significant fees or royalties in order for us to be able to carry on our business.

As the owner of real estate, we are subject to risks under environmental laws, the cost of compliance with which and any violation of which could materially adversely affect us.

Our operating expenses could be higher than anticipated due to the cost of complying with existing and future laws and regulations. Various environmental laws may impose liability on the current or prior owner or operator of real property for removal or remediation of hazardous or toxic substances. Current or prior owners or operators may also be liable for government fines and damages for injuries to persons, natural resources and adjacent property. These environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or disposal of the hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect our results of operations, and such costs could exceed the value of our facility. In addition, the presence of hazardous or toxic substances, or the failure to properly manage, dispose of or remediate such substances, may adversely affect our ability to use, sell or rent our property or to borrow using our property as collateral which, in turn, could reduce our revenue and our financing ability. We have not engaged independent environmental consultants to assess the likelihood of any environmental contamination or liabilities and have not obtained a Phase I environmental assessment on our property. However, even if we did obtain a Phase I environmental assessment report, such reports are limited in scope and may not reveal all existing material environmental contamination.

Risks Related to Financing Our Business

Our independent registered public accounting firm has issued its audit opinion on our consolidated financial statements appearing in our annual report on Form 10-K, including an explanatory paragraph as to substantial doubt with the respect to our ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, assuming we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the year ended March 31, 2018, we had a net loss of approximately $5,285,000. At March 31, 2018, we had an accumulated deficit of approximately $34,013,000 and a working capital deficit of approximately $6,764,000. These factors raise substantial doubt about our ability to continue as a going concern, within one year from the issuance date of this filing. Our ability to continue as a going concern is dependent on our ability to raise the required additional capital or debt financing to meet short and long-term operating requirements. We may also encounter business endeavors that require significant cash commitments or unanticipated problems or expenses that could result in a requirement for additional cash. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict our operations. If we are unable to obtain the necessary capital, we may have to cease operations.

Expansion of our operations will require significant capital expenditures for which we may be unable to obtain sufficient financing.

Our need for additional capital may adversely affect our financial condition. We have no sustained history of earnings and have operated at a loss since we commenced business. We have relied, and continue to rely, on external sources of financing to meet our capital requirements, to continue developing our proprietary technology, to build our production facilities, and to otherwise implement our corporate development and investment strategies.

We plan to obtain the future funding that we will need through the debt and equity markets but there can be no assurance that we will be able to obtain additional funding when it is required. If we fail to obtain the funding that we need when it is required, we may have to forego or delay potentially valuable opportunities to build shrimp production facilities or default on existing funding commitments to third parties. Our limited operating history may make it difficult to obtain future financing.

Our ability to generate positive cash flows is uncertain.

To develop and expand our business, we will need to make significant up-front investments in our manufacturing capacity and incur research and development, sales and marketing and general and administrative expenses. In addition, our growth will require a significant investment in working capital. Our business will require significant amounts of working capital to meet our production requirements and support our growth.

We cannot provide any assurance that we will be able to raise the capital necessary to meet these requirements. If adequate funds are not available or are not available on satisfactory terms, we may be required to significantly curtail our operations and may not be able to fund our current production requirements - let alone fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance our products, or respond to competitive pressures. Any failure to obtain such additional financing could have a material adverse effect on our business, results of operations and financial condition.

Because we may never have net income from our operations, our business may fail.

We have no history of revenues and profitability from operations. There can be no assurance that we will ever operate profitably. Our success is significantly dependent on uncertain events, including successful development of our technology, establishing satisfactory manufacturing arrangements and processes, and distributing and selling our products.

Before receiving revenues from sales to customers of our products, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses. If we are unable to generate significant revenues from sales of our products, we will not be able to earn profits or continue operations. We can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our Company.

We need to raise additional funds and such funds may not be available on acceptable terms or at all.

We may consider issuing additional debt or equity securities in the future to fund our business plan, for potential acquisitions or investments, or for general corporate purposes. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses. We may not be able to obtain financing on favorable terms, or at all, in which case, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities or respond to competitive pressures.

Our margins fluctuate which leads to further uncertainty in our profitability model.

While we will have the potential ability to negotiate prices that benefit our clients and affect our profitability as it garners market-share and increases our book of business, margins in the aquaculture business are fluid, and our margins vary based upon production volume and the customer. This may lead to continued uncertainty in margins from quarter to quarter.

Risks Related to Doing Business in Foreign Countries

Our operations in foreign countries are subject to political, economic, legal and regulatory risks.

The following aspects of political, economic, legal and regulatory systems in foreign countries create uncertainty with respect to many of the legal and business decisions that we make:

●
cancellation or renegotiation of contracts due to uncertain enforcement and recognition procedures of judicial decisions;
●
disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

●
changes in foreign laws or regulations that adversely impact our business;
●
changes in tax laws that adversely impact our business, including, but not limited to, increases in the tax rates and retroactive tax claims;
●
royalty and license fee increases;
●
expropriation or nationalization of property;
●
currency fluctuations;
●
foreign exchange controls;
●
import and export regulations;
●
changes in environmental controls;
●
risks of loss due to civil strife, acts of war and insurrection; and
●
other risks arising out of foreign governmental sovereignty over the areas in which our operations are conducted.

Consequently, our development and production activities in foreign countries may be substantially affected by factors beyond our control, any of which could materially adversely affect our business, prospects, financial position and results of operations. Furthermore, in the event of a dispute arising from our operations in other countries, we may be subject to the exclusive jurisdiction of courts outside the United States or may not be successful in subjecting non-U.S. persons or entities to the jurisdiction of the courts in the United States, which could adversely affect the outcome of a dispute.

The cost of complying with governmental regulations in foreign countries may adversely affect our business operations.

We may be subject to various governmental regulations in foreign countries. These regulations may change depending on prevailing political or economic conditions. In order to comply with these regulations, we believe that we may be required to obtain permits for producing shrimp and file reports concerning our operations. These regulations affect how we carry on our business, and in order to comply with them, we may incur increased costs and delay certain activities pending receipt of requisite permits and approvals. If we fail to comply with applicable regulations and requirements, we may become subject to enforcement actions, including orders issued by regulatory or judicial authorities requiring us to cease or curtail our operations, or take corrective measures involving capital expenditures, installation of additional equipment or remedial actions. We may be required to compensate third parties for loss or damage suffered by reason of our activities, and may face civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing our operations and activities could affect us in a materially adverse way and could force us to increase expenditures or abandon or delay the development of shrimp production facilities.

Our international operations will involve the use of foreign currencies, which will subject us to exchange rate fluctuations and other currency risks.

Currently, we have no revenues from international operations. In the future, however, any revenues and related expenses of our international operations will likely be generally denominated in local currencies, which will subject us to exchange rate fluctuations between such local currencies and the U.S. dollar. These exchange rate fluctuations will subject us to currency translation risk with respect to the reported results of our international operations, as well as to other risks sometimes associated with international operations. In the future, we could experience fluctuations in financial results from our operations outside of the United States, and there can be no assurance we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

Risks Related to Ownership of our Common Stock

We have limited capitalization and may require financing, which may not be available.

We have limited capitalization, which increases our vulnerability to general adverse economic and industry conditions, limits our flexibility in planning for or reacting to changes in our business and industry and may place us at a competitive disadvantage to competitors with sufficient or excess capitalization. If we are unable to obtain sufficient financing on satisfactory terms and conditions, we will be forced to curtail or abandon our plans or operations. Our ability to obtain financing will depend upon a number of factors, many of which are beyond our control.

A limited public trading market exists for our common stock, which makes it more difficult for our stockholders to sell their common stock in the public markets. Any trading in our shares may have a significant effect on our stock prices.

Although our common stock is listed for quotation on the OTC Marketplace, QB Tier, under the symbol “SHMP”, the trading volume of our stock is limited and a market may not develop or be sustained. As a result, any trading price of our common stock may not be an accurate indicator of the valuation of our common stock. Any trading in our shares could have a significant effect on our stock price. If a more liquid public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. No assurance can be given that an active market will develop or that a stockholder will ever be able to liquidate its shares of common stock without considerable delay, if at all. Many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in our securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our common stock.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●
our stock being held by a small number of persons whose sales (or lack of sales) could result in positive or negative pricing pressure on the market price for our common stock;
●
actual or anticipated variations in our quarterly operating results;
●
changes in our earnings estimates;
●
our ability to obtain adequate working capital financing;
●
changes in market valuations of similar companies;
●
publication (or lack of publication) of research reports about us;
●
changes in applicable laws or regulations, court rulings, enforcement and legal actions;
●
loss of any strategic relationships;
●
additions or departures of key management personnel;
●
actions by our stockholders (including transactions in our shares);

●
speculation in the press or investment community;
●
increases in market interest rates, which may increase our cost of capital;
●
changes in our industry;
●
competitive pricing pressures;
●
our ability to execute our business plan; and
●
economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is categorized as a “penny stock”, as that term is defined in SEC Rule 3a51-1, which generally provides that “penny stock”, is any equity security that has a market price (as defined) less than US$5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, including Rule 15g-9, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities and reduces the number of potential investors. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

According to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include: (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the future volatility of our share price.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain all earnings for our operations.

The existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our bylaws contain indemnification provisions for our directors, officers and employees, and we have entered into indemnification agreements with our officer and directors. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent financial fraud. As a result, current and potential stockholders could lose confidence in our financial reporting.

We are subject to the risk that sometime in the future, our independent registered public accounting firm could communicate to the board of directors that we have deficiencies in our internal control structure that they consider to be “significant deficiencies.” A “significant deficiency” is defined as a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is more than a remote likelihood that a material misstatement of the entity’s financial statements will not be prevented or detected by the entity’s internal controls.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we could be subject to regulatory action or other litigation and our operating results could be harmed. We are required to document and test our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act” or “SOX”), which requires our management to annually assess the effectiveness of our internal control over financial reporting.

We currently are not an “accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires us to include an internal control report with our Annual Report on Form 10-K. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. As of March 31, 2018, the management of the Company assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and SEC guidance on conducting such assessments. Management concluded, during the fiscal year ended March 31, 2018, that the Company’s internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules. Management realized there were deficiencies in the design or operation of the Company’s internal control that adversely affected the Company’s internal controls which management considers to be material weaknesses. A material weakness in the effectiveness of our internal controls over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations and financial condition. For additional information, see Item 9A – Controls and Procedures.

Our intended business, operations and accounting are expected to be substantially more complex than they have been in the past. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current.

If we are unable to maintain the adequacy of our internal controls, as those standards are modified, supplemented, or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and cause investors to lose confidence in our reported financial information, either of which could adversely affect the value of our common stock.

As a public company, we will incur significant increased operating costs and our management will be required to devote substantial time to new compliance initiatives.

Although our management has significant experience in the food industry, it has only limited experience operating the Company as a public company. To operate effectively, we will be required to continue to implement changes in certain aspects of our business and develop, manage and train management level and other employees to comply with on-going public company requirements. Failure to take such actions, or delay in the implementation thereof, could have a material adverse effect on our business, financial condition and results of operations.

The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC, imposes various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Our independent registered public accounting firm has issued its audit opinion on our consolidated financial statements appearing in our annual report on Form 10-K, including an explanatory paragraph as to substantial doubt with the respect to our ability to continue as a going concern.

The report of Turner, Stone & Company, our independent registered public accounting firm, with respect to our consolidated financial statements and the related notes for the fiscal year ended March 31, 2018, indicates that there was substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. For additional information, see Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – “Going Concern.”

Risks Related to the Offering

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the GHS financing agreement.

The sale of our common stock to GHS Investments LLC in accordance with the Financing Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to GHS in order to exercise a put under the Financing Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the GHS financing agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the GHS Financing Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Financing Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue), there may be a potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Financing Agreement is realized. Dilution is based upon common stock put to GHS and the stock price discounted to GHS’s purchase price of 80% of the lowest trading price during the pricing period.

GHS Investments LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the GHS Financing Agreement will be purchased at a twenty percent (20%) discount, or eighty percent (80%) of the lowest closing price for the Company’s common stock during the ten (10) consecutive trading days immediately preceding the Purchase Date (as defined in the GHS Financing Agreement).

GHS has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If GHS sells our shares, the price of our common stock may decrease. If our stock price decreases, GHS may have further incentive to sell such shares. Accordingly, the discounted sales price in the Financing Agreement may cause the price of our common stock to decline.

We may not have access to the full amount under the financing agreement.

The lowest closing price of the Company’s common stock during the ten (10) consecutive trading day period immediately preceding the filing of this Registration Statement was approximately $0.015. At that price we would be able to sell shares to GHS under the Financing Agreement at the discounted price of $0.012. At that discounted price, the 20,000,000 shares would only represent $240,000, which is far below the full amount of the Financing Agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

● changes in the market acceptance of our products;
● increased levels of competition;
● changes in political, economic or regulatory conditions generally and in the markets in which we operate;
● our relationships with our key customers;
● our ability to retain and attract senior management and other key employees;
● our ability to quickly and effectively respond to new technological developments;
● our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and
● other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

USE OF PROCEEDS

The Company will use the proceeds from the sale of the Shares for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in good faith deem to be in the best interest of the Company.

DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the GHS Financing Agreement. GHS may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

DILUTION

Not applicable. The shares registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of our selling shareholders pursuant to the GHS Financing Agreement.

SELLING SECURITY HOLDER

The selling stockholder identified in this prospectus may offer and sell up to 20,000,000 shares of our common stock, which consists of shares of common stock to be sold by GHS pursuant to the Financing Agreement. If issued presently, the shares of common stock registered for resale by GHS would represent approximately 22.97% of our issued and outstanding shares of common stock as of September 7, 2018. Additionally, the 20,000,000 shares of our common stock registered for resale herein would represent approximately 30% of the Company’s public float.

We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

Information concerning the selling stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholder upon termination of this offering, because the selling stockholders may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold, hereunder, will not exceed the number of shares offered, hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 87,056,880 shares of our common stock outstanding as of September 7, 2018.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

			Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	Shares Owned by the Selling Stockholders before the Offering (1)	Shares of Common Stock Being Offered	# of Shares (2)	% of Class (2)
GHS Investments LLC (3)	0	(4)	0	0%

Notes:

(1) Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2) Because the selling stockholders may offer and sell all or only some portion of the 20,000,000 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that any of the selling stockholders will hold upon termination of the offering.

(3) Mark Grober exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GHS Investments LLC.

(4) Consists of up to 20,000,000 shares of common stock to be sold by GHS pursuant to the Financing Agreement.

THE OFFERING

On August 21, 2018, we entered into an Equity Financing Agreement (the “Financing Agreement”) with GHS Investments LLC (“GHS”). Although we are not mandated to sell shares under the Financing Agreement, the Financing Agreement gives us the option to sell to GHS, up to $7,000,000 worth of our common stock over the period ending thirty-six (36) months after the date this Registration Statement is deemed effective. The $7,000,000 was stated as the total amount of available funding in the Financing Agreement because this was the maximum amount that GHS agreed to offer us in funding. In connection with the Financing Agreement, the Company executed a promissory note dated August 27, 2018, in the principal amount of $15,000 (the “Note”) as payment of the commitment fee for the Financing Agreement. There is no assurance the market price of our common stock will increase in the future. The number of common shares that remain issuable may not be sufficient, dependent upon the share price, to allow us to access the full amount contemplated under the Financing Agreement. If the bid/ask spread remains the same we will not be able to place a put for the full commitment under the Financing Agreement. Based on the lowest closing price of our common stock during the ten (10) consecutive trading day period preceding the filing date of this registration statement was approximately $0.015, the registration statement covers the offer and possible sale of $240,000 worth of our shares.
The purchase price of the common stock will be set at eighty percent (80%) of the lowest trading price of the common stock during the ten (10) consecutive trading day period immediately preceding the date on which the Company delivers a put notice to GHS. In addition, there is an ownership limit for GHS of 9.99%.

GHS is not permitted to engage in short sales involving our common stock during the term of the commitment period. In accordance with Regulation SHO, however, sales of our common stock by GHS after delivery of a put notice of such number of shares reasonably expected to be purchased by GHS under a put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. GHS is not required to purchase the put shares unless:

●
Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective;

●
We shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and

●
We shall have filed all requisite reports, notices, and other documents with the SEC in a timely manner.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by GHS. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

Neither the Financing Agreement nor any of our rights or GHS’s rights thereunder may be assigned to any other person.

PLAN OF DISTRIBUTION

Each of the selling stockholders named above and any of their pledgees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●
block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●
privately negotiated transactions;

●
broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or

●
a combination of any such methods of sale.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

GHS is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock of our company. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholders. We may, however, receive proceeds from the sale of our common stock under the Financing Agreement with GHS. Neither the Financing Agreement with GHS nor any rights of the parties under the Financing Agreement with GHS may be assigned or delegated to any other person.

We have entered into an agreement with GHS to keep this prospectus effective until GHS has sold all of the common shares purchased by it under the Financing Agreement and has no right to acquire any additional shares of common stock under the Financing Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate of three hundred million (300,000,000) shares of common stock, $0.0001 par value per share and two hundred million (200,000,000) shares of preferred stock, $0.0001 par value per share, in one or more series and to fix the voting powers, preferences and other rights and limitations of the preferred stock. As of September 7, 2018, we had 87,056,880 shares of common stock outstanding and 5,000,000 shares of Preferred Stock outstanding.

Each share of common stock shall have one (1) vote per share. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any dividends on our common stock since our inception and do not intend to pay any dividends in the foreseeable future.

The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

As of September 7, 2018, there are warrants outstanding to purchase 17,444,433 shares of our common stock. The warrants have a weighted average exercise price of $0.004 and expire at various times between January 23, 2022 and September 11, 2022.

Options

The Company has not granted any options since inception.

Transfer Agent

Our transfer agent is Island Stock Transfer, Inc., and is located at 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760. Island Stock Transfer, Inc. telephone number is (727) 289-0010.

Securities Authorized for Issuance Under Equity Compensation Plans

There were no equity compensation plans formally approved by the shareholders of the Company as of March 31, 2018.

Preferred Stock

The Company has authorized 200,000,000 shares of preferred stock with a $0.0001 par value. The board of directors has the authority to issue these shares and to set dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions.

On August 17, 2018, the Company, pursuant to approval by the Company’s board of directors, filed a certificate of designation (the “Certificate of Designation”) with the state of Nevada in order to designate a class of preferred stock. The class of preferred stock that was designated is referred to as Series A Convertible Preferred Stock (the “Series A Stock”), consists of 5,000,000 shares, and was designated from the 200,000,000 authorized preferred shares of the Company. The Series A Stock is not entitled to dividends, but carries liquidation rights upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, at which time the holders of the Series A Stock shall receive the sum of $0.001 per share before any payment or distribution shall be made on the Company’s common stock, or any class ranking junior to the Series A Stock. The shares of Series A Stock shall vote together as a single class with the holders of the Company’s common stock for all matters submitted to the holders of common stock, including the election of directors, and shall carry voting rights of 60 common shares for every share of Series A Stock. Any time after the two-year anniversary of the initial issuance date of the Series A Stock, the Series A Stock shall be convertible at the written consent of a majority of the outstanding shares of Series A Stock, in an amount of shares of common stock equal to 100% of the then outstanding shares of common stock at the time of such conversion.

On August 21, 2018, the Company entered into a Stock Exchange Agreement (the “Exchange Agreement”) with NaturalShrimp Holdings, Inc. (“NaturalShrimp”), the Company’s majority shareholder, which is controlled by the Company’s CEO and President. Pursuant to the Exchange Agreement, the Company and NaturalShrimp exchanged 75,000,000 shares of common stock for 5,000,000 shares of Series A Stock. The 75,000,000 shares of common stock was cancelled and returned to the authorized but unissued shares of common stock of the Company.

Anti-Takeover Effects of Various Provisions of Nevada Law

Provisions of the Nevada Revised Statutes, our articles of incorporation, as amended, and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of takeover practices and takeover bids our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred

Our articles of incorporation permit our Board to issue preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our Common Stockholders. The issuance of our preferred stock could delay or prevent a change of control of our Company.

Amendments to our Articles of Incorporation and Bylaws

Under the Nevada Revised Statutes, our articles of incorporation may not be amended by stockholder action alone.

Nevada Anti-Takeover Statute

We may be subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Corporation Law Sections 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

Limitations on Liability and Indemnification of Officers and Directors

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.

The limitation of liability and indemnification provisions under the Nevada Revised Statues and in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and preferred stock will be available for future issuance without stockholder approval, except as may be required under the listing rules of any stock exchange on which our Common Stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

●
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

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Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

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Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and

●
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements for the Company as of March 31, 2018 and 2017 and for the years then ended included in this prospectus have been audited by Turner, Stone & Company, L.L.P., an independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement will be passed upon by Lucosky Brookman LLP.

INFORMATION WITH RESPECT TO THE REGISTRANT

Corporate History

We were incorporated in the State of Nevada on July 3, 2008 under the name “Multiplayer Online Dragon, Inc.” Effective November 5, 2010, we effected an 8 for 1 forward stock split, increasing the issued and outstanding shares of our common stock from 12,000,000 shares to 96,000,000 shares. On October 29, 2014, we effected a 1 for 10 reverse stock split, decreasing the issued and outstanding shares of our common stock from 97,000,000 to 9,700,000.

On November 26, 2014, we entered into an Asset Purchase Agreement (the “Agreement”) with NaturalShrimp Holdings, Inc. a Delaware corporation (“NSH”), pursuant to which we agreed to acquire substantially all of the assets of NSH which assets consisted primarily of all of the issued and outstanding shares of capital stock of NaturalShrimp Corporation (“NSC”), a Delaware corporation, and NaturalShrimp Global, Inc. (“NS Global”), a Delaware corporation, and certain real property located outside of San Antonio, Texas (the “Assets”).

On January 30, 2015, we consummated the acquisition of the Assets pursuant to the Agreement. In accordance with the terms of the Agreement, we issued 75,520,240 shares of our common stock to NSH as consideration for the Assets. As a result of the transaction, NSH acquired 88.62% of our issued and outstanding shares of common stock; NSC and NS Global became our wholly-owned subsidiaries, and we changed our principal business to a global shrimp farming company.

In connection with our receipt of approval from the Financial Industry Regulatory Authority (“FINRA”), effective March 3, 2015, we amended our Articles of Incorporation to change our name to “NaturalShrimp Incorporated.”

Business Overview

We are a biotechnology company and have developed a proprietary technology that allows us to grow Pacific White shrimp (Litopenaeus vannamei, formerly Penaeus vannamei) in an ecologically controlled, high-density, low-cost environment, and in fully contained and independent production facilities. Our system uses technology which allows us to produce a naturally-grown shrimp “crop” weekly, and accomplishes this without the use of antibiotics or toxic chemicals. We have developed several proprietary technology assets, including a knowledge base that allows us to produce commercial quantities of shrimp in a closed system with a computer monitoring system that automates, monitors and maintains proper levels of oxygen, salinity and temperature for optimal shrimp production. Our initial production facility is located outside of San Antonio, Texas.

NS Global, one of our wholly-owned subsidiaries, owns less than 1% of NaturalShrimp International A.S. in Europe. European-based, NaturalShrimp International A.S., Oslo, Norway, was responsible for the construction cost of its facility and operating capital needs.

The first facility built in Spain for NaturalShrimp International A.S. is GambaNatural de España, S.L. The land for the first facility was purchased in Medina del Campo, Spain, and construction of the 75,000 sq. ft. facility was completed in 2016. Medina del Campo is approximately seventy-five miles northwest of Madrid, Spain.

On October 16, 2015, we formed Natural Aquatic Systems, Inc. (“NAS”). The purpose of the NAS is to formalize the business relationship between our Company and F&T Water Solutions LLC for the joint development of certain water technologies. The technologies shall include, without limitation, any and all inventions, patents, intellectual property and know-how dealing with enclosed aquatic production systems worldwide. This includes construction, operation, and management of enclosed aquatic production, other than shrimp, facilities throughout the world, co-developed by both parties at our facility located outside of La Coste, Texas.

The Company has three wholly-owned subsidiaries, including NSC, NS Global and NAS.

Evolution of Technology and Revenue Expectations

Historically, efforts to raise shrimp in a high-density, closed system at the commercial level have been met with either modest success or outright failure through “BioFloc Technology.” Infectious agents such as parasites, bacteria and viruses are the most damaging and most difficult to control. Bacterial infection can in some cases be combated through the use of antibiotics (although not always), and in general, the use of antibiotics is considered undesirable and counter to “green” cultivation practices. Viruses can be even worse, in that they are immune to antibiotics. Once introduced to a shrimp population, viruses can wipe out entire farms and shrimp populations, even with intense probiotic applications.

Our primary solution against infectious agents is our “Vibrio Suppression Technology.” We believe this system creates higher sustainable densities, consistent production, improved growth and survival rates and improved food conversion without the use of antibiotics, probiotics or unhealthy anti-microbial chemicals. Vibrio Suppression Technology helps to exclude and suppress harmful organisms that usually destroy “BioFloc” and other enclosed technologies.

In 2001, we began research and development of a high density, natural aquaculture system that is not dependent on ocean water to provide quality, fresh shrimp every week, fifty-two weeks a year. The initial NaturalShrimp system was successful, but the Company determined that it would not be economically feasible due to high operating costs. Over the next several years, using the knowledge we gained from developing the first system, we developed a shrimp production system that eliminated the high costs associated with the previous system. We have continued to refine this technology, eliminating bacteria and other problems that affect enclosed systems, and now have a successful shrimp growing process. We have produced thousands of pounds of shrimp over the last few years in order to develop a design that will consistently produce quality shrimp that grow to a large size at a specific rate of growth. This included experimenting with various types of natural live and synthesized feed supplies before selecting the most appropriate nutritious and reliable combination. It also included utilizing monitoring and control automation equipment to minimize labor costs and to provide the necessary oversight for proper regulation of the shrimp environment. However, there were further enhancements needed to our process and technology in order to begin production of shrimp on a commercially viable scale and to generate revenues.

Our current system consists of a reception tank where the shrimp are acclimated, then moved to a larger grow-out tank for the rest of the twenty-four week cycle. During 2016, we engaged in additional engineering projects with third parties to further enhance our indoor production capabilities. For example, through our relationship with Trane, Inc., a division of Ingersoll-Rand Plc (“Trane”), Trane has provided a detailed audit to use data to build and verify the capabilities of then initial Phase 1 prototype of a Trane-proposed three tank system at our La Coste, Texas facility. The Company contracted F&T Water Solutions and RGA Labs, Inc. (“RGA Labs”) to complete final engineering and building of the initial patent-pending modified Electrocoagulation system for the grow-out, harvesting and processing of fully mature, antibiotic-free Pacific White Leg shrimp. The design will present a viable pathway to begin generating revenue and producing shrimp on a commercially viable scale. The design is completed and was installed in early June 2018 by RGA Labs, and final financing for the system is expected to be provided by one of the Company’s existing institutional investors. The first post larvae (PL) arrived from the hatchery at the end of June 2018, and the Company expects it will take approximately six to nine months to begin producing and shipping shrimp.

Overview of Industry

Shrimp is a well-known and globally-consumed commodity, constituting one of the most important types of seafood and a staple protein source for much of the world. According to the USDA Foreign Agricultural Service, the world consumes approximately 9 billion pounds of shrimp annually with over 1.7 billion pounds consumed in the United States alone. Approximately 65% of the global supply of shrimp is caught by ocean trawlers and the other 35% is produced by open-air shrimp farms, mostly in developing countries.

Shrimp boats catch shrimp through the use of large, boat-towed nets. These nets are quite toxic to the undersea environment as they disturb and destroy ocean-bottom ecosystems; these nets also catch a variety of non-shrimp sea life, which is typically killed and discarded as part of the shrimp harvesting process. Additionally, the world’s oceans can only supply a finite amount of shrimp each year, and in fact, single-boat shrimp yields have fallen by approximately 20% since 2010 and continue to decrease. The shrimping industry’s answer to this problem has been to deploy more (and larger) boats that deploy ever-larger nets, which has in the short-term been successful at maintaining global shrimp yields. However, this benefit cannot continue forever, as eventually global demand has the potential of outstripping the oceans’ ability to maintain the natural ecosystem’s balance, resulting in a permanent decline in yields. When taken in light of global population growth and the ever-increasing demand for nutrient-rich foods such as shrimp, this is clearly an unsustainable production paradigm.

Shrimp farming, known in the industry as “aquaculture,” has ostensibly stepped in to fill this demand/supply imbalance. Shrimp farming is typically done in open-air lagoons and man-made shrimp ponds connected to the open ocean. Because these ponds constantly exchange water with the adjacent sea, the farmers are able to maintain the water chemistry that allows the shrimp to prosper. However, this method of cultivating shrimp also carries severe ecological peril. First of all, most shrimp farming is primarily conducted in developing countries, where poor shrimp farmers have little regard for the global ecosystem. Because of this, these farmers use large quantities of antibiotics and other chemicals that maximize each farm’s chance of producing a crop, putting the entire system at risk. For example, a viral infection that crops up in one farm can spread to all nearby farms, quite literally wiping out an entire region’s production. In 1999, the White Spot virus invaded shrimp farms in at least five Latin American countries: Honduras, Nicaragua, Guatemala, Panama and Ecuador and in 2013-14 EMS (Early Mortality Syndrome) wiped out most of the Asia Pacific region and Mexico. Secondly, there is also a finite amount of coastline that can be used for shrimp production – eventually shrimp farms that are dependent on the open ocean will have nowhere to expand. Again, this is an ecologically damaging and ultimately unsustainable system for producing shrimp.

In both the cases, the current method of shrimp production is unsustainable. As global populations rise and the demand for shrimp continues to grow, the current system is bound to fall short. Shrimp trawling cannot continue to increase production without completely depleting the oceans’ natural shrimp population. Trends in per-boat yield confirm that this industry has already crossed the overfishing threshold, putting the global open-ocean shrimp population in decline. While open-air shrimp aquaculture may seem to address this problem, it is also an unsustainable system that destroys coastal ecological systems and produces shrimp with very high chemical contamination levels. Closed-system shrimp farming is clearly a superior alternative, but its unique challenges have prevented it from becoming a widely-available alternative – until now.

Of the 1.7 billion pounds of shrimp consumed annually in the United States, over 1.3 billion pounds are imported – much of this from developing countries’ shrimp farms. These farms are typically located in developing countries and use high levels of antibiotics and pesticides that are not allowed under USDA regulations. As a result, these shrimp farms produce chemical-laden shrimp in an ecologically unsustainable way.

Unfortunately, most consumers here in the United States are not aware of the origin of their store-bought shrimp or worse, that which they consume in restaurants. This is due to a USDA rule that states that only bulk-packaged shrimp must state the shrimp’s country of origin; any “prepared” shrimp, which includes arrangements sold in grocery stores and seafood markets, as well as all shrimp served in restaurants, can simply be sold “as is.” Essentially, this means that most U.S. consumers may be eating shrimp laden with chemicals and antibiotics. NaturalShrimp’s product is free of pesticide chemicals and antibiotics, a fact that we believe is highly attractive and beneficial in terms of our eventual marketing success.

Technology

Intensive, Indoor, Closed-System Shrimp Production Technology

Historically, efforts to raise shrimp in a high-density, closed system at the commercial level have been met with either modest success or outright failure through “BioFloc Technology”. Infectious agents such as parasites, bacteria and viruses are the most damaging and most difficult to control. Bacterial infection can in some cases be combated through the use of antibiotics (although not always), and in general, the use of antibiotics is considered undesirable and counter to “green” cultivation practices. Viruses can be even worse, in that they are immune to antibiotics. Once introduced to a shrimp population, viruses can wipe out entire farms and shrimp populations, even with intense probiotic applications.

Our primary solution against infectious agents is our “Vibrio Suppression Technology”. We believe this system creates higher sustainable densities, consistent production, improved growth and survival rates and improved food conversion without the use of antibiotics, probiotics or unhealthy anti-microbial chemicals. Vibrio Suppression Technology helps to exclude and suppress harmful organisms that usually destroy “BioFloc” and other enclosed technologies.

Automated Monitoring and Control System

The Company’s “Automated Monitoring and Control System” uses individual tank monitors to automatically control the feeding, oxygenation, and temperature of each of the facility tanks independently. In addition, a facility computer running custom software communicates with each of the controllers and performs additional data acquisition functions that can report back to a supervisory computer from anywhere in the world. These computer-automated water controls optimize the growing conditions for the shrimp as they mature to harvest size, providing a disease-resistant production environment.

The principal theories behind the Company’s system are characterized as:

● High-density shrimp production
● Weekly production
● Natural ecology system
● Regional production
● Regional distribution

These principles form the foundation for the Company and our potential distributors so that consumers can be provided with continuous volumes of live and fresh shrimp at competitive prices.

Research and Development

In 2001, the Company began research and development (R&D) of a high density, natural aquaculture system that is not dependent on ocean water to provide quality, fresh shrimp every week, fifty-two weeks a year. The initial NaturalShrimp system was successful but the Company determined that it would not be economically feasible due to high operating costs. Over the next several years, using the knowledge we gained from the first R&D system, we developed a shrimp production system that eliminated the high costs associated with the previous system. We have continued to refine this technology, eliminating bacteria and other problems that affect enclosed systems and now have a successful shrimp growing process.

We have produced thousands of pounds of shrimp over the last few years in order to develop a design that will consistently produce quality shrimp that grow to a large size at a specific rate of growth. This included experimenting with various types of natural live and synthesized feed supplies before selecting the most appropriate nutritious and reliable combination. It also included utilizing monitoring and control automation equipment to minimize labor costs and to provide the necessary oversight for proper regulation of the shrimp environment.

After the implementation of the first R&D facility in La Coste, Texas, the Company has also made significant improvements that minimize the transfer of shrimp, which will reduce shrimp stress and labor costs. Our current system consists of a reception tank where the shrimp are acclimated, then moved to a larger grow-out tank for the rest of the twenty-four week cycle.

On September 7, 2016, we entered into a Letter of Commitment with Trane, Inc. (“Trane”), a division of Ingersoll-Rand Plc, whereby Trane shall proceed with a detailed audit to use data to verify the capabilities of an initial Phase 1 prototype of a Trane-proposed three tank system at our La Coste, Texas facility. The prototype consists of a modified Electrocoagulation (EC) system for the human grow-out, harvesting and processing of fully mature, antibiotic-free Pacific White Leg shrimp. Trane was authorized to proceed with such detailed audit to utilize data for purposes of verifying the capabilities of the EC system, including the ammonia and chlorine capture and sequestering and pathogen kill. The detailed audit delivered (i) a report on the inspection of the existing infrastructure determining if proper fit, adequate security, acceptable utility service, environmental protection and equipment sizing are achievable; (ii) provide firm fixed pricing for the EC system, electrode selection and supply, waste removal, ventilation of the off-gassing of the equipment; and (iii) a formalized plan for commissioning and on-site investigation of hardware design to simplify build-out of Phase 2 and future phases. The detailed audit was utilized by RGA Labs to build and install the initial system in La Coste Texas pilot plant the first week of July 2018. Management expects to utilize the results of the detailed audit actual operating data as part of the Company’s financing and underwriting package at the Company's La Coste, Texas facility. Installation of the system is expected to be provided by an outside general contractor, and lease financing for the system is expected to be provided by an outside leasing firm.

Target Markets and Sales Price

Our goal is to establish production systems and distribution centers in metropolitan areas of the United States, as well as international distribution networks through joint venture partnerships throughout the world. This should allow the Company to capture a significant portion of world shrimp sales by offering locally grown, environmentally “green,” naturally grown, fresh shrimp at competitive wholesale prices.

The United States population is approximately 325 million people with an annual shrimp consumption of 1.7 billion pounds, of which less than 400 million pounds are domestically produced. According to IndexMundi.com, the wholesale price for frozen, commodity grade shrimp has risen 15% since January 2015 (shell-on headless, 26-30 count; which is comparable to our target growth size). With world shrimp problems, this price is expected to rise more in the next few years.

We strive to build a profitable global shrimp production company. We believe our foundational advantage is that we can deliver fresh, organically grown, gourmet-grade shrimp, 52 weeks a year to retail and wholesale buyers in major market areas at competitive, yet premium prices. By locating regional production and distribution centers in close proximity to consumer demand, we can provide a fresh product to customers within 24 hours after harvest, which is unique in the shrimp industry. We can be the “first to market” and perhaps “sole weekly provider” of fresh shrimp and capture as much market share as production capacity can support.

For those customers that want a frozen product, we may be able to provide this in the near future and the product will still be differentiated as a “naturally grown, sustainable seafood” that will meet the increasing demand of socially conscious consumers.

Our patented technology and eco-friendly, bio-secure production processes enable the delivery of a chemical and antibiotic free, locally grown product that lives up to the Company’s mantra: “Always Fresh, Always Natural,” thereby solving the issue of “unsafe” imported seafood.

Product Description

Nearly all of the shrimp consumed today are shipped frozen. Shrimp are typically frozen from six to twenty-four months before consumption. Our system is designed to harvest a different tank each week, which provides for fresh shrimp throughout the year. We strive to create a niche market of “Always Fresh, Always Natural” shrimp. As opposed to many of the foreign shrimp farms, we can also claim that our product is 100% free of antibiotics. The ability to grow shrimp locally, year round allows us to provide this high-end product to specialty grocery stores and upscale restaurants throughout the world. We rotate the stocking and harvesting of our tanks each week, which allows for weekly shrimp harvests. Our product is free of all pollutants and is fed only all-natural feeds.

The seafood industry lacks a consistent “Source Verification” method to track seafood products as they move through countries and customs procedures. With worldwide overfishing leading to declining shrimp freshness and sustainability around the world, it is vital for shrimp providers to be able to realistically identify the source of their product. We have well-managed, sustainable facilities that are able to track shrimp from hatchery to plate using environmentally responsible methods.

Shrimp Growth Period

Our production system is designed to produce shrimp at a harvest size of twenty-one to twenty-five shrimp per pound in a period of twenty-four weeks. The Company currently purchases post-larva shrimp that are approximately ten days old (PL 10). In the future, we plan to build our own hatcheries to control the supply of shrimp to each of our facilities. Our full-scale production systems include grow-out and nursery tanks, projected to produce fresh shrimp fifty-two weeks per year.

Distribution and Marketing

We plan to build these environmentally “green” production systems near major metropolitan areas of the United States. Today, we have one pilot production facility in La Coste, Texas (near San Antonio) and plan to begin construction of a full-scale production facility in La Coste and plans for Nevada and New York. Over the next five years, our plan is to increase construction of new facilities each year. In the fifth year, we plan for a new system to be completed each month, expanding first into the largest shrimp consumption markets of the United States.

Unique Product

We plan to sell and distribute the vast majority of our shrimp production through distributors which have established customers and sufficient capacity to deliver a fresh product within hours following harvest. We believe we have the added advantage of being able to market our shrimp as fresh, natural and locally grown using sustainable, eco-friendly technology, a key differentiation from all existing shrimp producers. Furthermore, we believe that our ability to advertise our product in this manner along with the fact that it is a locally grown product, provides us with a marketing advantage over the competition.

Harvesting, Packaging and Shipment

Each location is projected to include production, harvesting/processing and a general shipping and receiving area, in addition to warehousing space for storage of necessary supplies and products required to grow, harvest, package and otherwise make ready for delivery, a fresh shrimp crop on a weekly basis to consumers in each individual market area within 24 hours following harvest.

The seafood industry lacks a consistent source verification method to track seafood products as they move through countries and customs procedures. With worldwide overfishing leading to declining shrimp freshness and sustainability around the world, it is vital for shrimp providers to be able to realistically identify the source of their product. Our future facilities will be designed to track shrimp from hatchery to plate using environmentally responsible methods.

International

We own one hundred percent of NaturalShrimp Global, Inc. which was formed to create international partnerships. Each international partnership is expected to use the Company’s proprietary technology to penetrate shrimp markets throughout the world utilizing existing food service distribution channels.

Because our system is enclosed and also indoors, it is not affected by weather or climate and does not depend on ocean proximity. As such, we believe we will be able to provide, naturally grown, high-quality, fresh shrimp to major market customers each week. This will allow distribution companies to leverage their existing customer relationships by offering an uninterrupted supply of high quality, fresh and locally grown shrimp. We will utilize distributors that currently supply fresh seafood to upscale restaurants, country clubs, specialty super markets and retail stores whose clientele expect and appreciate fresh, natural products.

NaturalShrimp Global, Inc., a wholly owned subsidiary of NaturalShrimp Incorporated., owns less than one percent of NaturalShrimp International A.S. in Europe. Our European-based partner, NaturalShrimp International A.S., Oslo, Norway was responsible for the construction cost of their facility and operating capital.

The first facility built in Spain for NaturalShrimp International A.S. is GambaNatural de España, S.L. The land for the first facility was purchased in Medina del Campo, Spain and construction of the 75,000 sq. ft. facility was completed in 2016. Medina del Campo is approximately seventy-five miles northwest of Madrid, Spain.

We will seek potential partners throughout open territories as we are able to obtain the adequate funding to complete the first two facilities at the La Coste location.

Go to Market Strategy and Execution

Our strategy is to develop regional production and distribution centers near major metropolitan areas throughout the United States and internationally. Today, we have 53,000 sq. ft. of R&D facilities, which includes, a pilot production system, greenhouse/reservoirs and utility buildings in La Coste, TX (near San Antonio). We intend to begin construction of a new free-standing facility with the next generation shrimp production system in place on the property in 2018.

The reasoning behind building additional shrimp production systems in La Coste is availability of trained production personnel, our research and development team, and an opportunity to develop the footprint and model for additional facilities. Our current plan is to develop six regional production and distribution centers near major markets starting in 2019, adding one system per month in a selected production center, depending on market demand.

We have sold product to restaurants up to $12.00 per pound and to retail consumers at $16.50 to $21.00 per pound, depending on size, which helps to validate our pricing strategy. Additionally, from 2011 to 2013, we had two successful North Texas test markets which distributed thousands of pounds of fresh product to customers within 24 hours following harvest. The fresh product was priced from $8.40 to $12.00 per pound wholesale, heads on, net price to the Company.

Current Systems and Expansion

The pilot plant is located in La Coste, Texas and is being retrofitted with new patent-pending technology that the Company has been developing with Trane’s engineering audit and F&T Water Solutions, and RGA Labs. This facility, when completely retrofitted with the new technology, is projected to produce approximately 6,000 pounds every month. The next facility in La Coste will be substantially larger than the current system. The target yield of shrimp for the new facility will be approximately 6,000 pounds per week. Both facilities combined are projected to produce over 7,000 pounds of shrimp per week in La Coste. By staging the stocking and harvests from tank to tank, it enables us to produce weekly and therefore deliver fresh shrimp every week.

After the completion of the next system in La Coste, our long-term plan is to build additional production systems in Las Vegas, Chicago and New York. These locations are targeted to begin construction in fiscal 2019, and the funding for these plans are projected to come from profits, agricultural guaranty programs, and investors. These cities are not surrounded by commercial shrimp production and we believe there will be a high demand for fresh shrimp in all of these locations. In addition, the Company will continue to use the land it owns in La Coste to build as many systems as the Texas market demands.

Competition

There are a number of companies conducting research and development projects in their attempt to develop closed-system technologies in the U.S., some with reported production and sales. Florida Organic Aquaculture uses a Bio-Floc Raceway System to intensify shrimp growth, while Marvesta Shrimp Farms tanks in water from the Atlantic to use in their indoor system. Since these are privately-held companies, it is not possible to know, with certainty, their state of technical development, production capacity, need for water exchange, location requirements, financial status and other matters. To the best of our knowledge, none are producing significant quantities of shrimp relative to their local markets, and such fresh shrimp sales are likely confined to an area near the production facility.

Additionally, any new competitor would face significant barriers for entry into the market and would likely need years of research and development to develop the proprietary technology necessary to produce similar shrimp at a commercially viable level. We believe our technology and business model sets us apart from any current competition. It is possible that additional competitors will arise in the future, but with the size and growth of the worldwide shrimp market, many competitors could co-exist and thrive in the fresh shrimp industry.

Intellectual Property

We intend to take appropriate steps to protect our intellectual property. We have registered the trademark “NATURALSHRIMP” which has been approved and was published in the Official Gazette on June 5, 2012. There are potential technical processes for which the Company may be able to file a patent. However, there are no assurances that such applications, if filed, would be issued and no right of enforcement is granted to a patent application. Therefore, the Company has filed a provisional patent with the U.S. Patent Office and plans to use a variety of other methods, including copyright registrations as appropriate, trade secret protection, and confidentiality and non-compete agreements to protect its intellectual property portfolio.

Source and Availability of Raw Materials

Raw materials are received in a timely manner from established suppliers. Currently, we buy our feed from Zeigler, a leading producer of aquatic feed. Post larvae (“PL”) shrimp are purchased from Shrimp Improvement Systems (SIS) in Florida and Global Blue Technologies in Texas.

There have not been any issues regarding the availability of our raw materials. We have favorable contacts and past business dealings with other major shrimp feed producers if current suppliers are not available.

Government Approvals and Regulations

We are subject to government regulation and require certain licenses. The following list includes regulations to which we are subject and/or the permits and licenses we currently hold:

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Texas Parks and Wildlife Department (TPWD) - “Exotic species permit” to raise exotic shrimp (non-native to Texas). The La Coste facility is north of the coastal shrimp exclusion zone (east and south of H-35, where it intersects Hwy 21 down to Laredo) and therefore outside of TPWD’s major area of concern for exotic shrimp. Currently Active - Expires December 31, 2018.
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Texas Department of Agriculture (TDA) - “Aquaculture License” for aquaculture production facilities. License to “operate a fish farm or cultured fish processing plant.” Currently Active – Expires June 30, 2018.
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Texas Commission on Environmental Quality (TCEQ) - Regulates facility wastewater discharge. According to the TCEQ permit classification system, we are rated Level 1 – Recirculation system with no discharge. Currently Active – No expiration.
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San Antonio River Authority - No permit required, but has some authority over any effluent water that could impact surface and ground waters.
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OSHA - No permit required but has right to inspect facility.
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HACCP (Hazard Analysis and Critical Control Point) - Not needed unless we process shrimp on site. Training and preparation of HACCP plans remain to be completed. There are multiple HACCP plans listed at http://seafood.ucdavis.edu/haccp/Plans.htm and other web sites that can be used as examples.
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Texas Department of State Health Services - Food manufacturer license # 1011080.
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Aquaculture Certification Council (ACC) and Best Aquaculture Practices (BAP) - Provide shrimp production certification for shrimp marketing purposes to mainly well-established vendors. ACC and BAP certifications require extensive record keeping. No license is required at this time.

We are subject to certain regulations regarding the need for field employees to be certified. We strictly adhere to these regulations. The cost of certification is an accepted part of expenses. Regulations may change and become a cost burden, but compliance and safety are our main concern.

Market Advantages and Corporate Drivers

The following are what we consider to be our advantages in the marketplace:

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Early-mover Advantage: Commercialized technology in a large growing market with no significant competition yet identified. Most are early stage start-ups or early stage companies with limited production and distribution.
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Farm-to-Market: This has significant advantages including reduced transportation costs and a product that is more attractive to local consumers.
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Bio-secured Building: Our process is a re-circulating, highly-filtered water technology in an indoor-regulated environment. External pathogens are excluded.
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Eco-friendly “Green” Technology: Our closed-loop, re-circulating system has no ocean water exchange requirements, does not use chemical or antibiotics and therefore is sustainable, eco-friendly, environmentally sound and produces a superior quality shrimp that is totally natural.
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Availability of Weekly Fresh Shrimp: Assures consumers of optimal freshness, taste, and texture of product which will command premium prices.
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Sustainability: Our naturally grown product does not deplete wild supplies, has no by-catch kill of marine life, does not damage sensitive ecological environments and avoids potential risks of imported seafood.

Subsidiaries

The Company has three wholly-owned subsidiaries including NaturalShrimp Corporation, NaturalShrimp Global, Inc. and Natural Aquatic Systems, Inc.

Employees

As of September 7, 2018, we have 5 full-time employees. We intend to hire additional staff and to engage consultants in general administration on an as-needed basis. We also intend to engage experts in general business to advise us in various capacities. None of our employees are covered by a collective bargaining agreement, nor are they represented by a labor union. We have not experienced any work stoppages, and we consider relations with our employees to be good.

Website

Our website address is http://www.naturalshrimp.com.

MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock is quoted on the OTC Markets OTCQB under the symbol “SHMP.” The closing price of our common stock on August 27, 2018 was $0.016 per share. Set forth below are the range of high and low bid quotations for the period indicated as reported by the OTC Markets Group (www.otcmarkets.com). The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

Quarter Ended	Bid High	Bid Low
June 30, 2018	$0.11	$0.016
March 31, 2018	$0.21	$0.05
December 31, 2017	$1.00	$0.07
September 30, 2017	$0.44	$0.13
June 30, 2017	$0.45	$0.32
March 31, 2017	$0.60	$0.31
December 31, 2016	$0.62	$0.22
September 30, 2016	$0.83	$0.28
June 30, 2016	$0.43	$0.43

(b) Holders of Common Equity

As of the date hereof, there were approximately 86 stockholders of record. An additional number of stockholders are beneficial holders of our common stock in “street name” through banks, brokers and other financial institutions that are the record holders.

(c) Dividend Information

We have not paid any cash dividends to our holders of common stock. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section labeled “Risk Factors.”

We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. This filing contains a number of forward-looking statements that reflect management’s current views and expectations with respect to our business, strategies, products, future results and events, and financial performance. All statements made in this filing other than statements of historical fact, including statements addressing operating performance, clinical developments which management expects or anticipates will or may occur in the future, including statements related to our technology, market expectations, future revenues, financing alternatives, statements expressing general optimism about future operating results, and non-historical information, are forward looking statements. In particular, the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements, and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below. Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated, or implied by these forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect any future events or circumstances.

Readers should not place undue reliance on these forward-looking statements, which are based on management’s current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including those described below), and apply only as of the date of this filing. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks to be discussed in this Prospectus and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For additional information regarding forward-looking statements, see “Forward-Looking Statements.”

These risks and factors include, by way of example and without limitation:

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our ability to successfully commercialize our equipment and shrimp farming operations to produce a market-ready product in a timely manner and in enough quantity;
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absence of contracts with customers or suppliers;
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our ability to maintain and develop relationships with customers and suppliers;
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our ability to successfully integrate acquired businesses or new brands;
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the impact of competitive products and pricing;
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supply constraints or difficulties;
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the retention and availability of key personnel;
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general economic and business conditions;
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substantial doubt about our ability to continue as a going concern;
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our need to raise additional funds in the future;
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our ability to successfully recruit and retain qualified personnel in order to continue our operations;
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our ability to successfully implement our business plan;
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our ability to successfully acquire, develop or commercialize new products and equipment;
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the commercial success of our products;
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intellectual property claims brought by third parties; and
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the impact of any industry regulation.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or performance. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Readers are urged to carefully review and consider the various disclosures made by us in this report and in our other reports filed with the SEC. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in the future operating results over time, except as required by law. We believe that our assumptions are based upon reasonable data derived from and known about our business and operations. No assurances are made that actual results of operations or the results of our future activities will not differ materially from our assumptions.

As used in this registration statement on Form S-1 and unless otherwise indicated, the terms “Company,” “we,” “us,” and “our” refer to NaturalShrimp Incorporated and its wholly-owned subsidiaries: NaturalShrimp Corporation, NaturalShrimp Global, Inc. and Natural Aquatic Systems, Inc. Unless otherwise specified, all dollar amounts are expressed in United States dollars.

Corporate History

We were incorporated in the State of Nevada on July 3, 2008 under the name “Multiplayer Online Dragon, Inc.” Effective November 5, 2010, we effected an 8 for 1 forward stock split, increasing the issued and outstanding shares of our common stock from 12,000,000 shares to 96,000,000 shares. On October 29, 2014, we effected a 1 for 10 reverse stock split, decreasing the issued and outstanding shares of our common stock from 97,000,000 to 9,700,000.

On November 26, 2014, we entered into an Asset Purchase Agreement (the “Agreement”) with NaturalShrimp Holdings, Inc. a Delaware corporation (“NSH”), pursuant to which we agreed to acquire substantially all of the assets of NSH which assets consisted primarily of all of the issued and outstanding shares of capital stock of NaturalShrimp Corporation, a Delaware corporation, (“NSC”) and NaturalShrimp Global, Inc., a Delaware corporation, (“NS Global”) and certain real property located outside of San Antonio, Texas (the “Assets”).

On January 30, 2015, we consummated the acquisition of the Assets pursuant to the Agreement. In accordance with the terms of the Agreement, we issued 75,520,240 shares of our common stock to NSH as consideration for the Assets. As a result of the transaction, NSH acquired 88.62% of our issued and outstanding shares of common stock; NSC and NS Global became our wholly-owned subsidiaries, and we changed our principal business to a global shrimp farming company.

In connection with our receipt of approval from the Financial Industry Regulatory Authority (“FINRA”), effective March 3, 2015, we amended our Articles of Incorporation to change our name to “NaturalShrimp Incorporated.”

Business Overview

We are a biotechnology company and have developed a proprietary technology that allows us to grow Pacific White shrimp (Litopenaeus vannamei, formerly Penaeus vannamei) in an ecologically controlled, high-density, low-cost environment, and in fully contained and independent production facilities. Our system uses technology which allows us to produce a naturally-grown shrimp “crop” weekly, and accomplishes this without the use of antibiotics or toxic chemicals. We have developed several proprietary technology assets, including a knowledge base that allows us to produce commercial quantities of shrimp in a closed system with a computer monitoring system that automates, monitors and maintains proper levels of oxygen, salinity and temperature for optimal shrimp production. Our initial production facility is located outside of San Antonio, Texas.

NS Global, one of our wholly-owned subsidiaries, owns less than 1% of NaturalShrimp International A.S. in Europe. Our European-based partner, NaturalShrimp International A.S., Oslo, Norway, was responsible for the construction cost of its facility and operating capital.

The first facility built in Spain for NaturalShrimp International A.S. is GambaNatural de España, S.L. The land for the first facility was purchased in Medina del Campo, Spain, and construction of the 75,000 sq. ft. facility was completed in 2016. Medina del Campo is approximately seventy-five miles northwest of Madrid, Spain.

On October 16, 2015, we formed Natural Aquatic Systems, Inc., at Texas corporation, (“NAS”). The purpose of the NAS is to formalize the business relationship between our Company and F&T Water Solutions LLC for the joint development of certain water technologies. The technologies shall include, without limitation, any and all inventions, patents, intellectual property and know-how dealing with enclosed aquatic production systems worldwide. This includes construction, operation, and management of enclosed aquatic production, other than shrimp, facilities throughout the world, co-developed by both parties at our facility located outside of La Coste, Texas.

The Company has three wholly-owned subsidiaries, including NSC, NS Global and NAS.

Evolution of Technology and Revenue Expectations

Historically, efforts to raise shrimp in a high-density, closed system at the commercial level have been met with either modest success or outright failure through “BioFloc Technology.” Infectious agents such as parasites, bacteria and viruses are the most damaging and most difficult to control. Bacterial infection can in some cases be combated through the use of antibiotics (although not always), and in general, the use of antibiotics is considered undesirable and counter to “green” cultivation practices. Viruses can be even worse, in that they are immune to antibiotics. Once introduced to a shrimp population, viruses can wipe out entire farms and shrimp populations, even with intense probiotic applications.

Our primary solution against infectious agents is our “Vibrio Suppression Technology.” We believe this system creates higher sustainable densities, consistent production, improved growth and survival rates and improved food conversion without the use of antibiotics, probiotics or unhealthy anti-microbial chemicals. Vibrio Suppression Technology helps to exclude and suppress harmful organisms that usually destroy “BioFloc” and other enclosed technologies.

In 2001, we began research and development of a high density, natural aquaculture system that is not dependent on ocean water to provide quality, fresh shrimp every week, fifty-two weeks a year. The initial NaturalShrimp system was successful, but the Company determined that it would not be economically feasible due to high operating costs. Over the next several years, using the knowledge we gained from developing the first system, we developed a shrimp production system that eliminated the high costs associated with the previous system. We have continued to refine this technology, eliminating bacteria and other problems that affect enclosed systems, and now have a successful shrimp growing process. We have produced thousands of pounds of shrimp over the last few years in order to develop a design that will consistently produce quality shrimp that grow to a large size at a specific rate of growth. This included experimenting with various types of natural live and synthesized feed supplies before selecting the most appropriate nutritious and reliable combination. It also included utilizing monitoring and control automation equipment to minimize labor costs and to provide the necessary oversight for proper regulation of the shrimp environment. However, there were further enhancements needed to our process and technology in order to begin production of shrimp on a commercially viable scale and to generate revenues.

Our current system consists of a reception tank where the shrimp are acclimated, then moved to a larger grow-out tank for the rest of the twenty-four week cycle. During 2016, we engaged in additional engineering projects with third parties to further enhance our indoor production capabilities. For example, through our relationship with Trane, Inc., a division of Ingersoll-Rand Plc (“Trane”), Trane has provided a detailed audit to use data to build and verify the capabilities of the initial Phase 1 prototype of a Trane-proposed three tank system at our La Coste, Texas facility. The Company contracted F&T Water Solutions and RGA Labs, Inc. (“RGA Labs”) to complete final engineering and building of the initial patent-pending modified Electrocoagulation system for the grow-out, harvesting and processing of fully mature, antibiotic-free Pacific White Leg shrimp. The design will present a viable pathway to begin generating revenue and producing shrimp on a commercially viable scale. The design is completed and was installed in early June 2018 by RGA Labs, and final financing for the system is expected to be provided by one of the Company’s existing institutional investors. The first post larvae (PL) arrived from the hatchery at the end of June 2018, and the Company expects it will take approximately six to nine months to begin producing and shipping shrimp.

Results of Operations

Comparison of the Three Months Ended June 30, 2018 to Three Months Ended June 30, 2017

Revenue

We have not earned any significant revenues since our inception and we do not anticipate earning revenues in the near future.

Expenses

Our expenses for the three months ended June 30, 2018 are summarized as follows, in comparison to our expenses for the three months ended June 30, 2017:

	Three Months Ended June 30,
	2018	2017
Salaries and related expenses	$103,941	$77,400
Rent	3,281	1,500
Professional fees	59,004	55,800
Other general and administrative expenses	56,799	264,235
Facility operations	20,985	7,289
Depreciation	17,726	17,725
Total	$261,736	$423,949

Operating expenses for the three months ended June 30, 2018 were $261,736, representing a decrease of 38% compared to operating expenses of $423,949 for the same period in 2017. The primary reason for the change is that in the three months ended June 30, 2017 there was $220,000 amortization of the remaining prepaid expenses arising from shares issued in January 2017 to a consultant for services to be provided over six months. This decrease in expenses is offset by an increase in salaries and facility operations, as the Company is progressing with their testing and planning to begin commercial operations.

Liquidity, Financial Condition and Capital Resources

As of June 30, 2018, we had cash on hand of $24,415 and a working capital deficiency of approximately $6,735,000. as compared to cash on hand of $24,280 and a working capital deficiency of approximately $6,764,000 as of March 31, 2018. The decrease in working capital deficiency for the three months ended June 30, 2018 is mainly due to an approximate $650,000 increase in current liabilities reflecting the reclassification to current liabilities of certain lines of credit based on their maturity dates and an increase in the warrant liability, offset by a decrease in the convertible debentures due to their settlement through conversions into common stock, and a decrease in the fair value of the derivative liability arising from the convertible debentures.

Working Capital Deficiency

Our working capital deficiency as of June 30, 2018, in comparison to our working capital deficiency as of March 31, 2018, can be summarized as follows:

	June 30,	March 31,
	2018	2018
Current assets	$315,490	$260,179
Current liabilities	7,050,634	7,024,615
Working capital deficiency	$6,735,144	$6,764,436

The increase in current assets is mainly due to the addition of a new note receivable. The total current liabilities have a small increase, which is mainly due to an approximate $650,000 increase in current liabilities reflecting the reclassification to current liabilities of certain lines of credit based on their maturity dates. Additionally, the warrant liability increased by $47,000 when remeasured at period end. These increases to the current liabilities are balanced out by decreases as a result of new convertible debentures entered into during the current period of $288,000, offset by conversions of the convertible debentures and related accrued interest of approximately $516,000. In relation to the conversions, $1,305,000 of the derivative liability was reclassed to equity which along with the reduced fair value of the remaining derivative liability of $232,000, offset by an increase of $882,000 of additions to the derivative liability upon issuance of the new convertible debentures, resulted in a decrease in the derivative liability of $655,000.

Cash Flows

Our cash flows for the three months ended June 30, 2018, in comparison to our cash flows for the three months ended June 30, 2017, can be summarized as follows:

	Three Months Ended June 30,
	2018	2017
Net cash used in operating activities	$(160,576)	$(206,490)
Net cash used in investing activities	(73,877)	-
Net cash provided by financing activities	234,588	136,488
Increase (decrease) in cash	$135	$(70,002)

The decrease in net cash used in operating activities in the three months ended June 30, 2018, compared to the same period in 2017, mainly relates to an increase in the net loss for the period offset by an increase in the non-cash charges of the amortization of the debt discount and the financing costs related to the issuance of new convertible debentures, as well as the difference in the changes in fair value of the derivative and warrant liabilities between the two periods. The net cash used in investing activities in the three months ended June 30, 2018 related mainly to costs paid on construction in process on the new facility. The net cash provided by financing activities increased between periods, with the cash provided by financing activities during both the three months ended June 30, 2018 and 2017 arising from proceeds on convertible debentures and the sale of common stock of the Company, offset in 2017 by payments on outstanding convertible debentures.

Our cash position was approximately $24,000 as of June 30, 2018. Management believes that our cash on hand and working capital are not sufficient to meet our current anticipated cash requirements through fiscal 2019, as described in further detail under the section titled “Going Concern” below.

Recent Financing Arrangements and Developments During the Period

Lines of Credit

The Company has a working capital line of credit with Extraco Bank. On April 30, 2018, the Company renewed the line of credit for $475,000. The line of credit bears an interest rate of 5.0% that is compounded monthly on unpaid balances and is payable monthly. The line of credit matures on April 30, 2019, and is secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. The balance of the line of credit is $472,675 at both June 30, 2018 and March 31, 2018, respectively.

The Company also has additional lines of credit with Extraco Bank for $100,000 and $200,000, which were renewed on January 19, 2018 and April 30, 2018, respectively, with maturity dates of January 19, 2019 and April 30, 2019, respectively. The lines of credit bear an interest rate of 4.5% (increased to 6.5% and 5%, respectively, upon renewal in 2017) that is compounded monthly on unpaid balances and is payable monthly. They are secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. The balance of the lines of credit was $278,470 at both June 30, 2018 and March 31, 2018.

Convertible Debentures

On July 31, 2017, the Company entered into a 5% Securities Purchase Agreement with an accredited investor. The agreement calls for the purchase of up to $135,000 in convertible debentures, due 12 months from issuance, with an original issue discount of $13,500. The first convertible debenture was issued in the principal amount of $45,000 for a purchase price of $40,500 (an original issue discount of $4,500), with additional closings to occur at the sole discretion of the holder. The convertible debentures are convertible into shares of the Company’s common stock at a conversion price of sixty percent (60%) of the lowest trading price over the 25 trading days preceding the date of conversion, subject to adjustment. With each tranche under the July 31, 2017 convertible debentures, the Company shall issue a warrant to purchase an amount of shares of its common stock equal to the face value of each respective tranche divided by $0.60 as a commitment fee. The Company issued a warrant to purchase 75,000 shares of the Company’s common stock with the first closing, with an exercise price of $0.60. The warrant has an anti-dilution provision for future issuances, whereby the exercise price would reset. The exercise price was adjusted to $0.15, and the number of warrants issued to 300,000, upon a warrant issuance related to a new convertible debenture on September 11, 2017. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. On October 2, 2017, the Company entered into a second closing of the July 31, 2017 debenture, in the principal amount of $22,500 for a purchase price of $20,250, with $1,500 deducted for legal fees, resulting in net cash proceeds of $18,750. On February 5, 2018, the Company entered into an amendment to the July 31, 2017 debenture, whereby in exchange for a payment of $6,500, except for a conversion of up to 125,000 shares of the Company’s common shares, the noteholder shall only be entitled to effectuate a conversion under the note on or after March 2, 2018. On February 20, 2018, the holder converted $4,431 of the January debentures into 125,000 common shares of the Company. During March, 2018, the holder converted an additional $17,113 of the July debentures into 630,000 common shares of the Company. During April 2018, in three separate conversions, the remainder of the first closing was fully converted into 1,225,627 common shares of the Company. During May and June, 2018, in two separate conversions, the remainder of the second closing was fully converted into 2,810,725 common shares of the Company.

On August 28, 2017, the Company entered into a 12% convertible promissory note with an accredited investor in the principal amount of $110,000, with an original issue discount of $10,000, which matured on February 28, 2018. The note is convertible into shares of the Company’s common stock at a variable conversion rate equal to the lesser of sixty percent (60%) of the lowest trading price over the 20 trading days prior to the issuance of the note or sixty percent (60%) of the lowest trading price over the 20 trading days prior to conversion, subject to adjustment. In connection with the note, the Company issued 50,000 warrants, exercisable at $0.20, with a five-year term. The exercise price is adjustable upon certain events, as set forth in the agreement, including for future dilutive issuance. The exercise price was adjusted to $0.15 and the warrants issued increased to 66,667, upon a warrant issuance related to a new convertible debenture on September 11, 2017. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. Additionally, in connection with the note, the Company also issued 343,750 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $58,438, based on the market value of the common shares at the closing date of $0.17, and was recognized as part of the debt discount. The shares are to be returned to the Treasury of the Company in the event the debenture is fully repaid prior to the date which is 180 days following the issue date. The note was sold to the holder of the January 29, 2018 note (below) on February 8, 2018, with an amendment entered into to extend the note until March 5, 2018. On February 22, 2018, in connection with the sale of the note to the January 29, 2019 note holder, 171,965 of the shares were returned to the Company and cancelled. The remaining shares are not required to be returned to the Company, as the note was not redeemed prior to the date 180 days following the issue date. In exchange for a cash payment of $5,000 and the issuance of 50,000 shares of common stock, on March 5, 2018, the holder agreed to not convert any of the outstanding debt into common stock of the Company until April 8, 2018. The new holder issued a waiver as to the maturity date of the note and a technical default provision. During April through June, 2018, in a number of separate conversions, the August debenture was fully converted into 8,332,582 common shares of the Company.

On October 31, 2017, there was a second closing to the August debenture, in the principal amount of $66,000, maturing on April 30, 2018. The second closing has the same conversion terms as the first closing, however there were no additional warrants issued with the second closing. Additionally, in connection with the second closing, the Company issued 332,500 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $35,877, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount. The shares are to be returned to the Treasury of the Company in the event the debenture is fully repaid prior to the date which is 180 days following the issue date. Subsequent to year end the note holders issued a waiver as to the maturity date of the two notes and a technical default provision. The notes have subsequently been fully converted. During May 2018, the second closing was fully converted into 5,072,216 common shares of the Company.

On September 11, 2017, the Company entered into a 12% convertible promissory note with an accredited investor in the principal amount of $146,000, with an original issue discount of $13,500, which matured on June 11, 2018. The note is convertible into shares of the Company’s common stock at a variable conversion rate equal to the lesser of the lowest trading price over the 25 trading days prior to the issuance of the note or fifty percent (50%) of the lowest trading price over the 25 trading days prior to conversion, subject to adjustment. In connection with the note, the Company issued 243,333 warrants, exercisable at $0.15, with a five-year term. The exercise price is adjustable upon certain events, as set forth in the agreement, including for future dilutive issuance. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. During April and June, 2018, in three separate conversions, $85,000 of the note was converted into 9,200,600 common shares of the Company. The remainder of the principal, $61,000, is in default as of June 30, 2018, although the Company has not received a written notice of default from the lender. On July 27, 2018, the holder converted $15,113 of the September 11, 2017 debentures into 3,436,049 common shares of the Company.

On September 12, 2017, the Company entered into a 12% convertible promissory note with an accredited investor in the principal amount of $96,500 with an original issue discount of $4,500, which had an original maturity date of June 12, 2018. The note is able to be prepaid prior to the maturity date, at a cash redemption premium, at various stages as set forth in the agreement. The note is convertible commencing 180 days after issuance date (or upon an event of default), or March 11, 2018, at a variable conversion rate of sixty percent (60%) of the market price, defined as the lowest trading price during the 20 trading days prior to conversion, subject to adjustment. On March 20, 2018, the holder converted $32,500 of the September 12, 2017 debentures into 1,031,746 common shares of the Company. During April 2018, in two separate conversions, the debenture was fully converted into 2,611,164 common shares of the Company.

On September 28, 2017, the Company entered into a Securities Purchase Agreement with an accredited investor, pursuant to which the Company agreed to sell a 12% Convertible Note in the principal amount of $55,000 with a maturity date of September 28, 2018, for a purchase price of $51,700, and $2,200 deducted for legal fees, resulting in net cash proceeds of $49,500. The effective closing date of the Securities Purchase Agreement and Convertible Note was October 17, 2017. The note is convertible into shares of the Company’s common stock at the holders’ option, at any time, at a conversion price equal to the lower of (i) the closing sale price of the Company’s common stock on the closing date, or (ii) sixty percent (60%) of either the lowest sale price for the Company’s common stock during the 20 consecutive trading days including and immediately preceding the closing date, or the closing bid price, whichever is lower, provided that, if the price of the Company’s common stock loses a bid, then the conversion price may be reduced, at the holder’s absolute discretion, to a fixed conversion price of $0.00001. If at any time the adjusted conversion price for any conversion would be less than par value of the Company’s common stock, then the conversion price shall equal such par value for any such conversion and the conversion amount for such conversion shall be increased to include additional principal to the extent necessary to cause the number of shares issuable upon conversion equal the same number of shares as would have been issued had the Conversion Price not been subject to the minimum par value price. During April and May, 2018, in a number of separate conversions, approximately $43,000 of the debenture plus accrued interest was converted into 3,800,000 common shares of the Company. Subsequent to June 30, 2018, the holder converted another $10,450 of the October 17, 2017 debentures into 2,300,000 common shares of the Company.

On November 14, 2017, the Company entered into two 8% convertible redeemable notes with an accredited investor, in the aggregate principal amount of $112,000, convertible into shares of common stock of the Company, with maturity dates of November 14, 2018. Each note was in the principal amount of $56,000, with an original issue discount of $2,800, resulting in a purchase price for each note of $53,200. The first of the two notes was paid for by the buyer in cash upon closing, with the second note initially paid for by the issuance of an offsetting $53,200 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on July 14, 2018. The notes are convertible into shares of the Company’s common stock at a conversion rate of fifty-seven percent (57%) of the lowest of trading price over last 20 trading days prior to conversion, or the lowest closing bid price over the last 20 trading days prior to conversion, with the discount increased (i.e., the conversion rate decreased) to forty-seven percent (47%) in the event of a DTC chill, with the second note not being convertible until the buyer has settled the Buyer Note in cash payment. During the first six months the convertible redeemable notes are in effect, the Company may redeem the notes at amounts ranging from 120% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of each note. During May and June, 2018, in three separate conversions, the debenture was fully converted into 4,834,790 common shares of the Company.

On December 20, 2017, the Company entered into two 8% convertible redeemable notes with an accredited investor, in the aggregate principal amount of $240,000, convertible into shares of common stock of the Company, with the same buyers as the November 14, 2017 debenture. Both notes are due on December 20, 2018. If the note is not paid by its maturity date the outstanding principal due on the note increases by 10%. The note also contains a cross default provision to all other outstanding notes. The first note was issued in the principal amount of $160,000, with a $4,000 original issue discount, resulting in a purchase price of $156,000. The second note was issued in the principal amount of $80,000, with an original issue discount of $2,000, for a purchase price of $78,000. The first of the two notes was paid for by the buyer in cash upon closing, with the second note initially paid for by the issuance of an offsetting $78,000 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note was due on August 20, 2018, and the Company received the funding on July 11, 2018, for cash proceeds of $74,000. The notes are convertible into shares of the Company’s common stock at a conversion rate of sixty percent (60%) of the lower of: (i) lowest trading price or (ii) lowest closing bid price of the Company’s common stock over the last 20 trading days prior to conversion, with the discount increased (i.e., the conversion rate decreased) to fifty percent (50%) in the event of a DTC chill, with the second note not being convertible until the buyer has settled the Buyer Note in cash payment. During the first six months the convertible redeemable notes are in effect, the Company may redeem the notes at amounts ranging from 120% to 136% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of each note. On August 7, 2018, the holder converted $25,000 of the December 20, 2017 debentures into 4,363,013 common shares of the Company.

On January 29, 2018, the Company entered into three (3) 12% convertible redeemable promissory notes with an accredited investor in the aggregate principal amount of $120,000, with maturity dates of January 29, 2019. The notes are convertible into shares of the Company’s common stock at a conversion rate of sixty percent (60%) of the lowest closing bid price over the last 20 trading days prior to conversion, with the discount increased (i.e., the conversion rate decreased) to fifty percent (50%) in the event of a DTC chill. The interest rate upon an event of default, as defined in the notes including a cross default to all other outstanding notes, is 24% per annum. If the note is not paid by its maturity date the outstanding principal due on the note increases by 10%. Each note was issued in the principal amount of $40,000, with $2,000 deducted for legal fees, for net proceeds of $38,000. The first note was paid for by the buyer in cash upon closing, with the second and third notes initially paid by the issuance of offsetting $40,000 secured promissory notes issued to the Company by the buyer (the “Buyer Notes”). The Buyer Notes are due on September 29, 2018. The first of the Buyers Notes was funded on July 26, 2018. During the first 180 days the notes are in effect, the Company may redeem the note at amounts ranging from 115% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 30 days to 180 days from the date of issuance of the note. Upon any sale event, as defined in the note, at the holder’s request, the Company will redeem the note for 150% of the principal and accrued interest. On August 8, 2018, the holder converted $10,000 of the January 29, 2018 first debenture into 1,666,667 common shares of the Company.

On January 30, 2018, Company entered into a 12% convertible redeemable promissory note with an accredited investor for the principal amount of $80,000, which matures on January 30, 2019. The note is convertible into shares of the Company’s common stock at a conversion rate of sixty-one percent (61%) of the lowest closing bid price over the last 15 trading days prior to conversion. The interest rate upon an event of default, as defined in the note, is 22% per annum, and the note becomes immediately due and payable in an amount equal to 150% of the principal and interest due on the note upon an event of default. If the Company fails to deliver conversion shares within two (2) days following a conversion request, the note will become immediately due and payable at an amount of twice the default amount. During the first 180 days the note is in effect, the Company may redeem the note at amounts ranging from 115% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 30 days to 180 days from the date of issuance of the note. The Company redeemed the note on July 27, 2018, for approximately $123,000.

On March 9, 2018, the Company entered into a 12% convertible note for the principal amount of $43,000, with the holder of the January 30, 2018 debenture, convertible into shares of common stock of the Company, which matures on March 9, 2019. Upon an event of default, as defined in the note, the note becomes immediately due and payable, in an amount equal to 150% of all principal and accrued interest due on the note, with default interest of 22% per annum (the “Default Amount”). If the Company fails to deliver conversion shares within 2 days of a conversion request, the note becomes immediately due and payable at an amount of twice the Default Amount. The note is convertible on the date beginning 180 days after issuance of the note, at 61% of the lowest closing bid price for the last 15 days. Per the agreement, the Company is required at all times to have authorized and reserved six times the number of shares that is actually issuable upon full conversion of the note. Failure to maintain the reserved number of shares is considered an event of default.

On March 20, 2018, the Company entered into a convertible note for the principal amount of $84,000, convertible into shares of common stock of the Company, which matures on December 20, 2018. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24% upon an event of default. Upon an event of default, as defined in the note, the note becomes immediately due and payable, in an amount equal to 150% of all principal and accrued interest due on the note. The note is convertible on the date beginning 180 days after issuance of the note, at the lower of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. In the event of a "DTC chill", the conversion rate is adjusted to 40% of the market price. Per the agreement, the Company is required at all times to have authorized and reserved ten times the number of shares that is actually issuable upon full conversion of the note. Additionally, the Company also issued 255,675 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $28,124, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount.

On March 21, 2018, the Company entered into a convertible note for the principal amount of $39,199, which includes an OID of $4,199, convertible into shares of common stock of the Company, which matures on December 20, 2018. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24% upon an event of default. Upon an event of default, as defined in the note, the note becomes immediately due and payable, in an amount equal to 150% of all principal and accrued interest due on the note. The note is convertible on the date beginning 180 days after issuance of the note, at the lowest of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. The discount is increased upon certain events set forth in the agreement regarding the obtainability of the shares, such as a DTC "chill". Additionally, if the Company ceases to be a reporting company, or after 181 days the note cannot be converted into freely traded shares, the discount is increased an additional 15%. Per the agreement, the Company is required at all times to have authorized and reserved ten times the number of shares that is actually issuable upon full conversion of the note. Additionally, the Company also issued 119,300 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $13,123, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount.

On April 10, 2018, the Company entered into two 10% convertible notes in the aggregate principal amount of $110,000, convertible into shares of common stock of the Company, with maturity dates of April 10, 2019. The interest upon an event of default, as defined in the note, is 24% per annum. Each note was in the face amount of $55,000, with $2,750 for legal fees deducted upon funding. The first of the notes was paid for by the buyer in cash upon closing, with the other note ("Back-End note") initially paid for by the issuance of an offsetting $55,000 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on December 12, 2018. The interest rate increases to 24% upon an event of default, as set forth in the agreement, including a cross default to all other outstanding notes, and if the debenture is not paid at maturity the principal due increases by 10%. If the Company loses its bid price the principal outstanding on the debenture increases by 20%, and if the Company’s common stock is delisted, the principal increases by 50%. An event of default also occurs if the Company’s common stock has a closing bid price of less than $0.03 per share for at least five consecutive days, or the aggregate dollar trading volume of the Company’s common stock is less than $20,000 in any five consecutive days. The Company’s common stock closing bid price fell below $0.03 on June 18, 2018 and continued for over five consecutive days, and the Company is therefore in default on the note. The Company The Company has obtained a waiver from the holder on this technical default. The notes are convertible at 57% of the lowest closing bid price for the last 20 days. The discount is increased an additional 10%, to 47%, upon a DTC "chill". The Company has not maintained the required share reservation under the terms of the note agreement. The Back-End note is not convertible until the buyer has settled the Buyer Notes in a cash payment. During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 130% to 145% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 60 days to 180 days from the date of issuance of the debenture.

On April 27, 2018, the Company entered into a convertible note for the principal amount of $53,000 for a purchase price of $50,000, convertible into shares of common stock of the Company, which matures on January 27, 2019. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24%. The interest rate increases to 24% upon an event of default, as set forth in the agreement, including a cross default to all other outstanding notes. Additionally, in the majority of events of default, except for the non-payment of the note upon maturity, the note becomes immediately due and payable at an amount at 150% of the principal plus accrued interest due. The note is convertible on the date beginning 180 days after issuance of the note, at the lowest of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. The discount rate is adjusted based on various situations regarding the ability to deliver the common shares, such as in the event of a "DTC chill" or the Company ceases to be a reporting company. Per the agreement, the Company is required at all times to have authorized and reserved ten times the number of shares that is actually issuable upon full conversion of the note. The Company has not maintained the required share reservation under the terms of the note agreement. The Company believes it has sufficient available shares of the Company’s common stock in the event of conversion for these notes.

On June 5, 2018, the Company entered into a convertible note for the principal amount of $125,000 for a purchase price of $118,800, convertible on the date beginning 180 days after issuance of the note, into shares of common stock of the Company, which matures on June 5, 2019. The note bears interest at 12%, which increases to 18% upon an event of default, as defined in the agreement. The note is convertible at 60% of the lowest trading price for the last 20 days prior to conversion, with the discount increased 5% in the event the Company does not have sufficient shares authorized and outstanding to issue the shares upon conversion request. The conversion price is adjusted upon a future dilutive issuance, to the lower of the conversion price or a 25% discount to the aggregate per share common share price. Per the agreement, the Company is required at all times to have authorized and reserved four times the number of shares that is actually issuable upon full conversion of the note. The Company has not maintained the required share reservation under the terms of the note agreement. The Company believes it has sufficient available shares of the Company’s common stock in the event of conversion for these notes. During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 135% to 145% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of the debenture. After 180 days, the note is redeemable, with the holders prior written consent, at 150% of the principal and accrued interest balance.

On July 27, 2018, the Company entered into two 10% convertible notes in the aggregate principal amount of $186,000, convertible into shares of common stock of the Company, with maturity dates of July 27, 2019. The interest upon an event of default, as defined in the note, is 24% per annum. Each note was in the face amount of $93,000, with $3,000 OID, for a purchase price of $90,000. The first of the notes was paid for by the buyer in cash upon closing, with the other note ("Back-End note") initially paid for by the issuance of an offsetting $93,000 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on December 12, 2018. The interest rate increases to 24% upon an event of default, as set forth in the agreement, including a cross default to all other outstanding notes, and if the debenture is not paid at maturity the principal due increases by 10%. If the Company loses its bid price the principal outstanding on the debenture increases by 20%, and if the Company’s common stock is delisted, the principal increases by 50%. The notes are convertible at 60% of the lowest closing bid price for the last 20 days. The discount is increased an additional 10%, to 50%, upon a DTC "chill". The Company has not maintained the required share reservation under the terms of the note agreement. The Back-End note is not convertible until the buyer has settled the Buyer Notes in a cash payment. During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 120% to 136% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of the debenture.

On August 24, 2018, the Company entered into a 10% convertible note in the principal amount of $55,000, convertible into shares of common stock of the Company, which matures August 24, 2019. The interest rate increases to 24% per annum upon an event of default, as set forth in the agreement, including a cross default to all other outstanding notes, and if the debenture is not paid at maturity the principal due increases by 10%. If the Company loses its bid price the principal outstanding on the debenture increases by 20%, and if the Company’s common stock is delisted, the principal increases by 50%. An event of default also occurs if the Company’s common stock has a closing bid price of less than $0.03 per share for at least five consecutive days, or the aggregate dollar trading volume of the Company’s common stock is less than $20,000 in any five consecutive days.

The notes are convertible at 57% of the lowest closing bid price for the last 20 days. The discount is increased an additional 10%, to 47%, upon a DTC "chill". The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 130% to 145% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 60 days to 180 days from the date of issuance of the debenture.

Certain of the above notes which contain cross default provisions are in technical default due to the September 11, 2017 note was not paid in full by the maturity date.

Sale and Issuance of Common Stock

On April 12, 2018, the Company sold 200,000 shares of its common stock at $0.077 per share, for a total financing of $15,400.

Between April 6, 2018 and June 20, 2018, the Company issued 37,887,704 shares of the Company’s common stock upon conversion of approximately $485,000 of their outstanding convertible debt and approximately $31,000 of accrued interest.

Shareholder Notes Payable

On April 20, 2017, the Company issued a Six Percent (6%) Unsecured Convertible Note to Dragon Acquisitions LLC, an affiliate of the Company (“Dragon Acquisitions”) in the principal amount of $140,000. William Delgado, our Treasurer, Chief Financial Officer, and director, is the managing member of Dragon Acquisitions. The note accrues interest at the rate of six percent (6%) per annum, and matures one (1) year from the date of issuance. Upon an event of default, the default interest rate will be increased to twenty-four percent (24%), and the total amount of principal and accrued interest shall become immediately due and payable at the holder’s discretion. The note is convertible into shares of the Company’s common stock at a conversion price of $0.30 per share, subject to adjustment. $52,400 of the note was repaid during the year ended March 31, 2018.

Going Concern

The unaudited consolidated financial statements contained in this registration statement on Form S-1 have been prepared, assuming that the Company will continue as a going concern. The Company has accumulated losses through the period to June 30, 2018 of approximately $35,110,000 as well as negative cash flows from operating activities of approximately $161,000. During the three months ended June 30, 2018, the Company received net cash proceeds of $15,400 from the sale of the Company’s common stock. The Company also had $515,720 of their convertible debentures converted into 37,887,704 shares of their common stock, reducing their current obligations. Subsequent to June 30, 2018, the Company received $197,500 in net proceeds from the funding of convertible debentures (See Note 10). Presently, the Company does not have sufficient cash resources to meet its plans in the twelve months following June 30, 2018. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is in the process of evaluating various financing alternatives in order to finance the continued build-out of our equipment and for general and administrative expenses. These alternatives include raising funds through public or private equity markets and either through institutional or retail investors. Although there is no assurance that the Company will be successful with our fund raising initiatives, management believes that the Company will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders.

The consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability. If the Company raises additional funds through the issuance of equity, the percentage ownership of current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to the rights, preferences and privileges of the Company’s common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict its future plans for developing its business and achieving commercial revenues. If the Company is unable to obtain the necessary capital, the Company may have to cease operations.

Future Financing

We will require additional funds to implement our growth strategy for our business. In addition, while we have received capital from various private placements that have enabled us to fund our operations, these funds have been largely used to develop our processes, although additional funds are needed for other corporate operational and working capital purposes. Subsequent to year end we have raised approximately an additional $197,500, net of OID, from convertible debentures (including funding on Buyers Note receivables). However, not including funds needed for capital expenditures or to pay down existing debt and trade payables, we anticipate that we will need to raise an additional $950,000 to cover all of our operational expenses over the next 12 months, not including any capital expenditures needed as part of any commercial scale-up of our equipment. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There can be no assurance that additional financing will be available to us when needed or, if available, that such financing can be obtained on commercially reasonable terms. If we are not able to obtain the additional necessary financing on a timely basis, or if we are unable to generate significant revenues from operations, we will not be able to meet our other obligations as they become due, and we will be forced to scale down or perhaps even cease our operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenues or operating results during the periods presented.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our financial statements included herein for the quarter ended June 30, 2018 and in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

Recently Adopted Accounting Pronouncements

Our recently adopted accounting pronouncements are more fully described in Note 2 to our financial statements included herein for the quarter ended June 30, 2018.

Use of Generally Accepted Accounting Principles (“GAAP”) Financial Measures

We use United States GAAP financial measures in the section of this report captioned “Management’s Discussion and Analysis or Plan of Operation” (MD&A), unless otherwise noted. All of the GAAP financial measures used by us in this report relate to the inclusion of financial information. This discussion and analysis should be read in conjunction with our financial statements and the notes thereto included elsewhere in this annual report. All references to dollar amounts in this section are in United States dollars, unless expressly stated otherwise. Please see Item 1A – “Risk Factors” for a list of our risk factors.

Comparison of the Fiscal Year Ended March 31, 2018 and the Fiscal Year Ended March 31, 2017

Revenue

We have not earned any significant revenues since our inception and we do not anticipate earning revenues in the near future.

Expenses

Our expenses for the year ended March 31, 2018 are summarized as follows, in comparison to our expenses for the year ended March 31, 2017:

	Years Ended March 31,
	2018	2017
Salaries and related expenses	$352,757	$348,655
Rent	11,197	12,997
Professional fees	278,037	139,284
Other general and administrative expenses	443,508	408,246
Facility operations	27,789	70,930
Depreciation	70,894	60,459
Total	$1,184,182	$1,040,571

Operating expenses for the year ended March 31, 2018 were $1,184,182, representing an increase of 14% compared to operating expenses of $1,040,571 for the same period in 2017. The primary reason for the change is the increase in professional fees, including increases in accounting and consultant fees. This increase was offset by reduced facility fees .

Liquidity, Financial Condition and Capital Resources

As of March 31, 2018, we had cash on hand of $24,280 and a working capital deficiency of approximately $6,764,000, as compared to cash on hand of $88,195 and a working capital deficiency of $2,384,695 as of March 31,, 2017. The increase in working capital deficiency for the year ended March 31, 2018 is mainly due to an increase in convertible debentures of approximately $1,477,000 net of debt discounts of approximately $692,000, an increase in the fair value of the derivative liability arising from the convertible debentures of $2,538,000 and an increase in the warrant liability of $249,000, and the decrease in cash, as well as an increase in accounts payable and accrued expenses.

Working Capital Deficiency

Our working capital deficiency as of March 31, 2018, in comparison to our working capital deficiency as of March 31, 2017, can be summarized as follows:

	March 31,	March 31,
	2018	2017
Current assets	$260,179	$312,195
Current liabilities	7,024,615	2,696,890
Working capital deficiency	$6,764,435	$2,384,695

The decrease in current assets is mainly due to the current period expense recognition of $220,000 out of prepaid expenses for shares issued for services in connection with a six-month agreement with a consultant, as well as an approximate $64,000 decrease in cash, offset by the addition of new notes receivable. The increase in current liabilities is primarily due to an increase in the carrying amount of the convertible debentures in the current period, net of the related debt discounts, as detailed above. The new convertible debentures entered into during the current year also contained embedded derivatives, which were bifurcated and further increased the fair value of the derivative liability, which was $3,455,000 as of March 31, 2018 as compared to $218,000 as of March 31, 2017. Additionally, the warrant liability increased by $249,000 due to additional warrants issued as well as the reset provision which increased the number of warrants outstanding. Approximately $485,000 of the convertible debentures outstanding at March 31, 2018, were converted subsequent to year end, and the related derivative liability reclassed to equity.

Cash Flows

Our cash flows for the year ended March 31, 2018, in comparison to our cash flows for the year ended March 31, 2017, can be summarized as follows:

	Year Ended March 31,
	2018	2017
Net cash used in operating activities	$(765,793)	$(722,215)
Net cash used in investing activities	(171,050)	-
Net cash provided by financing activities	872,928	804,252
Increase (decrease) in cash and cash equivalents	$(63,915)	$82,037

The increase in net cash used in operating activities in the year ended March 31, 2018, compared to the same period in 2017, mainly relates to a decrease in prepaid expenses and shares issued for services from fiscal 2017, offset by the non-cash charges of the amortization of the debt discount, changes in fair value of the derivative and warrant liabilities, financing costs in fiscal 2018. Additionally, there was an approximate $2,339,000 gain on settlement of debt in the year ended March 31, 2017. The net cash used in investing activities in the year ended March 31, 2018 related to costs paid on construction in process on the new facility. The net cash provided by financing activities increased between periods, with the cash provided by financing activities during the year ended March 31, 2018 arising from proceeds on convertible debentures and the sale of common stock of the Company, offset by payments on outstanding convertible debentures. In comparison, the cash provided by financing activities during the year ended March 31, 2017 arose mainly from borrowings on notes payable with related parties.

Our cash position was approximately $24,000 as of March 31, 2018. Management believes that our cash on hand and working capital are not sufficient to meet our current anticipated cash requirements through fiscal 2019, as described in further detail under the section titled “ Going Concern” below.

Recent Financing Arrangements and Developments During the Period

Short-Term Debt and Lines of Credit

On November 3, 2015, the Company entered into a short-term note agreement with Community National Bank for a total value of $50,000. The short-term note has a stated interest rate of 5.25%, maturity date of December 15, 2017 and had an initial interest only payment on February 3, 2016. The short-term note is guaranteed by an officer and director. The balance of the line of credit at both March 31, 2018 and 2017 was $25,298.

The Company also has a working capital line of credit with Extraco Bank. On April 30, 2018, the Company renewed the line of credit for $475,000. The line of credit bears an interest rate of 5.0% that is compounded monthly on unpaid balances and is payable monthly. The line of credit matures on April 30, 2019, and is secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. The balance of the line of credit is $472,675 and $473,029 at March 31, 2018 and March 31, 2017, respectively, included in non-current liabilities.

The Company also has additional lines of credit with Extraco Bank for $100,000 and $200,000, which were renewed on January 19, 2018 and April 30, 2018, respectively, with maturity dates of January 19, 2019 and April 30, 2019, respectively. The lines of credit bear an interest rate of 4.5% (increased to 6.5% and 5%, respectively, upon renewal in 2017) that is compounded monthly on unpaid balances and is payable monthly. They are secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. The balance of the lines of credit was $278,470 at both March 31, 2018 and 2017.

The Company also has a working capital line of credit with Capital One Bank for $50,000. The line of credit bears an interest rate of prime plus 25.9 basis points, which totaled 30.7% as of March 31, 2018. The line of credit is unsecured. The balance of the line of credit was $9,580 at both March 31, 2018 and 2017.

The Company also has a working capital line of credit with Chase Bank for $25,000. The line of credit bears an interest rate of prime plus 10 basis points, which totaled 14.75% as of March 31, 2018. The line of credit is secured by assets of the Company’s subsidiaries. The balance of the line of credit is $10,237 and $11,197 at March 31, 2018 and March 31, 2017, respectively.

Bank Loan

On January 10, 2017, we entered into a promissory note agreement with Community National Bank in the principal amount of $245,000, with an annual interest rate of 5% and a maturity date of January 10, 2020 (the “CNB Note”). The CNB Note is secured by certain real property owned by the Company in La Coste, Texas, and is also personally guaranteed by the Company’s President and Chairman of the Board, as well as certain non-affiliated shareholders of the Company.

Convertible Debentures

On January 23, 2017, the Company entered into a Securities Purchase Agreement and issued a Convertible Note in the original principal amount of $262,500 to an accredited investor, along with a Warrant to purchase 350,000 shares of the Company’s common stock, in exchange for a purchase price of $250,000. The Company received $50,000 upon closing, with additional consideration to be paid to the Company in such amounts and at such dates as the holder may choose in its sole discretion. The warrants are exercisable over a period of five (5) years at an exercise price of $0.60, subject to adjustment. The exercise price was adjusted to $0.15, and the warrants issued increased to 280,000, upon a warrant issuance related to a new convertible debenture on September 11, 2017. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. The note is convertible into shares of the Company’s common stock at a conversion price of $0.35 per share, subject to adjustment. The maturity date of the note shall be two years form the date of each payment of consideration thereunder. A one-time interest charge of twelve percent (12%) shall be applied on the issuance date and payable on the maturity date. During the year ended March 31, 2018, the holder converted the $50,000 of the January debentures to common shares of the Company.

On March 28, 2017, the Company entered into a Securities Purchase Agreement with an accredited investor related to the purchase and sale of certain convertible debentures in the aggregate principal amount of up to $400,000 for an aggregate purchase price of up to $360,000. The agreement contemplates three separate convertible debentures, with each maturing three years following the date of issuance. On March 28, 2017, the Company issued the first convertible debenture in the principal amount of $100,000 for a purchase price of $90,000. Pursuant to the Securities Purchase Agreement, the closing of the second convertible debenture was to occur upon mutual agreement of the parties, at any time within sixty (60) to ninety (90) days following the original signing closing date, in the principal amount of $150,000 for a purchase price of $135,000. On July 5, 2017, the Securities Purchase Agreement was amended to reduce the maximum aggregate principal amount of the convertible debentures to $325,000, for an aggregate purchase price of up to $292,500, and to reduce the principal amount of the second convertible debenture to $75,000 for a purchase price of $67,500. The closing of the second convertible debenture occurred on July 5, 2017. In connection with the closing of the second convertible debenture, the Company issued 75,000 shares of restricted common stock to the holder as a fee in consideration of the expenses incurred in consummating the transaction. The closing of the third convertible debenture was to occur upon mutual agreement of the parties within sixty (60) to ninety (90) days following the second closing, in the principal amount of $150,000 for a purchase price of $135,000. The third closing has not occurred. The convertible debentures are convertible into shares of the Company’s common stock at a fixed conversion price of $0.30 for the first one hundred eighty (180) days. After one hundred eighty (180) days, or in an event of default, the conversion price will be the lower of $0.30 or sixty percent (60%) of the lowest closing bid price over the 20 trading days preceding the date of conversion. On September 22, 2017, the Company exercised its option to redeem the first closing of the March debenture, for a redemption price at $130,000, 130% of the principal amount. The principal of $100,000 was derecognized with the additional $30,000 paid upon redemption recognized as a financing cost. On December 28, 2017, the Company exercised its option to redeem the second closing of the March debenture, for a redemption price at $97,500, 130% of the principal amount. Upon redemption, the principal of $75,000 was relieved, with the additional $22,500 paid recognized as a financing cost.

On July 31, 2017, the Company entered into a 5% Securities Purchase Agreement with an accredited investor. The agreement calls for the purchase of up to $135,000 in convertible debentures, due 12 months from issuance, with an original issue discount of $13,500. The first convertible debenture was issued in the principal amount of $45,000 for a purchase price of $40,500 (an original issue discount of $4,500), with additional closings to occur at the sole discretion of the holder. The convertible debentures are convertible into shares of the Company’s common stock at a conversion price of sixty percent (60%) of the lowest trading price over the 25 trading days preceding the date of conversion, subject to adjustment. With each tranche under the July 31, 2017 convertible debentures, the Company shall issue a warrant to purchase an amount of shares of its common stock equal to the face value of each respective tranche divided by $0.60 as a commitment fee. The Company issued a warrant to purchase 75,000 shares of the Company’s common stock with the first closing, with an exercise price of $0.60. The warrant has an anti-dilution provision for future issuances, whereby the exercise price would reset. The exercise price was adjusted to $0.15, and the number of warrants issued to 300,000, upon a warrant issuance related to a new convertible debenture on September 11, 2017. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. On October 2, 2017, the Company entered into a second closing of the July 31, 2017 debenture, in the principal amount of $22,500 for a purchase price of $20,250, with $1,500 deducted for legal fees, resulting in net cash proceeds of $18,750. On February 5, 2018, the Company entered into an amendment to the July 31, 2017 debenture, whereby in exchange for a payment of $6,500, except for a conversion of up to 125,000 shares of the Company’s common shares, the noteholder shall only be entitled to effectuate a conversion under the note on or after March 2, 2018. On February 20, 2018, the holder converted $4,431 of the January debentures into 125,000 common shares of the Company. During March, 2018, the holder converted an additional $17,113 of the July debentures into 630,000 common shares of the Company.

On August 28, 2017, the Company entered into a 12% convertible promissory note with an accredited investor in the principal amount of $110,000, with an original issue discount of $10,000, which matures on February 28, 2018. The note is convertible into shares of the Company’s common stock at a variable conversion rate equal to the lesser of sixty percent (60%) of the lowest trading price over the 20 trading days prior to the issuance of the note or sixty percent (60%) of the lowest trading price over the 20 trading days prior to conversion, subject to adjustment. In connection with the note, the Company issued 50,000 warrants, exercisable at $0.20, with a five-year term. The exercise price is adjustable upon certain events, as set forth in the agreement, including for future dilutive issuance. The exercise price was adjusted to $0.15 and the warrants issued increased to 66,667, upon a warrant issuance related to a new convertible debenture on September 11, 2017. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. Additionally, in connection with the note, the Company also issued 343,750 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $58,438, based on the market value of the common shares at the closing date of $0.17, and was recognized as part of the debt discount. The shares are to be returned to the Treasury of the Company in the event the debenture is fully repaid prior to the date which is 180 days following the issue date. On October 31, 2017, there was a second closing to the August debenture, in the principal amount of $66,000, maturing on April 30, 2018. The second closing has the same conversion terms as the first closing, however there were no additional warrants issued with the second closing. Additionally, in connection with the second closing, the Company issued 332,500 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $35,877, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount. The shares are to be returned to the Treasury of the Company in the event the debenture is fully repaid prior to the date which is 180 days following the issue date. Subsequent to year end the note holders issued a waiver as to the maturity date of the two notes and a technical default provision. The notes have subsequently been fully converted.

On September 11, 2017, the Company entered into a 12% convertible promissory note with an accredited investor in the principal amount of $146,000, with an original issue discount of $13,500, which matures on June 11, 2018. The note is convertible into shares of the Company’s common stock at a variable conversion rate equal to the lesser of the lowest trading price over the 25 trading days prior to the issuance of the note or fifty percent (50%) of the lowest trading price over the 25 trading days prior to conversion, subject to adjustment. In connection with the note, the Company issued 243,333 warrants, exercisable at $0.15, with a five-year term. The exercise price is adjustable upon certain events, as set forth in the agreement, including for future dilutive issuance. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly.

 On September 12, 2017, the Company entered into a 12% convertible promissory note with an accredited investor in the principal amount of $96,500 with an original issue discount of $4,500, which matures on June 12, 2018. The note is able to be prepaid prior to the maturity date, at a cash redemption premium, at various stages as set forth in the agreement. The note is convertible commencing 180 days after issuance date (or upon an event of default), or March 11, 2018, at a variable conversion rate of sixty percent (60%) of the market price, defined as the lowest trading price during the 20 trading days prior to conversion, subject to adjustment. On March 20, 2018, the holder converted $32,500 of the September 12, 2017 debentures into 1,031,746 common shares of the Company. Subsequent to year end, the remainder of the outstanding note has been fully converted.

On September 28, 2017, the Company entered into a Securities Purchase Agreement with an accredited investor, pursuant to which the Company agreed to sell a 12% Convertible Note in the principal amount of $55,000 with a maturity date of September 28, 2018, for a purchase price of $51,700, and $2,200 deducted for legal fees, resulting in net cash proceeds of $49,500. The effective closing date of the Securities Purchase Agreement and Convertible Note was October 17, 2017. The note is convertible into shares of the Company’s common stock at the holders’ option, at any time, at a conversion price equal to the lower of (i) the closing sale price of the Company’s common stock on the closing date, or (ii) sixty percent (60%) of either the lowest sale price for the Company’s common stock during the 20 consecutive trading days including and immediately preceding the closing date, or the closing bid price, whichever is lower, provided that, if the price of the Company’s common stock loses a bid, then the conversion price may be reduced, at the holder’s absolute discretion, to a fixed conversion price of $0.00001. If at any time the adjusted conversion price for any conversion would be less than par value of the Company’s common stock, then the conversion price shall equal such par value for any such conversion and the conversion amount for such conversion shall be increased to include additional principal to the extent necessary to cause the number of shares issuable upon conversion equal the same number of shares as would have been issued had the Conversion Price not been subject to the minimum par value price.

On November 14, 2017, the Company entered into two 8% convertible redeemable notes with an accredited investor, in the aggregate principal amount of $112,000, convertible into shares of common stock of the Company, with maturity dates of November 14, 2018. Each note was in the principal amount of $56,000, with an original issue discount of $2,800, resulting in a purchase price for each note of $53,200. The first of the two notes was paid for by the buyer in cash upon closing, with the second note initially paid for by the issuance of an offsetting $53,200 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on July 14, 2018. The notes are convertible into shares of the Company’s common stock at a conversion rate of fifty-seven percent (57%) of the lowest of trading price over last 20 trading days prior to conversion, or the lowest closing bid price over the last 20 trading days prior to conversion, with the discount increased (i.e., the conversion rate decreased) to forty-seven percent (47%) in the event of a DTC chill, with the second note not being convertible until the buyer has settled the Buyer Note in cash payment. During the first six months the convertible redeemable notes are in effect, the Company may redeem the notes at amounts ranging from 120% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of each note.

On December 20, 2017, the Company entered into two 8% convertible redeemable notes with an accredited investor, in the aggregate principal amount of $240,000, convertible into shares of common stock of the Company, with the same buyers as the November 14, 2017 debenture. Both notes are due on December 20, 2018. The first note was issued in the principal amount of $160,000, with a $4,000 original issue discount, resulting in a purchase price of $156,000. The second note was issued in the principal amount of $80,000, with an original issue discount of $2,000, for a purchase price of $78,000. The first of the two notes was paid for by the buyer in cash upon closing, with the second note initially paid for by the issuance of an offsetting $78,000 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on August 20, 2018. The notes are convertible into shares of the Company’s common stock at a conversion rate of sixty percent (60%) of the lower of: (i) lowest trading price or (ii) lowest closing bid price of the Company’s common stock over the last 20 trading days prior to conversion, with the discount increased (i.e., the conversion rate decreased) to fifty percent (50%) in the event of a DTC chill, with the second note not being convertible until the buyer has settled the Buyer Note in cash payment. During the first six months the convertible redeemable notes are in effect, the Company may redeem the notes at amounts ranging from 120% to 136% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of each note.

On January 29, 2018, the Company entered into three (3) 12% convertible redeemable promissory notes with an accredited investor in the aggregate principal amount of $120,000, with maturity dates of January 29, 2019. The notes are convertible into shares of the Company’s common stock at a conversion rate of sixty percent (60%) of the lowest closing bid price over the last 20 trading days prior to conversion, with the discount increased (i.e., the conversion rate decreased) to fifty percent (50%) in the event of a DTC chill. The interest rate upon an event of default, as defined in the notes, is 24% per annum. Each note was issued in the principal amount of $40,000, with $2,000 deducted for legal fees, for net proceeds of $38,000. The first note was paid for by the buyer in cash upon closing, with the second and third notes initially paid by the issuance of offsetting $40,000 secured promissory notes issued to the Company by the buyer (the “Buyer Notes”). The Buyer Notes are due on September 29, 2018. During the first 180 days the notes are in effect, the Company may redeem the note at amounts ranging from 115% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 30 days to 180 days from the date of issuance of the note. Upon any sale event, as defined in the note, at the holder’s request, the Company will redeem the note for 150% of the principal and accrued interest.

On January 30, 2018, Company entered into a 12% convertible redeemable promissory note with an accredited investor for the principal amount of $80,000, which matures on January 30, 2019. The note is convertible into shares of the Company’s common stock at a conversion rate of sixty-one percent (61%) of the lowest closing bid price over the last 15 trading days prior to conversion. The interest rate upon an event of default, as defined in the note, is 22% per annum, and the note becomes immediately due and payable in an amount equal to 150% of the principal and interest due on the note upon an event of default. If the Company fails to deliver conversion shares within two (2) days following a conversion request, the note will become immediately due and payable at an amount of twice the default amount. During the first 180 days the note is in effect, the Company may redeem the note at amounts ranging from 115% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 30 days to 180 days from the date of issuance of the note.

On March 9, 2018, the Company entered into a 12% convertible note for the principal amount of $43,000, with the holder of the January 30, 2018 debenture, convertible into shares of common stock of the Company, which matures on March 9, 2019. Upon an event of default, as defined in the note, the note becomes immediately due and payable, in an amount equal to 150% of all principal and accrued interest due on the note, with default interest of 22% per annum (the “Default Amount”). If the Company fails to deliver conversion shares within 2 days of a conversion request, the note becomes immediately due and payable at an amount of twice the Default Amount. The note is convertible on the date beginning 180 days after issuance of the note, at 61% of the lowest closing bid price for the last 15 days. Per the agreement, the Company is required at all times to have authorized and reserved six times the number of shares that is actually issuable upon full conversion of the note. Failure to maintain the reserved number of shares is considered an event of default.

On March 20, 2018, the Company entered into a convertible note for the principal amount of $84,000, convertible into shares of common stock of the Company, which matures on December 20, 2018. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24% upon an event of default. The note is convertible on the date beginning 180 days after issuance of the note, at the lower of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. In the event of a "DTC chill", the conversion rate is adjusted to 40% of the market price. Per the agreement, the Company is required at all times to have authorized and reserved ten times the number of shares that is actually issuable upon full conversion of the note. Additionally, the Company also issued 255,675 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $28,124, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount.

On March 21, 2018, the Company entered into a convertible note for the principal amount of $39,199, which includes an OID of $4,199, convertible into shares of common stock of the Company, which matures on December 20, 2018. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24% upon an event of default. The note is convertible on the date beginning 180 days after issuance of the note, at the lowest of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. The discount is increased upon certain events set forth in the agreement regarding the obtainability of the shares, such as a DTC "chill". Additionally, if the Company ceases to be a reporting company, or after 181 days the note cannot be converted into freely traded shares, the discount is increased an additional 15%. Per the agreement, the Company is required at all times to have authorized and reserved ten times the number of shares that is actually issuable upon full conversion of the note. Additionally, the Company also issued 119,300 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $13,123, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount.

Sale and Issuance of Common Stock

On May 2, 2017, the Company sold 100,000 shares of its common stock to an accredited investor at $0.25 per share, for total proceeds of $25,000.

On October 10, 2017, the Company issued 200,000 shares of its common stock to consultants in consideration for consulting services provided to the Company.

Shareholder Notes Payable

Since inception, the Company has entered into several working capital notes payable to Bill Williams, an executive officer, director, and shareholder of the Company, for a total of $486,500. These notes are demand notes, had stock issued in lieu of interest and have no set monthly payment or maturity date. The balance of these notes at March 31, 2018 and 2017 was $426,404 and $426,404, respectively, and is classified as a current liability on the consolidated balance sheets. At March 31, 2018 and 2017, accrued interest payable was $206,920 and $172,808, respectively. We repaid $0 during the years ended March 31, 2018 and 2017

In 2009, the Company made and entered into an unsecured note payable to Randall Steele, a shareholder of NSH, in the principal amount of $50,000. The note accrues interest at six percent (6%) and matured on January 20, 2011. As of December 31, 2017, and March 31, 2017, the balance of the note was $50,000, and is classified as a current liability on our consolidated balance sheets.

On January 1, 2016, the Company entered into a note payable agreement with NSH, the Company’s majority shareholder. Between January 16, 2016 and March 31, 2017, the Company borrowed $736,111 under this agreement. The note payable has no set monthly payment or maturity date, and has a stated interest rate of two percent (2%). There was no borrowing under this loan during the year ended March 31, 2018.

Between January 1, 2017 and March 31, 2017, the Company entered into two Private Placement Subscription Agreements and issued two Six Percent (6%) Unsecured Convertible Notes to Dragon Acquisitions LLC, an affiliate of the Company (“Dragon Acquisitions”). William Delgado, our Treasurer, Chief Financial Officer, and director, is the managing member of Dragon Acquisitions. The first note was issued on January 20, 2017, in the principal amount of $20,000, and the second note was issued on March 14, 2017, in the principal amount of $20,000. The notes accrue interest at the rate of six percent (6%) per annum, and mature one (1) year from the date of issuance. Upon an event of default, the default interest rate will be increased to twenty-four percent (24%), and the total amount of principal and accrued interest shall become immediately due and payable at the holder’s discretion. The notes are convertible into shares of the Company’s common stock at a conversion price of $0.30 per share, subject to adjustment. The notes were repaid in full between March and May 2017.

On April 20, 2017, the Company issued an additional Six Percent (6%) Unsecured Convertible Note to Dragon Acquisitions in the principal amount of $140,000. The note accrues interest at the rate of six percent (6%) per annum, and matures one (1) year from the date of issuance. Upon an event of default, the default interest rate will be increased to twenty-four percent (24%), and the total amount of principal and accrued interest shall become immediately due and payable at the holder’s discretion. The note is convertible into shares of the Company’s common stock at a conversion price of $0.30 per share, subject to adjustment. $52,400 of the note has been repaid during the year ended March 31, 2018.

Going Concern

The audited consolidated financial statements contained in this annual report on Form 10-K have been prepared, assuming that the Company will continue as a going concern. The Company has accumulated losses through the period to March 31, 2018 of approximately $34,013,000 as well as negative cash flows from operating activities of approximately $767,000. Presently, the Company does not have sufficient cash resources to meet its plans in the twelve months following March 31, 2018. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is in the process of evaluating various financing alternatives in order to finance the continued build-out of our equipment and for general and administrative expenses. These alternatives include raising funds through public or private equity markets and either through institutional or retail investors. Although there is no assurance that the Company will be successful with our fund raising initiatives, management believes that the Company will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders.

The consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability. If the Company raises additional funds through the issuance of equity, the percentage ownership of current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to the rights, preferences and privileges of the Company’s common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict its future plans for developing its business and achieving commercial revenues. If the Company is unable to obtain the necessary capital, the Company may have to cease operations.

Future Financing

We will require additional funds to implement our growth strategy for our business. In addition, while we have received capital from various private placements that have enabled us to fund our operations, these funds have been largely used to develop our processes, although additional funds are needed for other corporate operational and working capital purposes. Subsequent to year end we have raised approximately an additional $224,000, net of OID, from convertible debentures. However, not including funds needed for capital expenditures or to pay down existing debt and trade payables, we anticipate that we will need to raise an additional $950,000 to cover all of our operational expenses over the next 12 months, not including any capital expenditures needed as part of any commercial scale-up of our equipment. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There can be no assurance that additional financing will be available to us when needed or, if available, that such financing can be obtained on commercially reasonable terms. If we are not able to obtain the additional necessary financing on a timely basis, or if we are unable to generate significant revenues from operations, we will not be able to meet our other obligations as they become due, and we will be forced to scale down or perhaps even cease our operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenues or operating results during the periods presented.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our financial statements included in this Annual Report on Form 10-K for the fiscal year ended March 31, 2018. We believe that the accounting policies below are critical for one to fully understand and evaluate our financial condition and results of operations.

Fair Value Measurement

The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in the valuation of an asset or liability. It establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under the fair value measurement guidance are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company did not have any Level 1 or Level 2 assets and liabilities at March 31, 2018 and 2017.

The Derivative liabilities are Level 3 fair value measurements.

Basic and Diluted Earnings/Loss per Common Share

Basic and diluted earnings or loss per share (“EPS”) amounts in the consolidated financial statements are computed in accordance with ASC 260 – 10 “ Earnings per Share ”, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. For the year ended March 31, 2018, the Company had $1,292,000 in convertible debentures whose underlying shares are convertible at the holders’ option at conversion prices ranging from 50 - 60% of the defined trading price and approximately 4,625,000 warrants with an exercise price of 50% to 57% of the market price of the Company’s common stock, which were not included in the calculation of diluted EPS as their effect would be anti-dilutive. Included in the diluted EPS for the year ended March 31, 2017, the Company had $150,000 in convertible debentures whose underlying shares are convertible at the holders’ option at initial fixed conversion prices ranging from $0.30 to $0.35.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

In addition, the Company’s management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes.

On December 22, 2017, the President of the United States signed and enacted into law H.R. 1 (the “Tax Reform Law”). The Tax Reform Law, effective for tax years beginning on or after January 1, 2018, except for certain provisions, resulted in significant changes to existing United States tax law, including various provisions that are expected to impact the Company. The Tax Reform Law reduces the federal corporate tax rate from 35% to 21% effective January 1, 2018. The Company will continue to analyze the provisions of the Tax Reform Law to assess the impact on the Company’s consolidated financial statements.

Impairment of LongLived Assets and LongLived Assets

The Company will periodically evaluate the carrying value of longlived assets to be held and used when events and circumstances warrant such a review and at least annually. The carrying value of a longlived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the longlived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on longlived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

Recent Accounting Standards

During the year ended March 31, 2018 and through the date of this report, there were several new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”). Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Standards

In May 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for annual reporting periods for public business entities beginning after December 15, 2017, including interim periods within that reporting period. The new standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures. As there have been no significant revenues to date, the Company does not expect the adoption to have a material impact and no transition method will be necessary upon adoption.

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement will be dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease will be disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability). This standard will be effective for our interim and annual periods beginning January 1, 2019, and must be applied on a modified retrospective basis to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. We are currently evaluating the timing of adoption and the potential impact of this standard on our financial position, but we do not expect it to have a material impact on our results of operations.

Changes In and Disagreements with Accountants

None.

Directors, Executive Officers, Promoters, and Control Persons

Set forth below are the present directors and executive officers of the Company. Except as set forth below, there are no other persons who have been nominated or chosen to become directors, nor are there any other persons who have been chosen to become executive officers. Other than as set forth below, there are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer.

Name	Age	Position	Since

Bill G. Williams	83	Chairman of the Board, Chief Executive Officer	2015
Gerald Easterling	70	President, Secretary, Director	2015
William Delgado	59	Treasurer, Chief Financial Officer, Director	2014

The Board of Directors is comprised of only one class. All of the directors serve for a term of one year and until their successors are elected at the Company’s annual shareholders meeting and are qualified, subject to removal by the Company’s shareholders. Each executive officer serves, at the pleasure of the Board of Directors, for a term of one year and until his successor is elected at a meeting of the Board of Directors and is qualified.

Our Board of Directors believes that all members of the Board and all executive officers encompass a range of talent, skill, and experience sufficient to provide sound and prudent guidance with respect to our operations and interests. The information below with respect to our directors and executive officers includes each individual’s experience, qualifications, attributes, and skills that led our Board of Directors to the conclusion that he or she should serve as a director and/or executive officer.

Biographies

Set forth below are brief accounts of the business experience during the past five years of each director, executive officer and significant employee of the Company.

Bill G. Williams – Co-Founder, Chairman of the Board and Chief Executive Officer

Mr. Williams has served as Chairman of the Board and CEO of NSH since its inception in 2001. From 1997 to 2003, he was Chairman and CEO of Direct Wireless Communications, Inc. and its successor Health Discovery Corporation, a public company listed on the OTCBB exchange. From 1990 to 1997, Mr. Williams was Chairman and CEO of Cafe Quick Enterprises, which uses a unique, patented air impingement technology to cook fresh and frozen food in vending machines. From 1985 to 1990, Mr. Williams was Chairman and CEO of Ameritron Corporation, a multi-business holding company. Mr. Williams has also served a member of the board of directors of NaturalShrimp Corporation and NaturalShrimp Global, Inc. since 2001.

We believe Mr. Williams is qualified to serve on our board of directors because of his business experiences, including his experience as a director of companies in similar industries, as described above.

Gerald Easterling – Co-Founder, President and Director

Mr. Easterling has served as President and a director of NSH since its inception in 2001. Mr. Easterling has experience in the food business and related industries. In the five years prior to the formation of NSH, Mr. Easterling was Chairman of the Board of Excel Vending Companies. He also was President and Director of Cafe Quick Enterprises and has been a member of the board since 1988. Mr. Easterling has also served a member of the board of directors of NaturalShrimp Corporation and NaturalShrimp Global, Inc. since 2001.

We believe Mr. Easterling is qualified to serve on our board of directors because of his business experiences, including his experience as a director of companies in similar industries, as described above.

Thomas Untermeyer – Co-Founder and Chief Technology Consultant

Mr. Untermeyer is a co-founder of NSH, has served as an engineering consultant to NSH since 2001, and is the Company’s Chief Technology Officer. Mr. Untermeyer holds a Bachelor of Science in electrical engineering from St. Mary’s University. Mr. Untermeyer is the inventor of the initial technology behind the computer-controlled shrimp-raising system used by the Company.

William J. Delgado – Treasurer, Chief Financial Officer (former President of Multiplayer Online Dragon, Inc.) and Director

Mr. Delgado has served as Director of the Company since May 19, 2014. Since August 2004, Mr. Delgado has served as a Director, President, Chief Executive Officer and Chief Financial Officer of Global Digital Solutions, Inc. (“GDSI”), a publicly traded company that provides cyber arms manufacturing, complementary security and technology solutions and knowledge-based, cyber-related, culturally attuned social consulting in unsettled areas. Effective August 12, 2013, Mr. Delgado assumed the position of Executive Vice President of GDSI. He began his career with Pacific Telephone in the Outside Plant Construction. He moved to the network engineering group and concluded his career at Pacific Bell as the Chief Budget Analyst for the Northern California region. Mr. Delgado founded All Star Telecom in late 1991, specializing in OSP construction and engineering and systems cabling. All Star Telecom was sold to International FiberCom in April 1999. After leaving International FiberCom in 2002, Mr. Delgado became President/CEO of Pacific Comtel in San Diego, California, which was acquired by GDSI in 2004. Mr. Delgado holds a BS with honors in Applied Economics from the University of San Francisco and Graduate studies in Telecommunications Management at Southern Methodist University.

We believe Mr. Delgado is qualified to serve on our board of directors because of his business experiences, including his experience in management and as a director of public companies, as described above.

Family Relationships

There are no other family relationships between or among any of our directors, executive officers and any incoming directors or executive officers.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Committees of the Board

Our Board of Directors held one formal meeting in the fiscal year-ended March 31, 2018. Otherwise, all proceedings of the Board of Directors were conducted by resolutions consented to in writing by the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada Revised Statutes and the bylaws of our Company, as valid and effective as if they had been passed at a meeting of the directors duly called and held. We do not presently have a policy regarding director attendance at meetings.

We do not currently have a standing audit, nominating or compensation committee of the Board of Directors, or any committee performing similar functions. Our Board of Directors performs the functions of audit, nominating and compensation committees.

Audit Committee

Our Board of Directors has not established a separate audit committee within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Instead, the entire Board of Directors acts as the audit committee within the meaning of Section 3(a)(58)(B) of the Exchange Act and will continue to do so until such time as a separate audit committee has been established.

Audit Committee Financial Expert

We currently have not designated anyone as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K as we have not yet created an audit committee of the Board of Directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission and to provide us with copies of those filings.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the fiscal year ended March 31, 2018, one of our officers, directors and greater than 10% percent beneficial owners failed to comply on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

On January 20, 2017, the Company issued a convertible note in the principal amount of $20,000 to Dragon Acquisitions, an affiliate of the Company whose managing member is William Delgado, the Chief Financial Officer of the Company. On March 14, 2017, the Company issued a convertible note in the principal amount of $20,000 to Dragon Acquisitions. On April 20, 2017, the Company issued a convertible note in the principal amount of $140,000 to Dragon Acquisitions. These notes are convertible into shares of the Company’s common stock at a conversion price of $0.30 per share. William Delgado, a director and executive officer of the Company and managing member of Dragon Acquisitions, should have filed a Form 4 in connection with the issuance of each of the foregoing convertible notes.

Nominations to the Board of Directors

Our directors play a critical role in guiding our strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders, diversity, and personal integrity and judgment.

In addition, directors must have time available to devote to Board activities and to enhance their knowledge in the growing business. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

In carrying out its responsibilities, the Board will consider candidates suggested by stockholders. If a stockholder wishes to formally place a candidate’s name in nomination, however, he or she must do so in accordance with the provisions of the Company’s Bylaws. Suggestions for candidates to be evaluated by the proposed directors must be sent to the Board of Directors, c/o NaturalShrimp Incorporated, 5080 Spectrum Drive, Suite 1000 Addison, Texas 75001.

Director Nominations

As of March 31, 2018, we did not effect any material changes to the procedures by which our shareholders may recommend nominees to our Board of Directors.

Board Leadership Structure and Role on Risk Oversight

Bill G. Williams currently serves as the Company’s principal executive officer and Chairman of the Company’s Board of Directors. The Company determined this leadership structure was appropriate for the Company due to our small size and limited operations and resources. The Board of Directors will continue to evaluate the Company’s leadership structure and modify as appropriate based on the size, resources and operations of the Company. It is anticipated that the Board of Directors will establish procedures to determine an appropriate role for the Board of Directors in the Company’s risk oversight function.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Code of Ethics

The Company has adopted a written code of ethics that governs the Company’s employees, officers and directors. A copy of such code of ethics is available upon written request to the Company.

Executive Compensation

Summary Compensation Table

General Philosophy

Our Board of Directors is responsible for establishing and administering the Company’s executive and director compensation.

Executive Compensation

The following summary compensation table indicates the cash and non-cash compensation earned from the Company during the fiscal years ended March 31, 2018 and 2017 by the current and former executive officers of the Company and each of the other two highest paid executives or directors, if any, whose total compensation exceeded $100,000 during those periods.

Summary Compensation Table

Name and Principal				Stock	Option	Non-Equity Incentive Plan	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Bill G. Williams,	2018	$36,000	-	-	-	-	3,880	$39,880
Chairman of the Board, CEO	2017	$96,000	-	-	-	-	-	$96,000
Gerald Easterling,	2018	$76,000	-	-	-	-	6,120	$82,120
President	2017	$96,000	-	-	-	-	-	$96,000

(1)
As of March 31, 2018, Mr. Williams is owed accrued salary of $60,612. In addition, Mr. Williams is entitled ot receive medical insurance reimbursement, of which $3,880 was paid during the fiscal year ending March 31, 2018, and for which $776 is accrued as of March 31, 2018. Mr. Williams is also entitled to an automobile allowance of $500 per month, of which none was paid, and for which is $10,500 is accrued at March 31, 2018.

(2)
As of March 31, 2018, Mr. Easterling is owed accrued salary of $86,754. In addition, Mr. Easterling is entitled to receive medical insurance reimbursement, of which $6,120 was paid during the fiscal year ending March 31,2018 and for which $0 is accrued as of March 31, 2018. Mr. Easterling is also entitled to an automobile allowance of $500 per month, of which none was paid, and for which $12,000 is accrued at March 31, 2018.

Employment Agreements

We have employment agreements in place with Bill G. Williams, our Chief Executive Officer, and Gerald Easterling, our President.

Bill G. Williams

On April 1, 2015, the Company entered into an employment agreement with Bill G. Williams as the Company’s Chief Executive Officer. The agreement is terminable at will and provides for a base annual salary of $96,000. In addition, the agreement provides that the Mr. Williams is entitled, at the sole and absolute discretion of the Company’s Board of Directors, to receive performance bonuses. Mr. Williams will also be entitled to certain benefits including health insurance and monthly allowances for cell phone and automobile expenses.

The agreement provides that in the event Mr. Williams is terminated without cause or resigns for good reason (each as defined in the agreement), Mr. Williams will receive, as severance, his base salary for a period of 60 months following the date of termination. In the event of a change of control of the Company, Mr. Williams may elect to terminate the agreement within 30 days thereafter and upon such termination would receive a lump sum payment equal to 500% of his base salary. The agreement contains certain restrictive covenants relating to non-competition, non-solicitation of customers and non-solicitation of employees for a period of one year following termination of the agreement.

Gerald Easterling

On April 1, 2015, the Company entered into an employment agreement with Gerald Easterling as the Company’s President. The agreement is terminable at will and provides for a base annual salary of $96,000. In addition, the agreement provides that the Mr. Easterling is entitled, at the sole and absolute discretion of the Company’s Board of Directors, to receive performance bonuses. Mr. Easterling will also be entitled to certain benefits including health insurance and monthly allowances for cell phone and automobile expenses.

The agreement provides that in the event Mr. Easterling is terminated without cause or resigns for good reason (each as defined in the agreement), Mr. Easterling will receive, as severance, his base salary for a period of 60 months following the date of termination. In the event of a change of control of the Company, Mr. Easterling may elect to terminate the agreement within 30 days thereafter and upon such termination would receive a lump sum payment equal to 500% of his base salary.

The agreement contains certain restrictive covenants relating to non-competition, non-solicitation of customers and non-solicitation of employees for a period of one year following termination of the agreement.

Potential Payments Upon Termination or Change-in-Control

SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the Company. Such payments are set forth above in the section entitled “Employment Agreements.”

None of our executive officers or directors received, nor do we have any arrangements to pay out, any bonus, stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation.

Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Stock Option Plans - Outstanding Equity Awards at Fiscal Year End

None.

Pension Table

None.

Retirement Plans

We do not offer any annuity, pension, or retirement benefits to be paid to any of our officers, directors, or employees in the event of retirement. There are also no compensatory plans or arrangements with respect to any individual named above which results or will result from the resignation, retirement, or any other termination of employment with our company, or from a change in the control of our Company.

Compensation Committee

The Company does not have a separate Compensation Committee. Instead, the Company’s Board of Directors reviews and approves executive compensation policies and practices, reviews salaries and bonuses for other officers, administers the Company’s stock option plans and other benefit plans, if any, and considers other matters.

Risk Management Considerations

We believe that our compensation policies and practices for our employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on our Company.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

As of September 7, 2018, we had outstanding 87,056,880 shares of common stock. Each share of common stock is currently entitled to one vote on all matters put to a vote of our stockholders. The following table sets forth the number of common shares, and percentage of outstanding common shares, beneficially owned as of the date hereof by:

●
each person known by us to be the beneficial owner of more than five percent of our outstanding common stock;
●
each of our current directors;
●
each our current executive officers and any other persons identified as a “named executive” in the Summary Compensation Table above; and
●
all our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record date, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares. In any case where an individual has beneficial ownership over securities that are not outstanding but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage Beneficially Owned” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%. Unless otherwise indicated, the address of each of the following persons is 5080 Spectrum Drive, Suite 1000 Addison, Texas 75001, and, based upon information available or furnished to us, each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

	Common Shares Beneficially Owned (2)	Percentage of Common Shares Beneficially Owned (2)	Series A Preferred Shares Beneficially Owned (5)	Percentage of Series A Preferred Shares Beneficially Owned (5)
Name and Address of Beneficial Owner(1)

Directors and Executive Officers

Bill G. Williams (3)(6)	520,240	(7)	5,000,000	100%
Gerald Easterling (3)(6)	520,240	(7)	5,000,000	100%
Tom Untermeyer	0	0.00%	0	0.00%
William Delgado(4)	6,270,719	7.27%	0	0.00%

5% Stockholders

See Footnotes to this Beneficial Ownership Table

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of any option, warrant or right, or through the conversion of a security, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2)	Based on 87,056,880 shares of our common stock issued and outstanding as of September 7, 2018. See footnote 7.
(3)
Bill G. Williams is the indirect owner, together with Gerald Easterling, of 520,240 shares of common stock and 5,000,000 shares of Series A Preferred Stock of the Company, which are directly held by NaturalShrimp Holdings, Inc. Mr. Williams is the Chairman of the Board and the Chief Executive Officer of NaturalShrimp Holdings, Inc. and has shared voting and dispositive power over the shares held by NaturalShrimp Holdings, Inc. Mr. Easterling is the President of NaturalShrimp Holdings, Inc. and has shared voting and dispositive power over the shares held by NaturalShrimp Holdings, Inc.

(4)
William Delgado is the indirect owner of 6,270,719 shares of common stock, which are directly held by Dragon Acquisitions LLC. The shares of common stock beneficially owned by Dragon Acquisitions LLC, and indirectly owned by William Delgado, include 600,000 shares of common stock issuable upon conversion of outstanding convertible notes held by Dragon Acquisitions LLC. Mr. Delgado is the managing member of Dragon Acquisitions LLC and has shared voting and dispositive power over the shares held by Dragon Acquisitions LLC.

(5)
On August 17, 2018, the Company, pursuant to approval by the Company’s board of directors, filed a certificate of designation (the “Certificate of Designation”) with the state of Nevada in order to designate a class of preferred stock. The class of preferred stock that was designated is referred to as Series A Convertible Preferred Stock (the “Series A Stock”), consists of 5,000,000 shares, and was designated from the 200,000,000 authorized preferred shares of the Company. The Series A Stock is not entitled to dividends, but carries liquidation rights upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, at which time the holders of the Series A Stock shall receive the sum of $0.001 per share before any payment or distribution shall be made on the Company’s common stock, or any class ranking junior to the Series A Stock. The shares of Series A Stock shall vote together as a single class with the holders of the Company’s common stock for all matters submitted to the holders of common stock, including the election of directors, and shall carry voting rights of 60 common shares for every share of Series A Stock. Any time after the two-year anniversary of the initial issuance date of the Series A Stock, the Series A Stock shall be convertible at the written consent of a majority of the outstanding shares of Series A Stock, in an amount of shares of common stock equal to 100% of the then outstanding shares of common stock at the time of such conversion.

(6)
On August 21, 2018, the Company entered into a Stock Exchange Agreement (the “Exchange Agreement”) with NaturalShrimp Holdings, Inc. (“NaturalShrimp”), the Company’s majority shareholder, which is controlled by the Company’s CEO and President. Pursuant to the Exchange Agreement, the Company and NaturalShrimp exchanged 75,000,000 shares of common stock for 5,000,000 shares of Series A Stock. The 75,000,000 shares of common stock will be cancelled and returned to the authorized but unissued shares of common stock of the Company. Bill G. Williams and Gerald Easterling share voting and dispositive power of the shares beneficially owned by NaturalShrimp Holdings, Inc.

(7)	*equals less than 1%

Transactions with Related Persons

Transactions with Related Persons

Except as set out below, as of March 31, 2018, there have been no transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest:

●
any director or executive officer of our company;

●
any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

●
any promoters and control persons; and

●
any member of the immediate family (including spouse, parents, children, siblings and in laws) of any of the foregoing persons.

NaturalShrimp Holdings, Inc.

On November 26, 2014, Multiplayer Online Dragon, Inc., a Nevada corporation (“MYDR”), entered into an Asset Purchase Agreement (the “Agreement”) with NaturalShrimp Holdings, Inc. a Delaware corporation (“NSH”), pursuant to which MYDR was to acquire substantially all of the assets of NSH which assets consist primarily of all of the issued and outstanding shares of capital stock of NaturalShrimp Corporation (“NSC”), a Delaware corporation, and NaturalShrimp Global, Inc. (“NS Global”), a Delaware corporation, and certain real property located outside of San Antonio, Texas (the “Assets”).

On January 30, 2015, MYDR consummated the acquisition of the Assets pursuant to the Agreement. In accordance with the terms of the Agreement, the MYDR issued 75,520,240 shares of its common stock to NSH as consideration for the Assets. As a result of the transaction, NSH acquired 88.62% of MYDR’s issued and outstanding shares of common stock, NSC and NS Global became MYDR’s wholly-owned subsidiaries, and MYDR changed its principal business to a global shrimp farming company.

There were no material relationships between the MYDR and NSH or between the Company’s or NSH’s respective affiliates, directors, or officers or associates thereof, other than in respect of the Agreement. Effective March 3, 2015, MYDR amended its Articles of Incorporation to change its name to “NaturalShrimp Incorporated”.

On January 1, 2016 we entered into a note payable agreement with NSH. Between January 16, 2016 and March 7, 2016, we borrowed $134,750 under this agreement. An additional $601,361 was borrowed under this agreement in the year ended March 31, 2017. The note payable has no set monthly payment or maturity date with a stated interest rate of 2%.

Bill G. Williams

We have entered into several working capital notes payable to Bill Williams, an officer, a director, and a shareholder of the Company, for a total of $486,500 since inception. These notes are demand notes, had stock issued in lieu of interest and have no set monthly payment or maturity date. The balance of these notes at March 31, 2018 and 2017 was $426,404 and $426,404, respectively, and is classified as a current liability on the consolidated balance sheets. At March 31, 2018 and 2017, accrued interest payable was $206,920 and $172,808, respectively. We repaid $0 during the years ended March 31, 2018 and 2017

William Delgado

Between January 1, 2017 and March 31, 2017, we entered into two Private Placement Subscription Agreements and issued two Six Percent (6%) Unsecured Convertible Notes to Dragon Acquisitions, whose managing member is William Delgado, the Treasurer, Chief Financial Officer, and a director of the Company. The first note was issued on January 20, 2017, in the principal amount of $20,000, and the second note was issued on March 14, 2017, in the principal amount of $20,000. The notes accrue interest at the rate of six percent (6%) per annum, and mature one (1) year from the date of issuance. Upon an event of default, the default interest rate will be increased to twenty-four percent (24%), and the total amount of principal and accrued interest shall become immediately due and payable at the holder’s discretion. The notes are convertible into shares of our common stock at a conversion price of $0.30 per share, subject to adjustment. The notes were repaid in full between March and May 2017.

On April 20, 2017, the Company issued an additional Six Percent (6%) Unsecured Convertible Note to Dragon Acquisitions in the principal amount of $140,000. The note accrues interest at the rate of six percent (6%) per annum, and matures one (1) year from the date of issuance. Upon an event of default, the default interest rate will be increased to twenty-four percent (24%), and the total amount of principal and accrued interest shall become immediately due and payable at the holder’s discretion. The note is convertible into shares of the Company’s common stock at a conversion price of $0.30 per share, subject to adjustment. $52,400 of the note has been repaid during the year ended March 31, 2018.

Gerald Easterling

On January 10, 2017, we entered into a promissory note agreement with Community National Bank in the principal amount of $245,000, with an annual interest rate of 5% and a maturity date of January 10, 2020 (the “CNB Note”). The CNB Note is secured by certain real property owned by the Company in La Coste, Texas, and is also personally guaranteed by the Company’s President and Chairman of the Board, as well as certain non-affiliated shareholders of the Company. As consideration for the guarantee, the Company issued 600,000 shares of common stock to the guaranteeing shareholders, not including the Company’s President and Chairman of the Board, which was recognized as debt issuance costs. The fair value of this issuance is estimated to be $264,000, based on the market value of our common stock on the date of issuance. The balance of the CNB Note is $236,413 as of March 31, 2018.

Named Executive Officers and Current Directors

For information regarding compensation for our named executive officers and current directors, see “Executive Compensation”.

Director Independence

Our board of directors consists of Bill G. Williams, Gerald Easterling and William Delgado. Our securities are quoted on the OTC Markets Group, which does not have any director independence requirements. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., the NASDAQ National Market, and the Securities and Exchange Commission.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues. Based on these standards, we have determined that none of our directors are independent directors.

NATURALSHRIMP INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2018	March 31, 2018
ASSETS	(unaudited)
Current assets
Cash	$24,415	$24,280
Notes receivable	262,200	207,200
Inventory	4,200	-
Prepaid expenses	24,675	28,699

Total current assets	315,490	260,179

Fixed assets
Land	202,293	202,293
Buildings	1,328,161	1,328,161
Machinery and equipment	934,595	929,245
Autos and trucks	14,063	14,063
Furniture and fixtures	22,060	22,060
Accumulated depreciation	(1,310,039)	(1,292,313)

Fixed assets, net	1,191,133	1,203,509

Other assets
Construction-in-process	239,577	171,050
Deposits	10,500	10,500

Total other assets	250,077	181,550

Total assets	$1,756,700	$1,645,238

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$595,332	$528,538
Accrued interest, including related parties of $215,568	258,734	240,377
Other accrued expenses	518,123	497,321
Short-term Promissory Note and Lines of credit	794,976	143,523
Current maturities of bank loan	7,751	7,497
Convertible debentures, less debt discount of$ 691,558	392,956	516,597
Convertible debentures, related party	87,600	87,600
Notes payable - related parties	1,271,162	1,271,162
Derivative liability	2,800,000	3,455,000
Warrant liability	324,000	277,000

Total current liabilities	7,050,634	7,024,615

Bank loan, less current maturities	226,800	228,916
Lines of credit	-	651,453

Total liabilities	7,277,434	7,904,984

Commitments and contingencies (Note 9)

Stockholders' deficit
Common stock, $0.0001 par value, 300,000,000 shares authorized 135,763,799 and 97,656,095 shares issued and outstanding at June 30, 2018 and March 31, 2018, respectively	13,577	9,766
Additional paid in capital	29,575,662	27,743,352
Accumulated deficit	(35,109,973)	(34,012,864)

Total stockholders' deficit	(5,520,734)	(6,259,746)

Total liabilities and stockholders' deficit	$1,756,700	$1,645,238

The accompanying footnotes are in integral part of these condensed consolidated financial statements.

NATURALSHRIMP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three months ended
	June 30, 2018	June 30, 2017

Sales	$-	$-

Operating expenses:
Facility operations	20,985	7,289
General and administrative	223,025	398,935
Depreciation and amortization	17,726	17,725

Total operating expenses	261,736	423,949

Net Operating loss before other income (expense)	(261,736)	(423,949)

Other income (expense):
Interest expense	(68,219)	(40,355)
Amortization of debt discount	(343,454)	(13,333)
Financing costs	(608,699)	-
Change in fair value of derivative liability	232,000	35,000
Change in fair value of warrant liability	(47,000)	3,000

Total other income (expense)	(835,372)	(15,688)

Loss before income taxes	(1,097,108)	(439,637)

Provision for income taxes	-	-

Net loss	$(1,097,108)	$(439,637)

Loss per share - Basic	$(0.01)	$(0.00)

Weighted average shares outstanding - Basic	112,720,679	92,473,133

The accompanying footnotes are in integral part of these condensed consolidated financial statements.

NATURALSHRIMP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three months ended
	June 30, 2018	June 30, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,097,108)	$(439,637)

Adjustments to reconcile net loss to net cash used in operating activities

Depreciation expense	17,726	17,725
Amortization of debt discount	343,454	13,333
Change in fair value of derivative liability	(232,000)	(35,000)
Change in fair value of warrant liability	47,000	(3,000)
Financing costs related to convertible debentures	608,700	-

Changes in operating assets and liabilities:
Inventory	(4,200)	-
Prepaid expenses and other current assets	4,024	157,500
Accounts payable	63,793	20,613
Other accrued expenses	37,448	41,976
Accrued interest - related parties	50,587	20,000

Cash used in operating activitites	(160,576)	(206,490)

Cash flows from investing activities

Cash paid for fixed assets	(5,350)	-
Cash paid for construction in progress	(68,527)	-

Cash used in investing activities	(73,877)	-

Cash flows from financing activities

Payments on bank loan	(1,862)	(1,012)
Proceeds from sale of stock	15,400	25,000
Proceeds from convertible debentures	221,050	140,000
Payments on convertible debentures	-	(27,500)

Cash provided by financing activitites	234,588	136,488

Net change in cash	135	(70,002)

Cash at beginning of period	24,280	88,195

Cash at end of period	$24,415	$18,193

Interest paid	$19,287	$20,355

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Shares issued upon conversion	$515,750	$-
Notes receivable for convertible debentures	$55,000	$-

The accompanying footnotes are in integral part of these condensed consolidated financial statements.

NATURALSHRIMP INCORPORATED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2018
(Unaudited)

NOTE 1 – NATURE OF THE ORGANIZATION AND BUSINESS

Nature of the Business

NaturalShrimp Incorporated (“NaturalShrimp” “the Company”), a Nevada corporation, is a biotechnology company and has developed a proprietary technology that allows it to grow Pacific White shrimp (Litopenaeus vannamei, formerly Penaeus vannamei) in an ecologically controlled, high-density, low-cost environment, and in fully contained and independent production facilities. The Company’s system uses technology which allows it to produce a naturally-grown shrimp “crop” weekly, and accomplishes this without the use of antibiotics or toxic chemicals. The Company has developed several proprietary technology assets, including a knowledge base that allows it to produce commercial quantities of shrimp in a closed system with a computer monitoring system that automates, monitors and maintains proper levels of oxygen, salinity and temperature for optimal shrimp production. Its initial production facility is located outside of San Antonio, Texas.

The Company has three wholly-owned subsidiaries including NaturalShrimp Corporation, NaturalShrimp Global, Inc. and Natural Aquatic Systems, Inc.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the three months ended June 30, 2018, the Company had a net loss of approximately $1,097,000. At June 30, 2018, the Company had an accumulated deficit of approximately $35,110,000 and a working capital deficit of approximately $6,735,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern, within one year from the issuance date of this filing. The Company’s ability to continue as a going concern is dependent on its ability to raise the required additional capital or debt financing to meet short and long-term operating requirements. During the three months ended June 30, 2018, the Company received net cash proceeds of $15,400 from the sale of the Company’s common stock. The Company also had $515,720 of their convertible debentures converted into 37,887,704 shares of their common stock, reducing their current obligations. Subsequent to June 30, 2018, the Company received $197,500 in net proceeds from the funding of convertible debentures (See Note 10). Management believes that private placements of equity capital and/or additional debt financing will be needed to fund the Company’s long-term operating requirements. The Company may also encounter business endeavors that require significant cash commitments or unanticipated problems or expenses that could result in a requirement for additional cash. If the Company raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of its current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict our operations. The Company continues to pursue external financing alternatives to improve its working capital position. If the Company is unable to obtain the necessary capital, the Company may have to cease operations.

The Company plans to improve the growth rate of the shrimp and the environmental conditions of its production facilities. Management also plans to acquire a hatchery in which the Company can better control the environment in which to develop the post larvaes. If management is unsuccessful in these efforts, discontinuance of operations is possible. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial information as of and for the three months ended June 30, 2018 and 2017 has been prepared in accordance with accounting principles generally accepted in the U.S. for interim financial information and with the instructions to Quarterly Report on Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of our financial position at such date and the operating results and cash flows for such periods. Operating results for the three months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the entire year or for any other subsequent interim period.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the U.S. Securities and Exchange Commission, or the SEC. These unaudited financial statements and related notes should be read in conjunction with our audited financial statements for the year ended March 31, 2018 included in our Annual Report on Form 10-K filed with the SEC on July 13, 2018.

The condensed consolidated balance sheet at March 31, 2018 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles in the U.S. for complete financial statements.

Consolidation

The consolidated financial statements include the accounts of NaturalShrimp Incorporated and its wholly-owned subsidiaries, NaturalShrimp Corporation, NaturalShrimp Global and Natural Aquatic Systems, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Earnings/Loss per Common Share

Basic and diluted earnings or loss per share (“EPS”) amounts in the consolidated financial statements are computed in accordance with ASC 260 – 10 “Earnings per Share”, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. For the three months ended June 30, 2018, the Company had approximately $1,117,000 in principal on convertible debentures whose approximately 98,689,000 underlying shares are convertible at the holders’ option at conversion prices ranging from 34% - 61% of the defined trading price and approximately 18,227,000 warrants with an exercise price of 50% to 57% of the market price of the Company’s common stock, which were not included in the calculation of diluted EPS as their effect would be anti-dilutive. For the three months ended June 30, 2017, the Company had $330,000 in convertible debentures whose underlying shares were convertible at the holders’ option at initial fixed conversion prices ranging from $0.30 to $0.35 and 70,000 warrants with an exercise price of $0.60, which were not included in the calculation of diluted EPS as their effect would be anti-dilutive.

Fair Value Measurements

ASC Topic 820, “Fair Value Measurement”, requires that certain financial instruments be recognized at their fair values at our balance sheet dates. However, other financial instruments, such as debt obligations, are not required to be recognized at their fair values, but Generally Accepted Accounting Principles in the United States (“GAAP”) provides an option to elect fair value accounting for these instruments. GAAP requires the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in our balance sheets. For financial instruments recognized at fair value, GAAP requires the disclosure of their fair values by type of instrument, along with other information, including changes in the fair values of certain financial instruments recognized in income or other comprehensive income. For financial instruments not recognized at fair value, the disclosure of their fair values is provided below under “Financial Instruments.”

Nonfinancial assets, such as property, plant and equipment, and nonfinancial liabilities are recognized at their carrying amounts in the Company’s balance sheets. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property, plant and equipment. In addition, if such an event occurs, GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred.

The Company did not have any Level 1 or Level 2 assets and liabilities at June 30, 2018 and 2017.

The Derivative liabilities are Level 3 fair value measurements.

The following is a summary of activity of Level 3 liabilities during the three months ended June 30, 2018:

Derivative liability balance at March 31, 2018	$3,455,000
Additions to derivative liability for new debt	882,000
Reclass to equity upon conversion	(1,305,000)
Change in fair value	(232,000)
Balance at June 30, 2018	$2,800,000

At June 30, 2018, the fair value of the derivative liabilities of convertible notes was estimated using the following weighted-average inputs: the price of the Company’s common stock of $0.02; a risk-free interest rate ranging from 1.93% to 2.33%, and expected volatility of the Company’s common stock ranging from 248.71% to 321.92%, and the various estimated reset exercise prices weighted by probability.
Fixed Assets

Equipment is carried at historical value or cost and is depreciated over the estimated useful lives of the related assets. Depreciation on buildings is computed using the straight-line method, while depreciation on all other fixed assets is computed using the Modified Accelerated Cost Recovery System (MACRS) method, which does not materially differ from GAAP. Estimated useful lives are as follows:

Buildings	27.5 – 39 years
Other Depreciable Property	5 – 10 years
Furniture and Fixtures	3 – 10 years

Maintenance and repairs are charged to expense as incurred. At the time of retirement or other disposition of equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

The consolidated statements of operations reflect depreciation expense of approximately $18,000 for both the three months ended June 30, 2018 and 2017, respectively.

Commitments and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for annual reporting periods for public business entities beginning after December 15, 2017, including interim periods within that reporting period. The new standard permits the use of either the retrospective or cumulative effect transition method. The Company adopted ASU 2014-09 in the three months ended June 30, 2018, and as there have not been any significant revenues to date, the adoption did not have a material impact on the Company’s financial position or results of operations, and no transition method was necessary upon adoption.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) The standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement will be dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease will be disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability). This standard will be effective for our interim and annual periods beginning January 1, 2019, and must be applied on a modified retrospective basis to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. We are currently evaluating the timing of adoption and the potential impact of this standard on our financial position, but we do not expect it to have a material impact on our results of operations.

During the three months ended June 30, 2018, there were several new accounting pronouncements issued by the Financial Accounting Standards Board. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

Management’s Evaluation of Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of June 30, 2018, through the date which the consolidated financial statements were issued. Based upon the review, other than described in Note 10 – Subsequent Events, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

NOTE 3 – SHORT-TERM NOTE AND LINES OF CREDIT

On November 3, 2015, the Company entered into a short-term note agreement with Community National Bank for a total value of $50,000. The short-term note has a stated interest rate of 5.25%, maturity date of December 15, 2017 and had an initial interest only payment on February 3, 2016. The short-term note is guaranteed by an officer and director. The balance of the line of credit at both June 30, 2018 and March 31, 2018 was $25,298.

The Company also has a working capital line of credit with Extraco Bank. On April 30, 2018, the Company renewed the line of credit for $475,000. The line of credit bears an interest rate of 5.0% that is compounded monthly on unpaid balances and is payable monthly. The line of credit matures on April 30, 2019, and is secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. The balance of the line of credit is $472,675 at both June 30, 2018 and March 31, 2018.

The Company also has additional lines of credit with Extraco Bank for $100,000 and $200,000, which were renewed on January 19, 2018 and April 30, 2018, respectively, with maturity dates of January 19, 2019 and April 30, 2019, respectively. The lines of credit bear an interest rate of 4.5% (increased to 6.5% and 5%, respectively, upon renewal in 2017) that is compounded monthly on unpaid balances and is payable monthly. They are secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. The balance of the lines of credit was $278,470 at both June 30, 2018 and March 31, 2018.

The Company also has a working capital line of credit with Capital One Bank for $50,000. The line of credit bears an interest rate of prime plus 25.9 basis points, which totaled 30.9% as of June 30, 2018. The line of credit is unsecured. The balance of the line of credit was $9,580 at both June 30, 2018 and March 31, 2018.

The Company also has a working capital line of credit with Chase Bank for $25,000. The line of credit bears an interest rate of prime plus 10 basis points, which totaled 15.00% as of June 30, 2018. The line of credit is secured by assets of the Company’s subsidiaries. The balance of the line of credit is $10,237 at both June 30, 2018 and March 31, 2018.

NOTE 4 – BANK LOAN

On January 10, 2017, the Company entered into a promissory note with Community National Bank for $245,000, at an annual interest rate of 5% and a maturity date of January 10, 2020 (the “CNB Note”). The CNB Note is secured by certain real property owned by the Company in LaCoste, Texas, and is also personally guaranteed by the Company’s President, as well as certain shareholders of the Company. As consideration for the guarantee, the Company issued 600,000 of its common stock to the shareholders, which was recognized as debt issuance costs with a fair value of $264,000, based on the market value of the Company’s common stock of $0.44 on the date of issuance. As the fair value of the debt issuance costs exceeded the face amount of the promissory note, the excess of the fair value was recognized as financing costs in the statement of operations. The resulting debt discount is to be amortized over the term of the CNB Note under the effective interest method. As the debt discount is in excess of the face amount of the promissory note, the effective interest rate is not determinable, and as such, all of the discount was immediately expensed.

Maturities on Bank loan is as follows:

12 months ending:
June 30, 2019	$7,751
June 30, 2020	226,800
$234,551

NOTE 5 – CONVERTIBLE DEBENTURES

July Debenture

On July 31, 2017, the Company entered into a 5% Securities Purchase Agreement. The agreement calls for the purchase of up to $135,000 in convertible debentures, due 12 months from issuance, with a $13,500 OID. The first closing was for principal of $45,000 with a purchase price of $40,500 (an OID of $4,500), with additional closings at the sole discretion of the holder. On October 2, 2017, the Company entered into a second closing of the July 31, 2017 debenture, in the principal amount of $22,500 for a purchase price of $20,250, with $1,500 deducted for legal fees, resulting in net cash proceeds of $18,750. The July 31 debenture is convertible at a conversion price of 60% of the lowest trading price during the twenty-five days prior to the conversion date, and is also subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company. A further adjustment occurs if the trading price at any time is equal to or lower than $0.10, whereby an additional 10% discount to the market price shall be factored into the conversion rate, as well as an adjustment to occur upon subsequent sales of securities at a price lower than the original conversion price. The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability.

On February 5, 2018, the Company entered into an amendment to the July Debenture, whereby in exchange for a payment of $6,500 the note holder, except for a conversion of up to 125,000 shares of the Company’s common shares, would be only entitled to effectuate a conversion under the note on or after March 2, 2018.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures at issuance at $61,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.33 at issuance date; a risk-free interest rate of 1.23% and expected volatility of the Company’s common stock, of 192.43%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $45,500, including the commitment fees, was immediately expensed as financing costs.

On February 20, 2018, the holder converted $4,431 of the January debentures into 125,000 common shares of the Company. As a result of the conversion the derivative liability relating to the portion converted was remeasured immediately prior to the conversion with a fair value of $11,000, with an increase of $4,000 recognized, with the fair value of the derivative liability related to the converted portion being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.12; a risk-free interest rate of 1.87% and expected volatility of the Company’s common stock, of 353.27%, and the various estimated reset exercise prices weighted by probability.

During March, 2018, the holder converted an additional $17,113 of the July debentures into 630,000 common shares of the Company. As a result of the conversion the derivative liability was remeasured immediately prior to the conversion with a fair value of $138,000, with an increase of $74,000 recognized, with the fair value of the derivative liability related to the converted portion being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.11; a risk-free interest rate of 1.77% and expected volatility of the Company’s common stock, of 375.93%, and the various estimated reset exercise prices weighted by probability.

During April 2018, in three separate conversions, the remainder of the first closing was fully converted into 1,225,627 common shares of the Company. As a result of the conversions the derivative liability was remeasured immediately prior to the conversions with an overall decrease of $25,000 recognized, with the fair value of the derivative liability related to the converted portion, of $66,000 being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock on the date of conversion, of $0.07 to $0.09; a risk-free interest rate of 1.73% to 1.87% and expected volatility of the Company’s common stock, of 248.71%, and the various estimated reset exercise prices weighted by probability.

During May and June, 2018, in two separate conversions, the remainder of the second closing was fully converted into 2,810,725 common shares of the Company. As a result of the conversions the derivative liability was remeasured immediately prior to the conversions with an overall decrease of $25,000 recognized, with the fair value of the derivative liability related to the converted portion of $67,000 being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock on the date of conversion, of $0.03 to $0.04; a risk-free interest rate of 1.91% to 1.93% and expected volatility of the Company’s common stock, of 248.71%, and the various estimated reset exercise prices weighted by probability.

Additionally, with each tranche under the note, the Company shall issue a warrant to purchase an amount of shares of its common stock equal to the face value of each respective tranche divided by $0.60 as a commitment fee. The Company issued a warrant to purchase 75,000 shares of the Company’s common stock with the first closing, with an exercise price of $0.60. The warrant has an anti-dilution provision for future issuances, whereby the exercise price would reset. The exercise price was adjusted to $0.15 and the warrants issued increased to 300,000, upon a warrant issuance related to a new convertible debenture on September 11, 2017. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. As a result of the dilutive issuance adjustment provision, the warrants have been classified out of equity as a warrant liability. The Company estimated the fair value of the warrant liability using the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.33 at issuance date; a risk-free interest rate of 1.84% and expected volatility of the Company’s common stock, of 316.69%, resulting in a fair value of $25,000.

August Debenture

On August 28, 2017, the Company entered into a 12% convertible promissory note for $110,000, with an OID of $10,000, which matures on February 28, 2018. The note is convertible at a variable conversion rate that is the lesser of 60% of the lowest trading price for last 20 days prior to issuance of the note or 60% of the lowest market price over the 20 days prior to conversion. The conversion price shall be adjusted upon subsequent sales of securities at a price lower than the original conversion price. There are additional adjustments to the conversion price for events set forth in the agreement, including if the Company is not DTC eligible, the Company is no longer a reporting company, or the note cannot be converted into free trading shares on or after nine months from issue date. Per the agreement, the Company is required at all times to have authorized and reserved five times the number of shares that is actually issuable upon full conversion of the note. The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability. The note was sold to the holder of the January 29, 2018 note (below) on February 8, 2018, with an amendment entered into to extend the note until March 5, 2018. In exchange for a cash payment of $5,000 and the issuance of 50,000 shares of common stock, on March 5, 2018, the holder agreed to not convert any of the outstanding debt into common stock of the Company until April 8, 2018. The new holder issued a waiver as to the maturity date of the note and a technical default provision.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures at issuance at $150,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.17 at issuance date; a risk-free interest rate of 1.12% and expected volatility of the Company’s common stock, of 190.70%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $116,438, was immediately expensed as financing costs.

During April through June, 2018, in a number of separate conversions, the August debenture was fully converted into 8,332,582 common shares of the Company. As a result of the conversions the derivative liability was remeasured immediately prior to the conversions with an overall decrease of $112,000 recognized, with the fair value of the derivative liability related to the converted portion, of $316,000 being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock on the date of conversion, of $0.09 to $0.02; a risk-free interest rate of 1.72% to 1.94% and expected volatility of the Company’s common stock of 248.71% to 375.93% , and the various estimated reset exercise prices weighted by probability

In connection with the note, the Company issued 50,000 warrants, exercisable at $0.20, with a five-year term. The exercise price is adjustable upon certain events, as set forth in the agreement, including for future dilutive issuance. The exercise price was adjusted to $0.15 and the warrants outstanding increased to 66,667, upon a warrant issuance related to a new convertible debenture on September 11, 2017. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. As a result of the dilutive issuance adjustment provision, the warrants have been classified out of equity as a warrant liability. The Company estimated the fair value of the warrant liability using the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.17 at issuance date; a risk-free interest rate of 1.74% and expected volatility of the Company’s common stock, of 276.90%, resulting in a fair value of $8,000.

Additionally, in connection with the debenture the Company also issued 343,750 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $58,438, based on the market value of the common shares at the closing date of $0.17, and was recognized as part of the debt discount. The shares are to be returned to the Treasury of the Company in the event the debenture is fully repaid prior to the date which is 180 days following the issue date. On February 22, 2018, in connection with the sale of the note to the January 29, 2019 note holder, 171,965 of the shares were returned to the Company and cancelled. The remaining shares are not required to be returned to the Company, as the note was not redeemed prior to the date 180 days following the issue date.

On October 31, 2017, there was a second closing to the August debenture, in the principal amount of $66,000, maturing on April 30, 2018. The second closing has the same conversion terms as the first closing, however there were no additional warrants issued with the second closing. The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability. Subsequent to year end the holder issued a waiver as to the maturity date of the note and a technical default provision.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures at issuance at $94,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.11 at issuance date; a risk-free interest rate of 1.28% and expected volatility of the Company’s common stock, of 193.79%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $69,877, was immediately expensed as financing costs.

Additionally, in connection with the second closing, the Company also issued 332,500 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $35,877, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount. The shares are to be returned to the Treasury of the Company in the event the debenture is fully repaid prior to the date which is 180 days following the issue date.

During May 2018, the second closing was fully converted into 5,072,216 common shares of the Company. As a result of the conversion the derivative liability was remeasured immediately prior to the conversions with an overall decrease of $42,000 recognized, with the fair value of the derivative liability related to the converted portion, of $196,000 being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock on the date of conversion, of $0.03; a risk-free interest rate of 1.87% and expected volatility of the Company’s common stock, of 248.71%, and the various estimated reset exercise prices weighted by probability

September 11, 2017 Debenture

On September 11, 2017, the Company entered into a convertible promissory note for $146,000, with an OID of $13,500, which matures on June 11, 2018. The note bears interest at 12%, which increases to 24% upon an event of default. The note is convertible at a variable conversion rate that is the lower of the trading price for last 25 days prior to issuance of the note or 50% of the lowest market price over the 25 days prior to conversion. Furthermore, the conversion rate may be adjusted downward if, within three business days of the transmittal of the notice of conversion, the common stock has a closing bid which is 5% or lower than that set forth in the notice of conversion. There are additional adjustments to the conversion price for events set forth in the agreement, if any third party has the right to convert monies at a discount to market greater than the conversion price in effect at that time then the holder, may utilize such greater discount percentage. Per the agreement, the Company is required at all times to have authorized and reserved seven times the number of shares that is actually issuable upon full conversion of the note. The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures at issuance at $269,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.17 at issuance date; a risk-free interest rate of 1.16% and expected volatility of the Company’s common stock, of 190.70%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $168,250, was immediately expensed as financing costs.

In connection with the note, the Company issued 243,333 warrants, exercisable at $0.15, with a five-year term. The exercise price is adjustable upon certain events, as set forth in the agreement, including for future dilutive issuance. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. As a result of the dilutive issuance adjustment provision, the warrants have been classified out of equity as a warrant liability. The Company estimated the fair value of the warrant liability using the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.13 at issuance date; a risk-free interest rate of 1.71% and expected volatility of the Company’s common stock, of 276.90%, resulting in a fair value of $32,000.

During April and June, 2018, in three separate conversions, $85,000 of the note was converted into 9,200,600 common shares of the Company. The remainder of the principal, $61,000, is in default as of June 30, 2018, although the Company has not received a written notice of default from the lender. As a result of the conversions the derivative liability was remeasured immediately prior to the conversions with an overall decrease of $124,000 recognized, with the fair value of the derivative liability related to the converted portion, of $263,000 being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock on the date of conversion, of $0.03 to $0.10; a risk-free interest rate of 1.73% to 1.94% and expected volatility of the Company’s common stock, of 248.71% to 375.93%, and the various estimated reset exercise prices weighted by probability. On July 27, 2018, the holder converted $15,113 of the September 11, 2017 debentures into 3,436,049 common shares of the Company.

September 12, 2017 Debenture

On September 12, 2017, the Company entered into a 12% convertible promissory note for principal amount of $96,500 with a $4,500 OID, which matures on June 12, 2018. The note is able to be prepaid prior to the maturity date, at a cash redemption premium, at various stages as set forth in the agreement. The note is convertible commencing 180 days after issuance date (or upon an event of Default), or March 11, 2018, with a variable conversion rate at 60% of market price, defined as the lowest trading price during the twenty days prior to the conversion date. Additionally, the conversion price adjusts if the Company is not able to issue the shares requested to be converted, or upon any future financings have more favorable terms. Per the agreement, the Company is required at all times to have authorized and reserved six times the number of shares that is actually issuable upon full conversion of the note. The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability.

On March 20, 2018, the holder converted $32,500 of the September 12, 2017 debentures into 1,031,746 common shares of the Company. As a result of the conversion the derivative liability was remeasured immediately prior to the conversion with a fair value of $318,000, with an increase of $165,000 recognized, with the fair value of the derivative liability related to the converted portion of $107,000 being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.09; a risk-free interest rate of 1.81% and expected volatility of the Company’s common stock, of 375.93%, and the various estimated reset exercise prices weighted by probability.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures at issuance at $110,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.13 at issuance date; a risk-free interest rate of 1.16% and expected volatility of the Company’s common stock, of 190.70%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $18,000 was immediately expensed as financing costs.

During April 2018, in two separate conversions, the debenture was fully converted into 2,611,164 common shares of the Company. As a result of the conversions the derivative liability was remeasured immediately prior to the conversions with an overall decrease of $43,000 recognized, with the fair value of the derivative liability related to the converted portion, of $206,000 being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock on the date of conversion, of $0.06 to $0.08; a risk-free interest rate of 1.73% to 1.82% and expected volatility of the Company’s common stock, of 375.93%, and the various estimated reset exercise prices weighted by probability

October 17, 2017 Debenture

On September 28, 2017, the Company entered into a Securities Purchase Agreement, pursuant to which the Company agreed to sell a 12% Convertible Note for $55,000 with a maturity date of September 28, 2018, for a purchase price of $51,700, and $2,200 deducted for legal fees, resulting in net cash proceeds of $49,500. The effective closing date of the Securities Purchase Agreement and Note is October 17, 2017. The note is convertible at the holders’ option, at any time, at a conversion price equal to the lower of (i) the closing sale price of the Company’s common stock on the closing date, or (ii) 60% of either the lowest sale price for the Company’s common stock during the twenty (20) consecutive trading days including and immediately preceding the closing date, or the closing bid price, whichever is lower , provided that, if the price of the Company’s common stock loses a bid, then the conversion price may be reduced, at the holder’s absolute discretion, to a fixed conversion price of $0.00001. If at any time the adjusted conversion price for any conversion would be less than par value of the Company’s common stock, then the conversion price shall equal such par value for any such conversion and the conversion amount for such conversion shall be increased to include additional principal to the extent necessary to cause the number of shares issuable upon conversion equal the same number of shares as would have been issued had the Conversion Price not been subject to the minimum par value price. The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures at issuance at $91,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.11 at issuance date; a risk-free interest rate of 1.41% and expected volatility of the Company’s common stock, of 193.79%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $41,500 was immediately expensed as financing costs.

During April and May, 2018, in a number of separate conversions, approximately $43,000 of the debenture plus accrued interest was converted into 3,800,000 common shares of the Company. As a result of the conversions the derivative liability was remeasured immediately prior to the conversions with an overall decrease of $50,000 recognized, with the fair value of the derivative liability related to the converted portion, of $85,000 being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock on the date of conversion, of $0.03 to $0.05; a risk-free interest rate of 1.80% to 1.91% and expected volatility of the Company’s common stock of 248.71% to 375.93%, and the various estimated reset exercise prices weighted by probability. Subsequent to June 30, 2018, the holder converted another $10,450 of the October 17, 2017 debentures into 2,300,000 common shares of the Company.

November 14, 2017 Debenture

On November 14, 2017, the Company entered into two 8% convertible redeemable notes, in the aggregate principal amount of $112,000, convertible into shares of common stock of the Company, with maturity dates of November 14, 2018. Each note was in the face amount of $56,000, with an original issue discount of $2,800, resulting in a purchase price for each note of $53,200. The first of the two notes was paid for by the buyer in cash upon closing, with the second note initially paid for by the issuance of an offsetting $53,200 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on July 14, 2018. The notes are convertible at 57% of the lowest of trading price for last 20 days, or lowest closing bid price for last 20 days, with the discount increased to 47% in the event of a DTC chill, with the second note not being convertible until the buyer has settled the Buyer Note in cash payment. The Buyer Note is included in Notes Receivable in the accompanying financial statements.

During the first six months, the convertible redeemable notes are in effect, the Company may redeem the note at amounts ranging from 120% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of each debenture.

The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the two convertible debentures at issuance at $164,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.10 at issuance date; a risk-free interest rate of 1.59% and expected volatility of the Company’s common stock, of 192.64%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $63,200 was immediately expensed as financing costs.

During May and June, 2018, in three separate conversions, the first debenture was fully converted into 4,834,790 common shares of the Company. As a result of the conversions the derivative liability was remeasured immediately prior to the conversions with an overall decrease of $47,000 recognized, with the fair value of the derivative liability related to the converted portion, of $106,000 being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock on the date of conversion, of $0.03 to $0.04; a risk-free interest rate of 2.08% to 2.14% and expected volatility of the Company’s common stock, of 321.92%, and the various estimated reset exercise prices weighted by probability.

December 20, 2017 Debenture

On December 20, 2017, the Company entered into two 8% convertible redeemable notes, in the aggregate principal amount of $240,000, convertible into shares of common stock, of the Company, with the same buyers as the November 14, 2017 debenture. Both notes are due on December 20, 2018. If the note is not paid by its maturity date the outstanding principal due on the note increases by 10%. The note also contains a cross default to all other outstanding notes. The first note has face amount of $160,000, with a $4,000 OID, resulting in a purchase price of $156,000. The second note has a face amount of $80,000, with an OID of $2,000, for a purchase price of $78,000. The first of the two notes was paid for by the buyer in cash upon closing, with the second note initially paid for by the issuance of an offsetting $78,000 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is included in Notes Receivable in the accompanying financial statements. The Buyer Note was due on August 20, 2018. The Buyer Note was settled on July 11, 2018, for a purchase price of $74,000, net of fees. The notes are convertible at 60% of the lower of: (i) lowest trading price or (ii) lowest closing bid price, of the Company’s common stock for the last 20 trading days prior to conversion, with the discount increased to 50% in the event of a DTC chill, with the second note not being convertible until the buyer has settled the Buyer Note in cash payment. On August 7, 2018, the holder converted $25,000 of the December 20, 2017 debentures into 4,363,013 common shares of the Company.

During the first six months, the convertible redeemable notes are in effect, the Company may redeem the note at amounts ranging from 120% to 136% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of each debenture.

The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the two convertible debentures at issuance at $403,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.15 at issuance date; a risk-free interest rate of 1.72% and expected volatility of the Company’s common stock, of 215.40%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $181,000 was immediately expensed as financing costs.

January 29, 2018 Debenture

On January 29, 2018, the Company entered into three 12% convertible notes of the Company in the aggregate principal amount of $120,000, convertible into shares of common stock of the Company, with maturity dates of January 29, 2019. The interest upon an event of default, as defined in the note, including a cross default to all other outstanding notes, is 24% per annum. If the note is not paid by its maturity date the outstanding principal due on the note increases by 10%. Each note was in the face amount of $40,000, with $2,000 legal fees, for net proceeds of $38,000. The first of the three notes was paid for by the buyer in cash upon closing, with the other two notes initially paid for by the issuance of an offsetting $40,000 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Notes are due on September 29, 2018. The first of the Buyer’s Notes was funded on July 26, 2018. (Note 10). The notes are convertible at 60% of the lowest closing bid price for the last 20 days, with the discount increased to 50% in the event of a DTC chill. The second and third notes not being convertible until the buyer has settled the Buyer Notes in a cash payment. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.  On August 8, 2018, the holder converted $10,000 of the January 29, 2018 first debenture into 1,666,667 common shares of the Company.

During the first 180 days, the convertible redeemable notes are in effect, the Company may redeem the note at amounts ranging from 115% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 30 days to 180 days from the date of issuance of each debenture. Upon any sale event, as defined, at the holder’s request the Company will redeem the note for 150% of the principal and accrued interest.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the three convertible debentures at issuance at $185,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.12 at issuance date; a risk-free interest rate of 1.80% and expected volatility of the Company’s common stock, of 215.40%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $71,000 was immediately expensed as financing costs.

January 30, 2018 Debenture

On January 30, 2018, the Company entered into a 12% convertible note for the principal amount of $80,000, convertible into shares of common stock of the Company, which matures on January 30, 2019. Upon an event of default, as defined in the note, the note becomes immediately due and payable, in an amount equal to 150% of all principal and accrued interest due on the note, with default interest of 22% per annum (the “Default Amount”). If the Company fails to deliver conversion shares within 2 days of a conversion request, the note becomes immediately due and payable at an amount of twice the Default Amount. The note is convertible at 61% of the lowest closing bid price for the last 15 days. Per the agreement, the Company is required at all times to have authorized and reserved six times the number of shares that is actually issuable upon full conversion of the note. Failure to maintain the reserved number of shares is considered an event of default if not cured within three days of a notice of conversion. The Company has not maintained the required share reservation under the terms of the note agreement. The Company believes it has sufficient available shares of the Company’s common stock in the event of conversion for these notes. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

During the first 180 days, the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 115% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 30 days to 180 days from the date of issuance of the debenture. The note was redeemed on July 27, 2018, for approximately $123,000 (Note 10).

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the convertible debenture at issuance at $163,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.08 at issuance date; a risk-free interest rate of 1.88% and expected volatility of the Company’s common stock, of 215.40%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $83,000 was immediately expensed as financing costs.

On March 9, 2018, the Company entered into a 12% convertible note for the principal amount of $43,000, with the holder of the January 30, 2018 debenture, convertible into shares of common stock of the Company, which matures on March 9, 2019. Upon an event of default, as defined in the note, the note becomes immediately due and payable, in an amount equal to 150% of all principal and accrued interest due on the note, with default interest of 22% per annum (the “Default Amount”). If the Company fails to deliver conversion shares within 2 days of a conversion request, the note becomes immediately due and payable at an amount of twice the Default Amount. The note is convertible on the date beginning 180 days after issuance of the note, at 61% of the lowest closing bid price for the last 15 days. Per the agreement, the Company is required at all times to have authorized and reserved six times the number of shares that is actually issuable upon full conversion of the note. Failure to maintain the reserved number of shares is considered an event of default. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 115% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 30 days to 180 days from the date of issuance of the debenture.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the convertible debenture at issuance at $94,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.09 at issuance date; a risk-free interest rate of 2.03% and expected volatility of the Company’s common stock, of 215.40%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $54,000 was immediately expensed as financing costs.

March 20, 2018 Debenture

On March 20, 2018, the Company entered into a convertible note for the principal amount of $84,000, convertible into shares of common stock of the Company, which matures on December 20, 2018. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24% upon an event of default. Upon an event of default, as defined in the note, the note becomes immediately due and payable, in an amount equal to 150% of all principal and accrued interest due on the note. The note is convertible on the date beginning 180 days after issuance of the note, at the lower of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. In the event of a "DTC chill", the conversion rate is adjusted to 40% of the market price. Per the agreement, the Company is required at all times to have authorized and reserved ten times the number of shares that is actually issuable upon full conversion of the note. The Company has not maintained the required share reservation under the terms of the note agreement. The Company believes it has sufficient available shares of the Company’s common stock in the event of conversion for these notes. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

Additionally, the Company also issued 255,675 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $28,124, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the convertible debenture at issuance at $191,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.06 at issuance date; a risk-free interest rate of 2.09% and expected volatility of the Company’s common stock, of 272.06%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $144,124 (including the fair value of the common shares issued) was immediately expensed as financing costs.

March 21, 2018 Debenture

On March 21, 2018, the Company entered into a convertible note for the principal amount of $39,199, which includes an OID of $4,199, convertible into shares of common stock of the Company, which matures on December 20, 2018. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24% upon an event of default. Upon an event of default, as defined in the note, the note becomes immediately due and payable, in an amount equal to 150% of all principal and accrued interest due on the note. The note is convertible on the date beginning 180 days after issuance of the note, at the lowest of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. The discount is increased upon certain events set forth in the agreement regarding the obtainability of the shares, such as a DTC "chill". Additionally, if the Company ceases to be a reporting company, or after 181 days the note cannot be converted into freely traded shares, the discount is increased an additional 15%. Per the agreement, the Company is required at all times to have authorized and reserved ten times the number of shares that is actually issuable upon full conversion of the note. The Company has not maintained the required share reservation under the terms of the note agreement. The Company believes it has sufficient available shares of the Company’s common stock in the event of conversion for these notes. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

Additionally, the Company also issued 119,300 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $13,123, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the two convertible debentures at issuance at $89,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.06 at issuance date; a risk-free interest rate of 2.09% and expected volatility of the Company’s common stock, of 272.06%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $67,123 (including the fair value of the common shares issued) was immediately expensed as financing costs.
April 10, 2018 Debenture

On April 10, 2018, the Company entered into two 10% convertible notes in the aggregate principal amount of $110,000, convertible into shares of common stock of the Company, with maturity dates of April 10, 2019. The interest upon an event of default, as defined in the note, is 24% per annum. Each note was in the face amount of $55,000, with $2,750 for legal fees deducted upon funding. The first of the notes was paid for by the buyer in cash upon closing, with the other note ("Back-End note") initially paid for by the issuance of an offsetting $55,000 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on December 12, 2018. The interest rate increases to 24% upon an event of default, as set forth in the agreement, including a cross default to all other outstanding notes, and if the debenture is not paid at maturity the principal due increases by 10%. If the Company loses its bid price the principal outstanding on the debenture increases by 20%, and if the Company’s common stock is delisted, the principal increases by 50%. An event of default also occurs if the Company’s common stock has a closing bid price of less than $0.03 per share for at least five consecutive days, or the aggregate dollar trading volume of the Company’s common stock is less than $20,000 in any five consecutive days. The Company’s common stock closing bid price fell below $0.03 on June 18, 2018 and continued for over five consecutive days, and the Company is therefore in default on the note. The Company has obtained a waiver from the holder on this technical default.

The notes are convertible at 57% of the lowest closing bid price for the last 20 days. The discount is increased an additional 10%, to 47%, upon a DTC "chill". The Company has not maintained the required share reservation under the terms of the note agreement. The Back-End note is not convertible until the buyer has settled the Buyer Notes in a cash payment. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 130% to 145% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 60 days to 180 days from the date of issuance of the debenture.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the two convertible debentures at issuance at $348,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.09 at issuance date; a risk-free interest rate of 2.09% and expected volatility of the Company’s common stock, of 272.06%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $243,500 was immediately expensed as financing costs.

April 27, 2018 Debenture

On April 27, 2018, the Company entered into a convertible note for the principal amount of $53,000 for a purchase price of $50,000, convertible into shares of common stock of the Company, which matures on January 27, 2019. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24%. The interest rate increases to 24% upon an event of default, as set forth in the agreement, including a cross default to all other outstanding notes. Additionally, in the majority of events of default, except for the non-payment of the note upon maturity, the note becomes immediately due and payable at an amount at 150% of the principal plus accrued interest due.

The note is convertible on the date beginning 180 days after issuance of the note, at the lowest of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. The discount rate is adjusted based on various situations regarding the ability to deliver the common shares, such as in the event of a "DTC chill" or the Company ceases to be a reporting company. . Per the agreement, the Company is required at all times to have authorized and reserved ten times the number of shares that is actually issuable upon full conversion of the note. The Company has not maintained the required share reservation under the terms of the note agreement. The Company believes it has sufficient available shares of the Company’s common stock in the event of conversion for these notes. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the debenture at issuance at $159,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.09 at issuance date; a risk-free interest rate of 2.24% and expected volatility of the Company’s common stock, of 272.06%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $109,000 was immediately expensed as financing costs.

June 5, 2018 Debenture

On June 5, 2018, the Company entered into a convertible note for the principal amount of $125,000 for a purchase price of $118,800, convertible on the date beginning 180 days after issuance of the note, into shares of common stock of the Company, which matures on June 5, 2019. The note bears interest at 12%, which increases to 18% upon an event of default, as defined in the agreement. The note is convertible at 60% of the lowest trading price for the last 20 days prior to conversion, with the discount increased 5% in the event the Company does not have sufficient shares authorized and outstanding to issue the shares upon conversion request. The conversion price is adjusted upon a future dilutive issuance, to the lower of the conversion price or a 25% discount to the aggregate per share common share price. Per the agreement, the Company is required at all times to have authorized and reserved four times the number of shares that is actually issuable upon full conversion of the note. The Company has not maintained the required share reservation under the terms of the note agreement. The Company believes it has sufficient available shares of the Company’s common stock in the event of conversion for these notes. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 135% to 145% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of the debenture. After 180 days, the note is redeemable, with the holders prior written consent, at 150% of the principal and accrued interest balance.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the debenture at issuance at $375,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.04 at issuance date; a risk-free interest rate of 2.32% and expected volatility of the Company’s common stock, of 292.85%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $256.200 was immediately expensed as financing costs.

As the September 11, 2017 debenture was not paid in full by the maturity date, the above notes which have cross default provisions as disclosed, are in technical default.

The derivative liability arising from all of the above discussed debentures was revalued at June 30, 2018, resulting in an increase of the fair value of the derivative liability of $232,000 for the three months ended June 30, 2018, after the reclass of $1,305,000 of the derivative fair value to equity upon the conversions of approximately $467,000 of principal, and a decrease in the fair value of $468,000 immediately prior to conversion . The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.02; a risk-free interest rate ranging from 1.93% to 2.33%, and expected volatility of the Company’s common stock ranging from 248.71% to 321.92%, and the various estimated reset exercise prices weighted by probability. The derivative liability was revalued at March 31, 2018, resulting in an increase of the fair value of the derivative liability of $1,616,000 for the year ended March 31, 2018. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.06; a risk-free interest rate ranging from 1.73% to 2.09%, and expected volatility of the Company’s common stock ranging from 272.06% to 375.93%, and the various estimated reset exercise prices weighted by probability.

The warrant liability relating to all of the warrant issuances discussed above was revalued at June 30, 2018, resulting in an estimated fair value of $324,000, for an increase to the fair value of $47,000 for the three months ended June 30, 2018. The key valuation assumptions used consists, in part, of the price of the Company’s common stock of $0.02; a risk-free interest rate ranging from 1.89% to 2.73%, and expected volatility of the Company’s common stock of 351.3%. The warrant liability was remeasured as of March 31, 2018, resulting in an estimated fair value of $277,000, for a decrease in fair value of $244,000. The key valuation assumptions used consists, in part, of the price of the Company’s common stock of $0.06; a risk-free interest rate ranging from 2.22% to 2.56%, and expected volatility of the Company’s common stock of 358.6%.

NOTE 6 – STOCKHOLDERS’ DEFICIT

Common Stock

On April 12, 2018, the Company sold 200,000 shares of its common stock at $0.077 per share, for a total financing of $15,400.

Between April 6, 2018 and June 20, 2018, the Company issued 37,887,704 shares of the Company’s common stock upon conversion of approximately $485,000 of their outstanding convertible debt and approximately $31,000 of accrued interest.

NOTE 7 – RELATED PARTY TRANSACTIONS

Notes Payable – Related Parties

On April 20, 2017, the Company entered into a convertible debenture with an affiliate of the Company whose managing member is the Treasurer, Chief Financial Officer, and a director of the Company (the “affiliate”), for $140,000. The convertible debenture matures one year from date of issuance, and bears interest at 6%. Upon an event of default, as defined in the debenture, the principal and any accrued interest becomes immediately due, and the interest rate increases to 24%. The convertible debenture is convertible at the holder’s option at a conversion price of $0.30. As of June 30, 2018 and March 31, 2018, the Company has paid $52,400 on this note, with $87,600 remaining outstanding.

NaturalShrimp Holdings, Inc.

On January 1, 2016 the Company entered into a notes payable agreement with NaturalShrimp Holdings, Inc.(“NSH”), a shareholder. Between January 16, 2016 and March 7, 2016, the Company borrowed $134,750 under this agreement. An additional $601,361 was borrowed under this agreement in the year ended March 31, 2017, for a total of $736,111. The note payable has no set monthly payment or maturity date with a stated interest rate of 2%.

Shareholder Notes

The Company has entered into several working capital notes payable to multiple shareholders of NSH and Bill Williams, an officer, a director, and a shareholder of the Company, for a total of $486,500. These notes had stock issued in lieu of interest and have no set monthly payment or maturity date. The balance of these notes at both June 30, 2018 and March 31, 2018 was $426,404, and is classified as a current liability on the consolidated balance sheets. At June 30, 2018 and March 31, 2018, accrued interest payable was $215,448 and $206,920, respectively.

Shareholders

In 2009, the Company entered into a note payable to Randall Steele, a shareholder of NSH, for $50,000. The note bears interest at 6.0% and was payable upon maturity on January 20, 2011. In addition, the Company issued 100,000 shares of common stock for consideration. The shares were valued at the date of issuance at fair market value. The value assigned to the shares of $50,000 was recorded as increase in common stock and additional paid-in capital and was limited to the value of the note. The assignment of a value to the shares resulted in a financing fee being recorded for the same amount. The note is unsecured. The balance of the note at June 30, 2018 and March 31, 2018 was $50,000, respectively, and is classified as a current liability on the consolidated balance sheets. Interest expense on the note was $750 and $3,000 during the three months ended June 30, 2018 and the year ended March 31, 2018, respectively.

Beginning in 2010, the Company started entering into several working capital notes payable with various shareholders of NSH for a total of $290,000 and bearing interest at 8%. The balance of these notes at June 30, 2018 and March 31, 2018 was $5,000 and is classified as a current liability on the consolidated balance sheets. At June 30, 2018 and March 31, 2018, accrued interest payable was $1,700 and $1,600, respectively.

NOTE 8 – CONCENTRATION OF CREDIT RISK

The Company maintains cash balances at one financial institution. Accounts at this institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. As of June 30, 2018 and March 31, 2018, the Company’s cash balance did not exceed FDIC coverage.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Executive Employment Agreements – Bill Williams and Gerald Easterling

On April 1, 2015, the Company entered into employment agreements with each of Bill G. Williams, as the Company’s Chief Executive Officer, and Gerald Easterling as the Company’s President, effective as of April 1, 2015 (the “Employment Agreements”).

The Employment Agreements are each terminable at will and each provide for a base annual salary of $96,000. In addition, the Employment Agreements each provide that the employee is entitled, at the sole and absolute discretion of the Company’s Board of Directors, to receive performance bonuses. Each employee will also be entitled to certain benefits including health insurance and monthly allowances for cell phone and automobile expenses.

Each Employment Agreement provides that in the event employee is terminated without cause or resigns for good reason (each as defined in their Employment Agreements), the employee will receive, as severance the employee’s base salary for a period of 60 months following the date of termination. In the event of a change of control of the Company, the employee may elect to terminate the Employment Agreement within 30 days thereafter and upon such termination would receive a lump sum payment equal to 500% of the employee’s base salary.

Each Employment Agreement contains certain restrictive covenants relating to non-competition, non-solicitation of customers and non-solicitation of employees for a period of one year following termination of the employee’s Employment Agreement.

NOTE 10 – SUBSEQUENT EVENTS

Subsequent to period end, the Company has converted approximately $61,000 of their outstanding convertible debt as of June 30, 2018 and approximately $5,000 of accrued interest and fees, into 11,765,729 shares of the Company’s common stock. The Company also issued 6,719,925 shares of their common stock on July 17, 2018, upon cashless exercise of warrants granted in connection with the July Debenture.

On July 11, 2018, the Company received the funding for the Buyer Note issued in connection with the second note under the December 20, 2017 8% convertible redeemable note, for cash proceeds of $74,000.

On July 26, 2018, the Company received the funding for the Buyer Note issued in connection with the January 29, 2018 12% convertible redeemable note, for cash proceeds of $38,000.

On July 27, 2018, the Company redeemed the January 30, 2018, 12% convertible note $83,000, for approximately $123,000, with the approximately $40,000 redemption amount being recognized as financing costs.

On July 27, 2018, the Company entered into two 10% convertible notes in the aggregate principal amount of $186,000, convertible into shares of common stock of the Company, with maturity dates of July 27, 2019. The interest upon an event of default, as defined in the note, is 24% per annum. Each note was in the face amount of $93,000, with $3,000 OID, for a purchase price of $90,000. The first of the notes was paid for by the buyer in cash upon closing, with the other note ("Back-End note") initially paid for by the issuance of an offsetting $93,000 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on December 12, 2018. The interest rate increases to 24% upon an event of default, as set forth in the agreement, including a cross default to all other outstanding notes, and if the debenture is not paid at maturity the principal due increases by 10%. If the Company loses its bid price the principal outstanding on the debenture increases by 20%, and if the Company’s common stock is delisted, the principal increases by 50%.

The notes are convertible at 60% of the lowest closing bid price for the last 20 days. The discount is increased an additional 10%, to 50%, upon a DTC "chill". The Company has not maintained the required share reservation under the terms of the note agreement. The Back-End note is not convertible until the buyer has settled the Buyer Notes in a cash payment. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 120% to 136% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of the debenture.

NATURALSHRIMP INCORPORATED
CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of NaturalShrimp Incorporated.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NaturalShrimp Incorporated (the “Company”) as of March 31, 2018 and 2017, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant losses from inception and has a significant working capital deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas
July 13, 2018

We have served as the Company’s auditor since 2015.

NATURALSHRIMP INCORPORATED
CONSOLIDATED BALANCE SHEETS

	March 31, 2018	March 31, 2017
ASSETS
Current assets
Cash	$24,280	$88,195
Accounts receivable	-	-
Notes receivable	207,200	-
Inventory	-	-
Prepaid expenses	28,699	224,000

Total current assets	260,179	312,195

Fixed assets
Land	202,293	202,293
Buildings	1,328,161	1,328,161
Machinery and equipment	929,245	929,214
Autos and trucks	14,063	14,063
Furniture and fixtures	22,060	22,060
Accumulated depreciation	(1,292,313)	(1,221,419)

Fixed assets, net	1,203,509	1,274,372

Other assets
Construction-in-process	171,050	-
Deposits	10,500	10,500

Total other assets	181,550	10,500

Total assets	$1,645,238	$1,597,067

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$528,538	$505,033
Accrued interest - related parties	240,377	178,922
Other accrued expenses	497,321	317,499
Short-term Promissory Note and Lines of credit	143,523	145,964
Current maturities of bank loan	7,497	7,310
Current maturities of convertible debentures, less debt discount of$ 691,558	516,597	-
Convertible debentures, related party	87,600	-
Notes payable - related parties	1,271,162	1,296,162
Derivative liability	3,455,000	218,000
Warrant liability	277,000	28,000

Total current liabilities	7,024,615	2,696,890

Bank loan, less current maturities	228,916	235,690
Lines of credit	651,453	651,498
Convertible debentures, less current maturities	-	50,000

Total liabilities	7,904,984	3,634,078

Commitments and contingencies (Note 10)

Stockholders' deficit
Common stock, $0.0001 par value, 300,000,000 shares authorized 97,656,095 and 92,408,298 shares issued and outstanding at March 31, 2018 and March 31, 2017, respectively	9,766	9,242
Additional paid in capital	27,743,352	26,681,521
Accumulated deficit	(34,012,864)	(28,727,774)

Total stockholders' deficit	(6,259,746)	(2,037,011)

Total liabilities and stockholders' deficit	$1,645,238	$1,597,067

The accompanying notes are an integral part of these consolidated financial statements.

NATURALSHRIMP INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years ended
	March 31, 2018	March 31, 2017

Sales	$-	$-

Operating expenses:
Facility operations	27,789	70,930

General and administrative	1,085,499	909,182
Depreciation and amortization	70,894	60,459

Total operating expenses	1,184,182	1,040,571

Net Operating (loss) before other income (expense)	(1,184,182)	(1,040,571)

Other income (expense):
Interest expense	(171,065)	(174,335)
Amortization of debt discount	(775,091)	(295,000)
Financing costs	(1,310,751)	(164,000)
Change in fair value of derivative liability	(1,600,000)	11,000
Change in fair value of warrant liability	(244,000)	4,000
Gain on extinguishment of debt, related party	-	2,339,353
Debt settlement expense	-	(566,129)

Total other income (expense)	(4,100,907)	1,154,889

Loss before income taxes	(5,285,089)	114,318

Provision for income taxes	-	38,868

Benefit of Net operating loss		(38,868)

Net income/(loss)	$(5,285,089)	$114,318

EARNINGS PER SHARE (Basic)	$(0.05)	$0.00

EARNINGS PER SHARE (Diluted)	$(0.00)	$0.00

WEIGHTED AVERAGE SHARES OUTSTANDING (Basic)	97,656,095	90,025,445

WEIGHTED AVERAGE SHARES OUTSTANDING (Diluted)	97,656,095	90,070,074

The accompanying notes are an integral part of these consolidated financial statements.

NATURALSHRIMP INCORPORATED
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Common Stock		Additional paid-in	Stock	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Receivable	Deficit	Deficit
Balance April 1, 2016	89,399,012	8,940	25,342,943	-	(28,842,092)	(3,490,209)

Issuance of shares for cash	28,571	3	9,997			10,000
Issuance of shares for Acquisition settlement expense	1,225,715	123	566,006			566,129
Issuance of shares for compensation	1,055,000	106	464,645			464,751
Issuance of shares in connection with debt	700,000	70	297,930			298,000
						-
Net income					114,317	114,317

Balance March 31, 2017	92,408,298	9,242	26,681,521	-	(28,727,775)	(2,037,012)

Issuance of shares in connection with debt	1,004,260	100	146,951			147,051
Issuance of shares for services	1,000,000	100	99,900			100,000
Issuance of shares for cash	100,000	10	24,990			25,000
Issuance of shares upon conversion	2,820,204	282	119,022			119,304
Beneficial conversion feature			28,000			28,000
Reclass of derivative liability upon conversion or redemption of related convertible debentures			576,000			576,000
Issuance of shares upon exercise of warrants	323,333	32	66,968			67,000

Net loss					(5,285,089)	(5,285,089)

Balance March 31, 2018	97,656,095	9,766	27,743,352	-	(34,012,864)	(6,259,746)

The accompanying notes are an integral part of these consolidated financial statements.

NATURALSHRIMP INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended
	March 31, 2018	March 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(5,285,089)	$114,318

Adjustments to reconcile net loss to net cash used in operating activities

Stock-based compensation	-	464,750
Depreciation expense	70,894	60,459
(Gain)/loss on extinguishment of debt	-	(2,339,353)
Debt settlement expense	-	566,129
Amortization of debt discount	775,091	295,000
Change in fair value of derivative liability	1,600,000	(11,000)
Change in fair value of warrant liability	244,000	(4,000)
Financing costs related to convertible debentures	1,310,751	164,000
Shares issued for services	100,000	-

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	145,301	(223,000)
Deposits	-	-
Accounts payable	31,982	(63,959)
Other accrued expenses	179,822	162,941
Accrued interest - related parties	61,455	91,500

Cash used in operating activities	(765,793)	(722,215)

CASH FLOWS FROM INVESTING ACTIVITIES

Cash paid for construction in progress	(171,050)	-

CASH USED IN INVESTING ACTIVITIES	(171,050)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from bank loan	-	45,000
Payments on bank loan	(6,587)	(2,000)
Payment of related party notes payable	-	(16,000)
Repayment line of credit short-term	(2,486)	-
Borrowing on Notes payable related party	-	657,257
Notes receivable	(76,000)	-
Lines of credit		(40,005)
Proceeds from sale of stock	25,000	10,000
Proceeds from convertible debentures	1,072,901	150,000
Proceeds from convertible debentures, related party	180,000	-
Payments on convertible debentures	(227,500)	-
Payments on convertible debentures, related party	(92,400)	-

Cash provided by financing activities	872,928	804,252

NET CHANGE IN CASH	(63,915)	82,037

CASH AT BEGINNING OF YEAR	88,195	6,158

CASH AT END OF YEAR	$24,280	$88,195

INTEREST PAID	$109,610	$72,837

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Common stock issued for debt settlement	$-	$566,129
Repayment of debt through issuance of bank loan	$-	$200,000
Shares issued upon conversion	$79,304	$-
Notes receivable for convertible debentures	$131,200	$-

The accompanying notes are an integral part of these consolidated financial statements.

NATURALSHRIMP INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF THE ORGANIZATION AND BUSINESS

Nature of the Business

NaturalShrimp Incorporated (“NaturalShrimp” “the Company”), a Nevada corporation, is a biotechnology company and has developed a proprietary technology that allows it to grow Pacific White shrimp (Litopenaeus vannamei, formerly Penaeus vannamei) in an ecologically controlled, high-density, low-cost environment, and in fully contained and independent production facilities. The Company’s system uses technology which allows it to produce a naturally-grown shrimp “crop” weekly, and accomplishes this without the use of antibiotics or toxic chemicals. The Company has developed several proprietary technology assets, including a knowledge base that allows it to produce commercial quantities of shrimp in a closed system with a computer monitoring system that automates, monitors and maintains proper levels of oxygen, salinity and temperature for optimal shrimp production. Its initial production facility is located outside of San Antonio, Texas.

The Company has three wholly-owned subsidiaries including NaturalShrimp Corporation, NaturalShrimp Global, Inc. and Natural Aquatic Systems, Inc.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the year ended March 31, 2018, the Company had a net loss of approximately $5,285,000. At March 31, 2018, the Company had an accumulated deficit of approximately $34,013,000 and a working capital deficit of approximately $6,764,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern, within one year from the issuance date of this filing. The Company’s ability to continue as a going concern is dependent on its ability to raise the required additional capital or debt financing to meet short and long-term operating requirements. During the 2018 fiscal year, the Company received net cash proceeds of approximately $1,088,000 from the issuance of convertible debentures, $180,000 from the issuance of convertible debt to a related party and $25,000 from the sale of the Company’s common stock. Subsequent to March 31, 2018, the Company received $105,000 in net proceeds from three convertible debentures (See Note 12). Management believes that private placements of equity capital and/or additional debt financing will be needed to fund the Company’s long-term operating requirements. The Company may also encounter business endeavors that require significant cash commitments or unanticipated problems or expenses that could result in a requirement for additional cash. If the Company raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of its current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict our operations. The Company continues to pursue external financing alternatives to improve its working capital position. If the Company is unable to obtain the necessary capital, the Company may have to cease operations.

The Company plans to improve the growth rate of the shrimp and the environmental conditions of its production facilities. Management also plans to acquire a hatchery in which the Company can better control the environment in which to develop the post larvaes. If management is unsuccessful in these efforts, discontinuance of operations is possible. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of NaturalShrimp Incorporated and its wholly-owned subsidiaries, NaturalShrimp Corporation, NaturalShrimp Global and Natural Aquatic Systems, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Earnings/Loss per Common Share

Basic and diluted earnings or loss per share (“EPS”) amounts in the consolidated financial statements are computed in accordance with ASC 260 – 10 “Earnings per Share”, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. For the year ended March 31, 2018, the Company had approximately $1,293,000 in convertible debentures whose approximately 46,170,000 underlying shares are convertible at the holders’ option at conversion prices ranging from 34 - 60% of the defined trading price and approximately 4,625,000 warrants with an exercise price of 50% to 57% of the market price of the Company’s common stock, which were not included in the calculation of diluted EPS as their effect would be anti-dilutive. Included in the diluted EPS for the year ended March 31, 2017, the Company had $150,000 in convertible debentures whose underlying shares are convertible at the holders’ option at initial fixed conversion prices ranging from $0.30 to $0.35.

Fair Value Measurements

ASC Topic 820, “Fair Value Measurement”, requires that certain financial instruments be recognized at their fair values at our balance sheet dates. However, other financial instruments, such as debt obligations, are not required to be recognized at their fair values, but Generally Accepted Accounting Principles in the United States (“GAAP”) provides an option to elect fair value accounting for these instruments. GAAP requires the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in our balance sheets. For financial instruments recognized at fair value, GAAP requires the disclosure of their fair values by type of instrument, along with other information, including changes in the fair values of certain financial instruments recognized in income or other comprehensive income. For financial instruments not recognized at fair value, the disclosure of their fair values is provided below under “Financial Instruments.”

Nonfinancial assets, such as property, plant and equipment, and nonfinancial liabilities are recognized at their carrying amounts in the Company’s balance sheets. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property, plant and equipment. In addition, if such an event occurs, GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred.

The Company did not have any Level 1 or Level 2 assets and liabilities at March 31, 2018 and 2017.

The Derivative liabilities are Level 3 fair value measurements.

The following is a summary of activity of Level 3 liabilities during the year ended March 31, 2018:

Derivative liability balance at March 31, 2017	$218,000
Additions to derivative liability for new debt	2,213,000
Reclass to equity upon conversion	(236,000)
Derecognition of notes redeemed for cash	(340,000)
Change in fair value	1,600,000
Balance at March 31, 2018	$3,455,000

At March 31, 2018, the fair value of the derivative liabilities of convertible notes was estimated using the following weighted-average inputs: the price of the Company’s common stock of $0.06; a risk-free interest rate ranging from 1.73% to 2.09%, and expected volatility of the Company’s common stock ranging from 272.06% to 375.93%, and the various estimated reset exercise prices weighted by probability.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, receivables, payables, and debt and are accounted for under the provisions of ASC Topic 825, “Financial Instruments”. The carrying amount of these financial instruments, with the exception of discounted debt, as reflected in the consolidated balance sheets approximates fair value.

Cash and Cash Equivalents

For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at March 31, 2018 and 2017.

Fixed Assets

Equipment is carried at historical value or cost and is depreciated over the estimated useful lives of the related assets. Depreciation on buildings is computed using the straight-line method, while depreciation on all other fixed assets is computed using the Modified Accelerated Cost Recovery System (MACRS) method, which does not materially differ from GAAP. Estimated useful lives are as follows:

Buildings	27.5 – 39 years
Other Depreciable Property	5 – 10 years
Furniture and Fixtures	3 – 10 years

Maintenance and repairs are charged to expense as incurred. At the time of retirement or other disposition of equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

The consolidated statements of operations reflect depreciation expense of approximately $71,000 and $60,000 for the years ended March 31, 2018 and 2017, respectively.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

In addition, the Company’s management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes.

On December 22, 2017, the President of the United States signed and enacted into law H.R. 1 (the “Tax Reform Law”). The Tax Reform Law, effective for tax years beginning on or after January 1, 2018, except for certain provisions, resulted in significant changes to existing United States tax law, including various provisions that are expected to impact the Company. The Tax Reform Law reduces the federal corporate tax rate from 35% to 21% effective January 1, 2018. The Company will continue to analyze the provisions of the Tax Reform Law to assess the impact on the Company’s consolidated financial statements.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees in accordance with ASC 718. “Stock-based Compensation to Employees” is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite employee service period. The Company accounts for stock-based compensation to other than employees in accordance with ASC 505-50 “Equity Instruments Issued to Other than Employees” and are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of stock-based payments using the Black-Scholes option-pricing model for common stock options and warrants and the closing price of the Company’s common stock for common share issuances. Once the stock is issued the appropriate expense account is charged.

Impairment of LongLived Assets and LongLived Assets

The Company will periodically evaluate the carrying value of longlived assets to be held and used when events and circumstances warrant such a review and at least annually. The carrying value of a longlived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the longlived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on longlived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

Commitments and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for annual reporting periods for public business entities beginning after December 15, 2017, including interim periods within that reporting period. The new standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures. As there have been no significant revenues to date, the Company does not expect the adoption to have a material impact and no transition method will be necessary upon adoption.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) The standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement will be dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease will be disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability). This standard will be effective for our interim and annual periods beginning January 1, 2019, and must be applied on a modified retrospective basis to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. We are currently evaluating the timing of adoption and the potential impact of this standard on our financial position, but we do not expect it to have a material impact on our results of operations.

During the year ended March 31, 2018, there were several new accounting pronouncements issued by the Financial Accounting Standards Board. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

Management’s Evaluation of Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of March 31, 2018, through the date which the consolidated financial statements were issued. Based upon the review, other than described in Note 12 – Subsequent Events, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

NOTE 3 – SHORT-TERM NOTE AND LINES OF CREDIT

On November 3, 2015, the Company entered into a short-term note agreement with Community National Bank for a total value of $50,000. The short-term note has a stated interest rate of 5.25%, maturity date of December 15, 2017 and had an initial interest only payment on February 3, 2016. The short-term note is guaranteed by an officer and director. The balance of the line of credit at both March 31, 2018 and 2017 was $25,298.

The Company also has a working capital line of credit with Extraco Bank. On April 30, 2018, the Company renewed the line of credit for $475,000. The line of credit bears an interest rate of 5.0% that is compounded monthly on unpaid balances and is payable monthly. The line of credit matures on April 30, 2019, and is secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. The balance of the line of credit is $472,675 and $473,029 at March 31, 2018 and March 31, 2017, respectively, included in non-current liabilities.

The Company also has additional lines of credit with Extraco Bank for $100,000 and $200,000, which were renewed on January 19, 2018 and April 30, 2018, respectively, with maturity dates of January 19, 2019 and April 30, 2019, respectively. The $200,000 line of credit is included in non-current liabilities as of March 31, 2018, with an outstanding balance of $178,778. The lines of credit bear an interest rate of 4.5% (increased to 6.5% and 5%, respectively, upon renewal in 2017) that is compounded monthly on unpaid balances and is payable monthly. They are secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. The balance of the lines of credit was $278,470 at both March 31, 2018 and March 31, 2017.

The Company also has a working capital line of credit with Capital One Bank for $50,000. The line of credit bears an interest rate of prime plus 25.9 basis points, which totaled 30.7% as of March 31, 2018. The line of credit is unsecured. The balance of the line of credit was $9,580 at both March 31, 2018 and March 31, 2017.

The Company also has a working capital line of credit with Chase Bank for $25,000. The line of credit bears an interest rate of prime plus 10 basis points, which totaled 14.75% as of March 31, 2018. The line of credit is secured by assets of the Company’s subsidiaries. The balance of the line of credit is $10,237 and $11,197 at March 31, 2018 and March 31, 2017, respectively.

NOTE 4 – BANK LOAN

On January 10, 2017, the Company entered into a promissory note with Community National Bank for $245,000, at an annual interest rate of 5% and a maturity date of January 10, 2020 (the “CNB Note”). The CNB Note is secured by certain real property owned by the Company in LaCoste, Texas, and is also personally guaranteed by the Company’s President, as well as certain shareholders of the Company. As consideration for the guarantee, the Company issued 600,000 of its common stock to the shareholders, which was recognized as debt issuance costs with a fair value of $264,000, based on the market value of the Company’s common stock of $0.44 on the date of issuance. As the fair value of the debt issuance costs exceeded the face amount of the promissory note, the excess of the fair value was recognized as financing costs in the statement of operations. The resulting debt discount is to be amortized over the term of the CNB Note under the effective interest method. As the debt discount is in excess of the face amount of the promissory note, the effective interest rate is not determinable, and as such, all of the discount was immediately expensed.

Maturities on Bank loan is as follows:

Years ending:
March 31, 2019	$7,497
March 31, 2020	228,916
$236,413

NOTE 5 – CONVERTIBLE DEBENTURES

January Debentures

On January 23, 2017, the Company entered into a Securities Purchase Agreement (“January SPA”) for the sale of a convertible debenture (“January debenture”) with an original principal amount of $262,500, for consideration of $250,000, with a prorated five percent original issue discount (“OID”). The debenture has a one-time interest charge of twelve percent applied on the issuance date and due on the maturity date, which is two years from the date of each payment of consideration. The January SPA included a warrant to purchase 350,000 shares of the Company’s common stock. The warrants have a five year term and vest such that the buyer shall receive 1.4 warrants for every dollar funded to the Company under the January debenture. The Company received $50,000 at closing, with additional consideration to be paid at the holder’s option. Upon the closing the buyer was granted a warrant to purchase 70,000 shares of the Company’s common stock.

The January debentures are convertible at an original conversion price of $0.35, subject to adjustment if the Company’s common stock trades at a price lower than $0.60 per share during the forty-five day period immediately preceding August 15, 2017, in which case the conversion price is reset to sixty percent of the lowest trade occurring during the twenty-five days prior to the conversion date. Additionally, the conversion price, as well as other terms including interest rates, original issue discounts, warrant coverage, adjusts if any future financings have more favorable terms. The January debenture also has piggyback registration rights.

The conversion feature of the January debenture meets the definition of a derivative and due to the adjustment to the conversion price to occur upon subsequent sales of securities at a price lower than the original conversion price, requires bifurcation and is accounted for as a derivative liability. The derivative was initially recognized at an estimated fair value of $85,000 and created a discount on the January debentures that will be amortized over the life of the debentures using the effective interest rate method. The fair value of the embedded derivative is measured and recognized at fair value each subsequent reporting period and the changes in fair value are recognized in the Consolidated Statement of Operations as a change in fair value of derivative liability.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.46 at issuance date; a risk free interest rate of 1.16% and expected volatility of the Company’s common stock, of 384.75%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $35,000 was immediately expensed as Financing costs. As the discount was in excess of the face amount of the debenture, the effective interest rate is not determinable, and as such, all of the discount was immediately expensed.

The derivative was remeasured as of March 31, 2017, resulting in an estimated fair value of $74,000, for a decrease in fair value of $11,000. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.40; a risk free interest rate of 1.16% and expected volatility of the Company’s common stock, of 388.06%, and the various estimated reset exercise prices weighted by probability.

During the three months ended September 30, 2017, the holder converted $40,000 of the January debentures to common shares of the Company, leaving outstanding principal of $10,000 as of September 30, 2017. As a result of the conversion the derivative liability was remeasured immediately prior to the conversion with a fair value of $55,000, with an increase of $2,000 recognized, with the fair value of the derivative liability related to the converted portion, of $44,000 being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.17; a risk-free interest rate of 1.12% and expected volatility of the Company’s common stock, of 190.70%, and the various estimated reset exercise prices weighted by probability.

During the three months ended December 31, 2017, the holder converted the remaining $10,000 of the January debentures to common shares of the Company. As a result of the conversion the derivative liability was remeasured immediately prior to the conversion with a fair value of $16,000, with an increase of $4,000 recognized, with the fair value of the derivative liability related to the converted portion being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.10; a risk-free interest rate of 1.46% and expected volatility of the Company’s common stock, of 200.17%, and the various estimated reset exercise prices weighted by probability.

The warrants have an original exercise price of $0.60, which adjusts for any future dilutive issuances. As a result of the dilutive issuance adjustment provision, the warrants have been classified out of equity as a warrant liability. The Company estimated the fair value of the warrant liability using the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.46 at issuance date; a risk free interest rate of 1.88% and expected volatility of the Company’s common stock, of 309.96%, resulting in a fair value of $32,000. As noted above, the calculated fair value of the discount is greater than the face amount of the debt, and therefore, the excess amount of $32,000 was immediately expensed as Financing costs.

March Debentures

On March 28, 2017, the Company entered into a Securities Purchase Agreement (“SPA”) for the purchase of up to $400,000 in convertible debentures (“March debentures”), due 3 years from issuance. The SPA consists of three separate convertible debentures, the first purchase which occurred at the signing closing date on March 28, 2017, for $100,000 with a purchase price of $90,000 (an OID of $10,000). The second closing is to occur by mutual agreement of the buyer and Company, at any time sixty to ninety days following the signing closing date, for $150,0000 with a purchase price of $135,000 (an OID of $15,000). The third closing is to occur sixty to ninety days after the second closing for $150,000 with a purchase price of $135,000 (an OID of $15,000). The SPA also includes a commitment fee to include 100,000 restricted shares of common stock of the Company upon the signing closing date. The commitment shares fair value was calculated as $34,000, based on the market value of the common shares at the closing date of $0.34, and was recognized as a debt discount. The conversion price is fixed at $0.30 for the first 180 days. After 180 days, or in the event of a default, the conversion price becomes the lower of $0.30 or 60% (or 55% based on certain conditions) of the lowest closing bid price for the past 20 days.

On July 5, 2017, the March Debenture was amended. The total principal amount of the convertible debentures issuable under the SPA was reduced to $325,000, for a total purchase price of $292,500, and the second closing was reduced to $75,000 with a purchase price of $67,500. The second closing occurred on July 5, 2017. As a fee in connection with the second closing, the Company issued 75,000 of its restricted common shares to the debenture holder. The fair value of the fee shares was calculated as $26,625, based on the market value of the common shares at the closing date of $0.36, which will be recognized as a debt discount and amortized over the life of the note with a 34.4% effective interest rate.

The conversion feature of the March debenture meets the definition of a derivative as it would not be classified as equity were it a stand-alone instrument, and therefore requires bifurcation and is accounted for as a derivative liability. The derivative was initially recognized at an estimated fair value of $170,000 and created a discount on the March debentures that will be amortized over the life of the debentures using the effective interest rate method. The fair value of the embedded derivative is measured and recognized at fair value each subsequent reporting period and the changes in fair value are recognized in the Consolidated Statement of Operations as Change in fair value of derivative liability.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.40 at issuance date; a risk free interest rate of 1.56% and expected volatility of the Company’s common stock, of 333.75%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $104,000, including the commitment fees, was immediately expensed as financing costs.

The debenture is also redeemable at the option of the Company, at amounts ranging from 105% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of each debenture.

On September 22, 2017, the Company exercised its option to redeem the first closing of the March debenture, for a redemption price at $130,000, 130% of the principal amount. The principal of $100,000 was derecognized with the additional $30,000 paid upon redemption recognized as a financing cost. As a result of the redemption, the unamortized discount related to the converted balance of $91,667 was immediately expensed. Additionally, the derivative was remeasured upon redemption of the debenture, resulting in an estimated fair value of $189,000, for an increase in fair value of $45,000. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.17; a risk-free interest rate of 1.58% and expected volatility of the Company’s common stock, of 290.41%, and the various estimated reset exercise prices weighted by probability.

On December 28, 2017, the Company exercised its option to redeem the second closing of the March debenture, for a redemption price at $97,500, 130% of the principal amount. Upon redemption, the principal of $75,000 was relieved, with the additional $22,500 paid recognized as a financing cost. As a result of the redemption, the unamortized discount related to the converted balance of $68,750 was immediately expensed. Additionally, the derivative was remeasured upon redemption of the debenture, resulting in an estimated fair value of $151,000, for an increase in fair value of $63,000. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.15; a risk-free interest rate of 1.89% and expected volatility of the Company’s common stock, of 260.54%, and the various estimated reset exercise prices weighted by probability.

July Debenture

On July 31, 2017, the Company entered into a 5% Securities Purchase Agreement. The agreement calls for the purchase of up to $135,000 in convertible debentures, due 12 months from issuance, with a $13,500 OID. The first closing was for principal of $45,000 with a purchase price of $40,500 (an OID of $4,500), with additional closings at the sole discretion of the holder. On October 2, 2017, the Company entered into a second closing of the July 31, 2017 debenture, in the principal amount of $22,500 for a purchase price of $20,250, with $1,500 deducted for legal fees, resulting in net cash proceeds of $18,750. The July 31 debenture is convertible at a conversion price of 60% of the lowest trading price during the twenty-five days prior to the conversion date, and is also subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company. A further adjustment occurs if the trading price at any time is equal to or lower than $0.10, whereby an additional 10% discount to the market price shall be factored into the conversion rate, as well as an adjustment to occur upon subsequent sales of securities at a price lower than the original conversion price. The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability.

On February 5, 2018, the Company entered into an amendment to the July Debenture, whereby in exchange for a payment of $6,500 the note holder, except for a conversion of up to 125,000 shares of the Company’s common shares, would be only entitled to effectuate a conversion under the note on or after March 2, 2018.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures at issuance at $61,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.33 at issuance date; a risk-free interest rate of 1.23% and expected volatility of the Company’s common stock, of 192.43%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $45,500, including the commitment fees, was immediately expensed as financing costs.

On February 20, 2018, the holder converted $4,431 of the January debentures into 125,000 common shares of the Company. As a result of the conversion the derivative liability relating to the portion converted was remeasured immediately prior to the conversion with a fair value of $11,000, with an increase of $4,000 recognized, with the fair value of the derivative liability related to the converted portion being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.12; a risk-free interest rate of 1.87% and expected volatility of the Company’s common stock, of 353.27%, and the various estimated reset exercise prices weighted by probability.

During March, 2018, the holder converted an additional $17,113 of the July debentures into 630,000 common shares of the Company. As a result of the conversion the derivative liability was remeasured immediately prior to the conversion with a fair value of $138,000, with an increase of $74,000 recognized, with the fair value of the derivative liability related to the converted portion being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.11; a risk-free interest rate of 1.77% and expected volatility of the Company’s common stock, of 375.93%, and the various estimated reset exercise prices weighted by probability. Subsequent to year end the remainder of the two notes were fully converted.

Additionally, with each tranche under the note, the Company shall issue a warrant to purchase an amount of shares of its common stock equal to the face value of each respective tranche divided by $0.60 as a commitment fee. The Company issued a warrant to purchase 75,000 shares of the Company’s common stock with the first closing, with an exercise price of $0.60. The warrant has an anti-dilution provision for future issuances, whereby the exercise price would reset. The exercise price was adjusted to $0.15 and the warrants issued increased to 300,000, upon a warrant issuance related to a new convertible debenture on September 11, 2017. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. As a result of the dilutive issuance adjustment provision, the warrants have been classified out of equity as a warrant liability. The Company estimated the fair value of the warrant liability using the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.33 at issuance date; a risk-free interest rate of 1.84% and expected volatility of the Company’s common stock, of 316.69%, resulting in a fair value of $25,000.

August Debenture

On August 28, 2017, the Company entered into a 12% convertible promissory note for $110,000, with an OID of $10,000, which matures on February 28, 2018. The note is convertible at a variable conversion rate that is the lesser of 60% of the lowest trading price for last 20 days prior to issuance of the note or 60% of the lowest market price over the 20 days prior to conversion. The conversion price shall be adjusted upon subsequent sales of securities at a price lower than the original conversion price. There are additional adjustments to the conversion price for events set forth in the agreement, including if the Company is not DTC eligible, the Company is no longer a reporting company, or the note cannot be converted into free trading shares on or after nine months from issue date. Per the agreement, the Company is required at all times to have authorized and reserved five times the number of shares that is actually issuable upon full conversion of the note. The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability. The note was sold to the holder of the January 29, 2018 note (below) on February 8, 2018, with an amendment entered into to extend the note until March 5, 2018. In exchange for a cash payment of $5,000 and the issuance of 50,000 shares of common stock, on March 5, 2018, the holder agreed to not convert any of the outstanding debt into common stock of the Company until April 8, 2018. Subsequent to year end the new holder issued a waiver as to the maturity date of the note and a technical default provision. The note has subsequently been fully converted.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures at issuance at $150,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.17 at issuance date; a risk-free interest rate of 1.12% and expected volatility of the Company’s common stock, of 190.70%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $116,438, was immediately expensed as financing costs.

In connection with the note, the Company issued 50,000 warrants, exercisable at $0.20, with a five-year term. The exercise price is adjustable upon certain events, as set forth in the agreement, including for future dilutive issuance. The exercise price was adjusted to $0.15 and the warrants outstanding increased to 66,667, upon a warrant issuance related to a new convertible debenture on September 11, 2017. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. As a result of the dilutive issuance adjustment provision, the warrants have been classified out of equity as a warrant liability. The Company estimated the fair value of the warrant liability using the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.17 at issuance date; a risk-free interest rate of 1.74% and expected volatility of the Company’s common stock, of 276.90%, resulting in a fair value of $8,000.

Additionally, in connection with the debenture the Company also issued 343,750 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $58,438, based on the market value of the common shares at the closing date of $0.17, and was recognized as part of the debt discount. The shares are to be returned to the Treasury of the Company in the event the debenture is fully repaid prior to the date which is 180 days following the issue date. On February 22, 2018, in connection with the sale of the note to the Janaury 29, 2019 note holder, 171,965 of the shares were returned to the Company and cancelled. The remaining shares are not required to be returned to the Company, as the note was not redeemed prior to the date 180 days following the issue date.

On October 31, 2017, there was a second closing to the August debenture, in the principal amount of $66,000, maturing on April 30, 2018. The second closing has the same conversion terms as the first closing, however there were no additional warrants issued with the second closing. The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability. Subsequent to year end the holder issued a waiver as to the maturity date of the note and a technical default provision. The note has subsequently been fully converted.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures at issuance at $94,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.11 at issuance date; a risk-free interest rate of 1.28% and expected volatility of the Company’s common stock, of 193.79%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $69,877, was immediately expensed as financing costs.

Additionally, in connection with the second closing, the Company also issued 332,500 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $35,877, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount. The shares are to be returned to the Treasury of the Company in the event the debenture is fully repaid prior to the date which is 180 days following the issue date.

September 11, 2017 Debenture

On September 11, 2017, the Company entered into a 12% convertible promissory note for $146,000, with an OID of $13,500, which matures on June 11, 2018. The note is convertible at a variable conversion rate that is the lower of the trading price for last 25 days prior to issuance of the note or 50% of the lowest market price over the 25 days prior to conversion. Furthermore, the conversion rate may be adjusted downward if, within three business days of the transmittal of the notice of conversion, the common stock has a closing bid which is 5% or lower than that set forth in the notice of conversion. There are additional adjustments to the conversion price for events set forth in the agreement, if any third party has the right to convert monies at a discount to market greater than the conversion price in effect at that time then the holder, may utilize such greater discount percentage. Per the agreement, the Company is required at all times to have authorized and reserved seven times the number of shares that is actually issuable upon full conversion of the note. The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability. Subsequent to year end approximately $85,000 of the note was converted.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures at issuance at $269,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.17 at issuance date; a risk-free interest rate of 1.16% and expected volatility of the Company’s common stock, of 190.70%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $168,250, was immediately expensed as financing costs.

In connection with the note, the Company issued 243,333 warrants, exercisable at $0.15, with a five-year term. The exercise price is adjustable upon certain events, as set forth in the agreement, including for future dilutive issuance. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. As a result of the dilutive issuance adjustment provision, the warrants have been classified out of equity as a warrant liability. The Company estimated the fair value of the warrant liability using the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.13 at issuance date; a risk-free interest rate of 1.71% and expected volatility of the Company’s common stock, of 276.90%, resulting in a fair value of $32,000.

September 12, 2017 Debenture

On September 12, 2017, the Company entered into a 12% convertible promissory note for principal amount of $96,500 with a $4,500 OID, which matures on June 12, 2018. The note is able to be prepaid prior to the maturity date, at a cash redemption premium, at various stages as set forth in the agreement. The note is convertible commencing 180 days after issuance date (or upon an event of Default), or March 11, 2018, with a variable conversion rate at 60% of market price, defined as the lowest trading price during the twenty days prior to the conversion date. Additionally, the conversion price adjusts if the Company is not able to issue the shares requested to be converted, or upon any future financings have more favorable terms. Per the agreement, the Company is required at all times to have authorized and reserved six times the number of shares that is actually issuable upon full conversion of the note. The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability.

On March 20, 2018, the holder converted $32,500 of the September 12, 2017 debentures into 1,031,746 common shares of the Company. As a result of the conversion the derivative liability was remeasured immediately prior to the conversion with a fair value of $318,000, with an increase of $165,000 recognized, with the fair value of the derivative liability related to the converted portion of $107,000 being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.09; a risk-free interest rate of 1.81% and expected volatility of the Company’s common stock, of 375.93%, and the various estimated reset exercise prices weighted by probability. Subsequent to year end the remainder of the note has been fully converted.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures at issuance at $110,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.13 at issuance date; a risk-free interest rate of 1.16% and expected volatility of the Company’s common stock, of 190.70%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $18,000 was immediately expensed as financing costs.

October 17, 2017 Debenture

On September 28, 2017, the Company entered into a Securities Purchase Agreement, pursuant to which the Company agreed to sell a 12% Convertible Note for $55,000 with a maturity date of September 28, 2018, for a purchase price of $51,700, and $2,200 deducted for legal fees, resulting in net cash proceeds of $49,500. The effective closing date of the Securities Purchase Agreement and Note is October 17, 2017. The note is convertible at the holders’ option, at any time, at a conversion price equal to the lower of (i) the closing sale price of the Company’s common stock on the closing date, or (ii) 60% of either the lowest sale price for the Company’s common stock during the twenty (20) consecutive trading days including and immediately preceding the closing date, or the closing bid price, whichever is lower , provided that, if the price of the Company’s common stock loses a bid, then the conversion price may be reduced, at the holder’s absolute discretion, to a fixed conversion price of $0.00001. If at any time the adjusted conversion price for any conversion would be less than par value of the Company’s common stock, then the conversion price shall equal such par value for any such conversion and the conversion amount for such conversion shall be increased to include additional principal to the extent necessary to cause the number of shares issuable upon conversion equal the same number of shares as would have been issued had the Conversion Price not been subject to the minimum par value price. The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability. Subsequent to year end approximately $43,000 of the note was converted.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures at issuance at $91,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.11 at issuance date; a risk-free interest rate of 1.41% and expected volatility of the Company’s common stock, of 193.79%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $41,500 was immediately expensed as financing costs.

November 14, 2017 Debenture

On November 14, 2017, the Company entered into two 8% convertible redeemable notes, in the aggregate principal amount of $112,000, convertible into shares of common stock of the Company, with maturity dates of November 14, 2018. Each note was in the face amount of $56,000, with an original issue discount of $2,800, resulting in a purchase price for each note of $53,200. The first of the two notes was paid for by the buyer in cash upon closing, with the second note initially paid for by the issuance of an offsetting $53,200 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on July 14, 2018. The notes are convertible at 57% of the lowest of trading price for last 20 days, or lowest closing bid price for last 20 days, with the discount increased to 47% in the event of a DTC chill, with the second note not being convertible until the buyer has settled the Buyer Note in cash payment. The Buyer Note is included in Notes Receivable in the accompanying financial statements. The first note has been fully converted subsequent to year end.

During the first six months, the convertible redeemable notes are in effect, the Company may redeem the note at amounts ranging from 120% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of each debenture.

The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the two convertible debentures at issuance at $164,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.10 at issuance date; a risk-free interest rate of 1.59% and expected volatility of the Company’s common stock, of 192.64%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $63,200 was immediately expensed as financing costs.

December 20, 2017 Debenture

On December 20, 2017, the Company entered into two 8% convertible redeemable notes, in the aggregate principal amount of $240,000, convertible into shares of common stock, of the Company, with the same buyers as the November 14, 2017 debenture. Both notes are due on December 20, 2018. The first note has face amount of $160,000, with a $4,000 OID, resulting in a purchase price of $156,000. The second note has a face amount of $80,000, with an OID of $2,000, for a purchase price of $78,000. The first of the two notes was paid for by the buyer in cash upon closing, with the second note initially paid for by the issuance of an offsetting $78,000 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on August 20, 2018. The notes are convertible at 60% of the lower of: (i) lowest trading price or (ii) lowest closing bid price, of the Company’s common stock for the last 20 trading days prior to conversion, with the discount increased to 50% in the event of a DTC chill, with the second note not being convertible until the buyer has settled the Buyer Note in cash payment. The Buyer Note is included in Notes Receivable in the accompanying financial statements.

During the first six months, the convertible redeemable notes are in effect, the Company may redeem the note at amounts ranging from 120% to 136% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of each debenture.

The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the two convertible debentures at issuance at $403,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.15 at issuance date; a risk-free interest rate of 1.72% and expected volatility of the Company’s common stock, of 215.40%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $181,000 was immediately expensed as financing costs.

January 29, 2018 Debenture

On January 29, 2 018, the Company entered into three 12% convertible notes of the Company in the aggregate principal amount of $120,000, convertible into shares of common stock of the Company, with maturity dates of January 29, 2019. The interest upon an event of default, as defined in the note, is 24% per annum. Each note was in the face amount of $40,000, with $2,000 legal fees, for net proceeds of $38,000. The first of the three notes was paid for by the buyer in cash upon closing, with the other two notes initially paid for by the issuance of an offsetting $40,000 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Notes are due on September 29, 2018. The notes are convertible at 60% of the lowest closing bid price for the last 20 days, with the discount increased to 50% in the event of a DTC chill. The second and third notes not being convertible until the buyer has settled the Buyer Notes in a cash payment. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

During the first 180 days, the convertible redeemable notes are in effect, the Company may redeem the note at amounts ranging from 115% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 30 days to 180 days from the date of issuance of each debenture. Upon any sale event, as defined, at the holder’s request the Company will redeem the note for 150% of the principal and accrued interest.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the three convertible debentures at issuance at $185,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.12 at issuance date; a risk-free interest rate of 1.80% and expected volatility of the Company’s common stock, of 215.40%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $71,000 was immediately expensed as financing costs.

January 30, 2018 Debenture

On January 30, 2018, the Company entered into a 12% convertible note for the principal amount of $80,000, convertible into shares of common stock of the Company, which matures on January 30, 2019. Upon an event of default, as defined in the note, the note becomes immediately due and payable, in an amount equal to 150% of all principal and accrued interest due on the note, with default interest of 22% per annum (the “Default Amount”). If the Company fails to deliver conversion shares within 2 days of a conversion request, the note becomes immediately due and payable at an amount of twice the Default Amount. The note is convertible at 61% of the lowest closing bid price for the last 15 days. Per the agreement, the Company is required at all times to have authorized and reserved six times the number of shares that is actually issuable upon full conversion of the note. Failure to maintain the reserved number of shares is considered an event of default if not cured within three days of a notice of conversion. The Company has not maintained the required share reservation under the terms of the note agreement. The Company believes it has sufficient available shares of the Company’s common stock in the event of conversion for these notes. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

During the first 180 days, the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 115% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 30 days to 180 days from the date of issuance of the debenture.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the convertible debenture at issuance at $163,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.08 at issuance date; a risk-free interest rate of 1.88% and expected volatility of the Company’s common stock, of 215.40%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $83,000 was immediately expensed as financing costs.

On March 9, 2018, the Company entered into a 12% convertible note for the principal amount of $43,000, with the holder of the January 30, 2018 debenture, convertible into shares of common stock of the Company, which matures on March 9, 2019. Upon an event of default, as defined in the note, the note becomes immediately due and payable, in an amount equal to 150% of all principal and accrued interest due on the note, with default interest of 22% per annum (the “Default Amount”). If the Company fails to deliver conversion shares within 2 days of a conversion request, the note becomes immediately due and payable at an amount of twice the Default Amount. The note is convertible on the date beginning 180 days after issuance of the note, at 61% of the lowest closing bid price for the last 15 days. Per the agreement, the Company is required at all times to have authorized and reserved six times the number of shares that is actually issuable upon full conversion of the note. Failure to maintain the reserved number of shares is considered an event of default. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 115% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 30 days to 180 days from the date of issuance of the debenture.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the convertible debenture at issuance at $94,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.09 at issuance date; a risk-free interest rate of 2.03% and expected volatility of the Company’s common stock, of 215.40%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $54,000 was immediately expensed as financing costs.

March 20, 2018 Debenture

On March 20, 2018, the Company entered into a convertible note for the principal amount of $84,000, convertible into shares of common stock of the Company, which matures on December 20, 2018. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24% upon an event of default. The note is convertible on the date beginning 180 days after issuance of the note, at the lower of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. In the event of a "DTC chill", the conversion rate is adjusted to 40% of the market price. Per the agreement, the Company is required at all times to have authorized and reserved ten times the number of shares that is actually issuable upon full conversion of the note. The Company has not maintained the required share reservation under the terms of the note agreement. The Company believes it has sufficient available shares of the Company’s common stock in the event of conversion for these notes. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

Additionally, the Company also issued 255,675 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $28,124, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the convertible debenture at issuance at $191,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.06 at issuance date; a risk-free interest rate of 2.09% and expected volatility of the Company’s common stock, of 272.06%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $144,124 (including the fair value of the common shares issued) was immediately expensed as financing costs.

March 21, 2018 Debenture

On March 21, 2018, the Company entered into a convertible note for the principal amount of $39,199, which includes an OID of $4,199, convertible into shares of common stock of the Company, which matures on December 20, 2018. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24% upon an event of default. The note is convertible on the date beginning 180 days after issuance of the note, at the lowest of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. The discount is increased upon certain events set forth in the agreement regarding the obtainability of the shares, such as a DTC "chill". Additionally, if the Company ceases to be a reporting company, or after 181 days the note cannot be converted into freely traded shares, the discount is increased an additional 15%. Per the agreement, the Company is required at all times to have authorized and reserved ten times the number of shares that is actually issuable upon full conversion of the note. The Company has not maintained the required share reservation under the terms of the note agreement. The Company believes it has sufficient available shares of the Company’s common stock in the event of conversion for these notes. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

Additionally, the Company also issued 119,300 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $13,123, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount.

The Company estimated the aggregate fair value of the conversion feature derivatives embedded in the two convertible debentures at issuance at $89,000, based on weighted probabilities of assumptions used in the Black Scholes pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.06 at issuance date; a risk-free interest rate of 2.09% and expected volatility of the Company’s common stock, of 272.06%, and the various estimated reset exercise prices weighted by probability. This resulted in the calculated fair value of the debt discount being greater than the face amount of the debt, and the excess amount of $67,123 (including the fair value of the common shares issued) was immediately expensed as financing costs.
The derivative liability arising from all of the above discussed debentures was revalued at March 31, 2018, resulting in an increase of the fair value of the derivative liability of $1,616,000 for the year ended March 31, 2018. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.06; a risk-free interest rate ranging from 1.73% to 2.09%, and expected volatility of the Company’s common stock ranging from 272.06% to 375.93%, and the various estimated reset exercise prices weighted by probability.

The warrant liability relating to all of the warrant issuances discussed above was revalued at March 31, 2018, resulting in an increase to the fair value of the warrant liability of $244,000 for the year ended March 31, 2018. The key valuation assumptions used consists, in part, of the price of the Company’s common stock of $0.06; a risk-free interest rate ranging from 2.22% to 2.56%, and expected volatility of the Company’s common stock of 358.6%. The warrant liability was remeasured as of March 31, 2017, resulting in an estimated fair value of $28,000, for a decrease in fair value of $4,000. The key valuation assumptions used consists, in part, of the price of the Company’s common stock of $0.40; a risk free interest rate of 1.88% and expected volatility of the Company’s common stock, of 292.42%.

NOTE 6 – STOCKHOLDERS’ DEFICIT

Common Stock

On May 2, 2017, the Company sold 100,000 shares of its common stock at $0.25 per share, for a total financing of $25,000.

On August 1, 2016, the Company reached an agreement with a professional advisor in which the Company issued 55,000 shares of common stock with a fair value of $24,750. This amount was recognized as stock compensation cost for the period ended December 31, 2016.

On October 10, 2016, the Company entered into a form of Subscription Agreement for $0.35 per common share and issued 28,571 common shares for $10,000 in cash proceeds.

On January 10, 2017, the Company issued 1,000,000 shares to a consultant for services to be rendered over six months. The fair value of the shares of $440,000, based on the market value of the common stock on the date of issuance, will be recognized over the term of the agreement. $220,000 was expensed in the year ending March 31, 2017, with $220,000 included in prepaid assets as of March 31, 2017. The prepaid balance of $220,000 was expensed in the year ending March 31, 2018.

The Company issued 1,225,715 shares to two unrelated parties on January 23, 2017, in exchange for the settlement of debt owed by NaturalShrimp Holdings, Inc., a related party (Note 8), previous to the Company’s January 2015 reverse acquisition. At the time of the acquisition the Company was not made aware of the debt and therefore did not assume the liability in the purchase agreement. When the Company was presented with the debt during the fiscal year ending March 31, 2017, the Company agreed to assume and settle this debt by the issuance of common shares. The fair value of the shares issued, based on the market value of the common shares on the date of the settlement agreement, was $563,829.

NOTE 7 – OPTIONS AND WARRANTS

The Company has not granted any options since inception. The Company has granted approximately 4,958,000 warrants (after adjustment) in connection with convertible debentures, or which 333,333 have been exercised. For further discussion see Note 5.

NOTE 8 – RELATED PARTY TRANSACTIONS

Notes Payable – Related Parties
On April 20, 2017, the Company entered into a convertible debenture with an affiliate of the Company whose managing member is the Treasurer, Chief Financial Officer, and a director of the Company (the “affiliate”), for $140,000. The convertible debenture matures one year from date of issuance, and bears interest at 6%. Upon an event of default, as defined in the debenture, the principal and any accrued interest becomes immediately due, and the interest rate increases to 24%. The convertible debenture is convertible at the holder’s option at a conversion price of $0.30. As of March 31, 2018, the Company has paid $52,400 on this note, with $87,600 remaining outstanding.

On January 20, 2017 and on March 14, 2017, the Company entered into convertible debentures with an affiliate of the Company whose managing member is the Treasurer, Chief Financial Officer, and a director of the Company. The convertible debentures are each in the amount of $20,000, mature one year from date of issuance, and bear interest at 6%. Upon an event of default, as defined in the debenture, the principal and any accrued interest becomes immediately due, and the interest rate increases to 24%. The convertible debentures are convertible at the holder’s option at a conversion price of $0.30. As of March 31, 2018, the notes have been paid off in full.

NaturalShrimp Holdings, Inc.

On January 1, 2016 the Company entered into a notes payable agreement with NaturalShrimp Holdings, Inc.(“NSH”), a shareholder. Between January 16, 2016 and March 7, 2016, the Company borrowed $134,750 under this agreement. An additional $601,361 was borrowed under this agreement in the year ended March 31, 2017. The note payable has no set monthly payment or maturity date with a stated interest rate of 2%.

Baptist Community Services (BCS)

On January 10, 2017, the Company agreed to pay to Baptist Community Services (BCS), a shareholder of NSH, $200,000 of the proceeds from the CNB Note (Note 4), in satisfaction of the outstanding amounts due on a promissory note with BCS of $2,305,953, plus accrued interest of $233,398, resulting in a gain on extinguishment of debt of $2,339,353 in the year ended March 31, 2017.

Shareholder Notes

The Company has entered into several working capital notes payable to multiple shareholders of NSH and Bill Williams, an officer, a director, and a shareholder of the Company, for a total of $486,500. These notes had stock issued in lieu of interest and have no set monthly payment or maturity date. The balance of these notes at March 31, 2018 and 2017 was $426,404 and $426,404, respectively, and is classified as a current liability on the consolidated balance sheets. At March 31, 2018 and 2017, accrued interest payable was $206,920 and $172,808, respectively.

Shareholders

In 2009, the Company entered into a note payable to Randall Steele, a shareholder of NSH, for $50,000. The note bears interest at 6.0% and was payable upon maturity on January 20, 2011. In addition, the Company issued 100,000 shares of common stock for consideration. The shares were valued at the date of issuance at fair market value. The value assigned to the shares of $50,000 was recorded as increase in common stock and additional paid-in capital and was limited to the value of the note. The assignment of a value to the shares resulted in a financing fee being recorded for the same amount. The note is unsecured. The balance of the note at March 31, 2018 and 2017 was $50,000, respectively, and is classified as a current liability on the consolidated balance sheets. Interest expense on the note was $3,000 and $3,000 during the years ended March 31, 2018 and 2017, respectively.

Beginning in 2010, the Company started entering into several working capital notes payable with various shareholders of NSH for a total of $290,000 and bearing interest at 8%. The balance of these notes at March 31, 2018 and 2017 was $5,000 and is classified as a current liability on the consolidated balance sheets. At March 31, 2018 and 2017, accrued interest payable was $1,600 and $1,200, respectively.

NOTE 9 – FEDERAL INCOME TAX

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

The components of income tax expense for the years ended March 31, 2018 and 2017 consist of the following:

	2018	2017
Federal Tax statutory rate	34.00%	34.00%
Permanent differences	7.86%	559.25%
Valuation allowance	(41.86)%	(525.25)%
Effective rate	0.00%	0.00%

Significant components of the Company’s deferred tax assets as of March 31, 2018 and 2017 are summarized below. The calculations presented below at December 31, 2017 reflect the new U.S. federal statutory corporate tax rate of 21% effective January 1, 2018 (see Note 2).

	2018	2017
Deferred tax assets:
Net operating loss carryforwards	$637,000	$570,000
Deferred tax benefit	408,000	350,000
Total deferred tax asset	1,045,000	920,000
Valuation allowance	(1,045,000)	(920,000)
	$-	$-

As of March 31, 2018, the Company had approximately $3,034,000 of federal net operating loss carry forwards. These carry forwards, if not used, will begin to expire in 2028. Future utilization of the net operating loss carry forwards is subject to certain limitations under Section 382 of the Internal Revenue Code. The Company believes that the issuance of its common stock in exchange for Multiplayer Online Dragon, Inc. January 30, 2015 resulted in an “ownership change” under the rules and regulations of Section 382. Accordingly, our ability to utilize our net operating losses generated prior to this date is limited to approximately $282,000 annually.

To the extent that the tax deduction is included in a net operating loss carry forward and is in excess of amounts recognized for book purposes, no benefit will be recognized until the loss carry forward is recognized. Upon utilization and realization of the carry forward, the corresponding change in the deferred asset and valuation allowance will be recorded as additional paid-in capital.

The Company provides for a valuation allowance when it is more likely than not that it will not realize a portion of the deferred tax assets. The Company has established a valuation allowance against the net deferred tax asset due to the uncertainty that enough taxable income will be generated in those taxing jurisdictions to utilize the assets. Therefore, we have not reflected any benefit of such deferred tax assets in the accompanying financial statements. Our net deferred tax asset and valuation allowance increased by $120,000 in the year ended March 31, 2018, $394,000 of which related to the decrease in the expected future tax rate as a result of the Tax Reform Law..

The Company reviewed all income tax positions taken or that we expect to be taken for all open years and determined that our income tax positions are appropriately stated and supported for all open years. The Company is subject to U.S. federal income tax examinations by tax authorities for years after 2012 due to unexpired net operating loss carryforwards originating in and subsequent to that year. The Company may be subject to income tax examinations for the various taxing authorities which vary by jurisdiction.

NOTE 10 – CONCENTRATION OF CREDIT RISK

The Company maintains cash balances at one financial institution. Accounts at this institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. As of March 31, 2018, and 2017, the Company’s cash balance did not exceed FDIC coverage.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Executive Employment Agreements – Bill Williams and Gerald Easterling

On April 1, 2015, the Company entered into employment agreements with each of Bill G. Williams, as the Company’s Chief Executive Officer, and Gerald Easterling as the Company’s President, effective as of April 1, 2015 (the “Employment Agreements”).

The Employment Agreements are each terminable at will and each provide for a base annual salary of $96,000. In addition, the Employment Agreements each provide that the employee is entitled, at the sole and absolute discretion of the Company’s Board of Directors, to receive performance bonuses. Each employee will also be entitled to certain benefits including health insurance and monthly allowances for cell phone and automobile expenses.

Each Employment Agreement provides that in the event employee is terminated without cause or resigns for good reason (each as defined in their Employment Agreements), the employee will receive, as severance the employee’s base salary for a period of 60 months following the date of termination. In the event of a change of control of the Company, the employee may elect to terminate the Employment Agreement within 30 days thereafter and upon such termination would receive a lump sum payment equal to 500% of the employee’s base salary.

Each Employment Agreement contains certain restrictive covenants relating to non-competition, non-solicitation of customers and non-solicitation of employees for a period of one year following termination of the employee’s Employment Agreement.

NOTE 12 – SUBSEQUENT EVENTS

Subsequent to year end, the Company has converted approximately $485,000 of their outstanding convertible debt as of March 31, 2018 and approximately $31,000 of accrued interest, into 37,887,704 shares of the Company’s common stock.

On April 10, 2018, the Company entered into two 10% convertible notes in the aggregate principal amount of $110,000, convertible into shares of common stock of the Company, with maturity dates of April 10, 2019. The interest upon an event of default, as defined in the note, is 24% per annum. Each note was in the face amount of $55,000, with $2,750 for legal fees deducted upon funding. The first of the notes was paid for by the buyer in cash upon closing, with the other note ("Back-End note") initially paid for by the issuance of an offsetting $55,000 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on December 12, 2018. The notes are convertible at 57% of the lowest closing bid price for the last 20 days. The Back-End note is not convertible until the buyer has settled the Buyer Notes in a cash payment. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 130% to 145% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 60 days to 180 days from the date of issuance of the debenture

On April 12, 2018, the Company sold 200,000 shares of its common stock at $0.077 per share, for a total financing of $15,400.

On April 27, 2018, the Company entered into a convertible note for the principal amount of $53,000 for a purchase price of $50,000, convertible into shares of common stock of the Company, which matures on January 27, 2019. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24% upon an event of default. The note is convertible on the date beginning 180 days after issuance of the note, at the lowest of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. In the event of a "DTC chill", the conversion rate is adjusted to 40% of the market price. Per the agreement, the Company is required at all times to have authorized and reserved ten times the number of shares that is actually issuable upon full conversion of the note. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

On June 5, 2018, the Company entered into a convertible note for the principal amount of $125,000 for a purchase price of $118,800, convertible on the date beginning 180 days after issuance of the note, into shares of common stock of the Company, which matures on June 5, 2019. The note bears interest at 12%, which increases to 18% upon an event of default, as defined in the agreement. The note is convertible at 60% of the lowest trading price for the last 20 days prior to conversion, with the discount increased 5% in the event the Company does not have sufficient shares authorized and outstanding to issue the shares upon conversion request. Per the agreement, the Company is required at all times to have authorized and reserved four times the number of shares that is actually issuable upon full conversion of the note. The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability.

During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 135% to 145% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of the debenture. After 180 days, the note is redeemable, with the holders prior written consent, at 150% of the principal and accrued interest balance.

On July 11, 2018, the Company received the funding for the Buyer Note issued in connection with the second note under the December 20, 2017 8% convertible redeemable note, for cash proceeds of $74,000.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Audit and Accounting Fees

Effective April 11, 2015, the Board of Directors of the Company engaged Turner, Stone & Company (“TSC”) as its independent registered public accounting firm to audit the Company’s annual financial statements. The following tables set forth the fees billed to the Company for professional services rendered by TSC for the years ended March 31, 2018 and 2017:

Services	2018	2017
Audit fees	$26,250	$29,300
Audit related fees	-	-
Tax fees	-	-
All other fees	-	-
Total fees	$26,250	$29,300

Audit Fees

The audit fees were paid for the audit services of our annual and quarterly reports and issuing consents for our registration statements.

Tax Fees

There were no tax fees paid to TSC.

Pre-Approval Policies and Procedures

Our board of directors preapproves all services provided by our independent registered public accounting firm. All of the above services and fees were reviewed and approved by the board of directors before the respective services were rendered.

Indemnification of Officers and Directors

Nevada Law

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our articles of incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revise Statutes and our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act. Unless otherwise indicated, all of the share issuances described below were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

On January 23, 2017, the Company entered into a Securities Purchase Agreement and issued a Convertible Note in the original principal amount of $262,500 to an accredited investor, along with a Warrant to purchase 350,000 shares of the Company’s common stock, in exchange for a purchase price of $250,000. The Company received $50,000 upon closing, with additional consideration to be paid to the Company in such amounts and at such dates as the holder may choose in its sole discretion. The warrants are exercisable over a period of five (5) years at an exercise price of $0.60, subject to adjustment. The exercise price was adjusted to $0.15, and the warrants issued increased to 280,000, upon a warrant issuance related to a new convertible debenture on September 11, 2017. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. The note is convertible into shares of the Company’s common stock at a conversion price of $0.35 per share, subject to adjustment. The maturity date of the note shall be two years form the date of each payment of consideration thereunder. A one-time interest charge of twelve percent (12%) shall be applied on the issuance date and payable on the maturity date. During the year ended March 31, 2018, the holder converted the $50,000 of the January debentures to common shares of the Company.

On March 28, 2017, the Company entered into a Securities Purchase Agreement with an accredited investor related to the purchase and sale of certain convertible debentures in the aggregate principal amount of up to $400,000 for an aggregate purchase price of up to $360,000. The agreement contemplates three separate convertible debentures, with each maturing three years following the date of issuance. On March 28, 2017, the Company issued the first convertible debenture in the principal amount of $100,000 for a purchase price of $90,000. Pursuant to the Securities Purchase Agreement, the closing of the second convertible debenture was to occur upon mutual agreement of the parties, at any time within sixty (60) to ninety (90) days following the original signing closing date, in the principal amount of $150,000 for a purchase price of $135,000. On July 5, 2017, the Securities Purchase Agreement was amended to reduce the maximum aggregate principal amount of the convertible debentures to $325,000, for an aggregate purchase price of up to $292,500, and to reduce the principal amount of the second convertible debenture to $75,000 for a purchase price of $67,500. The closing of the second convertible debenture occurred on July 5, 2017. In connection with the closing of the second convertible debenture, the Company issued 75,000 shares of restricted common stock to the holder as a fee in consideration of the expenses incurred in consummating the transaction. The closing of the third convertible debenture was to occur upon mutual agreement of the parties within sixty (60) to ninety (90) days following the second closing, in the principal amount of $150,000 for a purchase price of $135,000. The convertible debentures are convertible into shares of the Company’s common stock at a fixed conversion price of $0.30 for the first one hundred eighty (180) days. After one hundred eighty (180) days, or in an event of default, the conversion price will be the lower of $0.30 or sixty percent (60%) of the lowest closing bid price over the 20 trading days preceding the date of conversion. On September 22, 2017, the Company exercised its option to redeem the first closing of the March debenture, for a redemption price at $130,000, 130% of the principal amount. The principal of $100,000 was derecognized with the additional $30,000 paid upon redemption recognized as a financing cost. On December 28, 2017, the Company exercised its option to redeem the second closing of the March debenture, for a redemption price at $97,500, 130% of the principal amount. Upon redemption, the principal of $75,000 was relieved, with the additional $22,500 paid recognized as a financing cost.

On May 2, 2017, the Company sold 100,000 shares of its common stock to an accredited investor at $0.25 per share, for total proceeds of $25,000.

On July 31, 2017, the Company entered into a 5% Securities Purchase Agreement with an accredited investor. The agreement calls for the purchase of up to $135,000 in convertible debentures, due 12 months from issuance, with an original issue discount of $13,500. The first convertible debenture was issued in the principal amount of $45,000 for a purchase price of $40,500 (an original issue discount of $4,500), with additional closings to occur at the sole discretion of the holder. The convertible debentures are convertible into shares of the Company’s common stock at a conversion price of sixty percent (60%) of the lowest trading price over the 25 trading days preceding the date of conversion, subject to adjustment. With each tranche under the July 31, 2017 convertible debentures, the Company shall issue a warrant to purchase an amount of shares of its common stock equal to the face value of each respective tranche divided by $0.60 as a commitment fee. The Company issued a warrant to purchase 75,000 shares of the Company’s common stock with the first closing, with an exercise price of $0.60. The warrant has an anti-dilution provision for future issuances, whereby the exercise price would reset. The exercise price was adjusted to $0.15, and the number of warrants issued to 300,000, upon a warrant issuance related to a new convertible debenture on September 11, 2017. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. On October 2, 2017, the Company entered into a second closing of the July 31, 2017 debenture, in the principal amount of $22,500 for a purchase price of $20,250, with $1,500 deducted for legal fees, resulting in net cash proceeds of $18,750. On February 5, 2018, the Company entered into an amendment to the July 31, 2017 debenture, whereby in exchange for a payment of $6,500, the noteholder shall only be entitled to effectuate a conversion under the note on or after March 2, 2018. On February 20, 2018, the holder converted $4,431 of the January debentures into 125,000 common shares of the Company. During March, 2018, the holder converted an additional $17,113 of the July debentures into 630,000 common shares of the Company.

On August 28, 2017, the Company entered into a 12% convertible promissory note with an accredited investor in the principal amount of $110,000, with an original issue discount of $10,000, which matures on February 28, 2018. The note is convertible into shares of the Company’s common stock at a variable conversion rate equal to the lesser of sixty percent (60%) of the lowest trading price over the 20 trading days prior to the issuance of the note or sixty percent (60%) of the lowest trading price over the 20 trading days prior to conversion, subject to adjustment. In connection with the note, the Company issued 50,000 warrants, exercisable at $0.20, with a five-year term. The exercise price is adjustable upon certain events, as set forth in the agreement, including for future dilutive issuance. The exercise price was adjusted to $0.15 and the warrants issued increased to 66,667, upon a warrant issuance related to a new convertible debenture on September 11, 2017. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly. Additionally, in connection with the note, the Company also issued 343,750 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $58,438, based on the market value of the common shares at the closing date of $0.17, and was recognized as part of the debt discount. The shares are to be returned to the Treasury of the Company in the event the debenture is fully repaid prior to the date which is 180 days following the issue date. On October 31, 2017, there was a second closing to the August debenture, in the principal amount of $66,000, maturing on April 30, 2018. The second closing has the same conversion terms as the first closing, however there were no additional warrants issued with the second closing. Additionally, in connection with the second closing, the Company issued 332,500 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $35,877, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount. The shares are to be returned to the Treasury of the Company in the event the debenture is fully repaid prior to the date which is 180 days following the issue date.

On September 11, 2017, the Company entered into a 12% convertible promissory note with an accredited investor in the principal amount of $146,000, with an original issue discount of $13,500, which matures on June 11, 2018. The note is convertible into shares of the Company’s common stock at a variable conversion rate equal to the lesser of the lowest trading price over the 25 trading days prior to the issuance of the note or fifty percent (50%) of the lowest trading price over the 25 trading days prior to conversion, subject to adjustment. In connection with the note, the Company issued 243,333 warrants, exercisable at $0.15, with a five-year term. The exercise price is adjustable upon certain events, as set forth in the agreement, including for future dilutive issuance. The warrants exercise price was subsequently reset to 50% of the market price during the third quarter of fiscal 2018, and the warrants issued increased accordingly.

On September 12, 2017, the Company entered into a 12% convertible promissory note with an accredited investor in the principal amount of $96,500 with an original issue discount of $4,500, which matures on June 12, 2018. The note is able to be prepaid prior to the maturity date, at a cash redemption premium, at various stages as set forth in the agreement. The note is convertible commencing 180 days after issuance date (or upon an event of default), or March 11, 2018, at a variable conversion rate of sixty percent (60%) of the market price, defined as the lowest trading price during the 20 trading days prior to conversion, subject to adjustment. On March 20, 2018, the holder converted $32,500 of the September 12, 2017 debentures into 1,031,746 common shares of the Company.

On September 28, 2017, the Company entered into a Securities Purchase Agreement with an accredited investor, pursuant to which the Company agreed to sell a 12% Convertible Note in the principal amount of $55,000 with a maturity date of September 28, 2018, for a purchase price of $51,700, and $2,200 deducted for legal fees, resulting in net cash proceeds of $49,500. The effective closing date of the Securities Purchase Agreement and Convertible Note was October 17, 2017. The note is convertible into shares of the Company’s common stock at the holders’ option, at any time, at a conversion price equal to the lower of (i) the closing sale price of the Company’s common stock on the closing date, or (ii) sixty percent (60%) of either the lowest sale price for the Company’s common stock during the 20 consecutive trading days including and immediately preceding the closing date, or the closing bid price, whichever is lower, provided that, if the price of the Company’s common stock loses a bid, then the conversion price may be reduced, at the holder’s absolute discretion, to a fixed conversion price of $0.00001. If at any time the adjusted conversion price for any conversion would be less than par value of the Company’s common stock, then the conversion price shall equal such par value for any such conversion and the conversion amount for such conversion shall be increased to include additional principal to the extent necessary to cause the number of shares issuable upon conversion equal the same number of shares as would have been issued had the Conversion Price not been subject to the minimum par value price.

On October 10, 2017, the Company issued 200,000 shares of its common stock to consultants in consideration for consulting services provided to the Company.

On October 16, 2017, the Company issued 800,000 shares of its common stock to consultants in consideration for consulting services provided to the Company.

On November 14, 2017, the Company entered into two 8% convertible redeemable notes with an accredited investor, in the aggregate principal amount of $112,000, convertible into shares of common stock of the Company, with maturity dates of November 14, 2018. Each note was in the principal amount of $56,000, with an original issue discount of $2,800, resulting in a purchase price for each note of $53,200. The first of the two notes was paid for by the buyer in cash upon closing, with the second note initially paid for by the issuance of an offsetting $53,200 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on July 14, 2018. The notes are convertible into shares of the Company’s common stock at a conversion rate of fifty-seven percent (57%) of the lowest of trading price over last 20 trading days prior to conversion, or the lowest closing bid price over the last 20 trading days prior to conversoin, with the discount increased (i.e., the conversion rate decreased) to forty-seven percent (47%) in the event of a DTC chill, with the second note not being convertible until the buyer has settled the Buyer Note in cash payment. During the first six months the convertible redeemable notes are in effect, the Company may redeem the notes at amounts ranging from 120% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of each note.

On December 20, 2017, the Company entered into two 8% convertible redeemable notes with an accredited investor, in the aggregate principal amount of $240,000, convertible into shares of common stock of the Company, with the same buyers as the November 14, 2017 debenture. Both notes are due on December 20, 2018. The first note was issued in the principal amount of $160,000, with a $4,000 original issue discount, resulting in a purchase price of $156,000. The second note was issued in the principal amount of $80,000, with an original issue discount of $2,000, for a purchase price of $78,000. The first of the two notes was paid for by the buyer in cash upon closing, with the second note initially paid for by the issuance of an offsetting $78,000 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on August 20, 2018. The notes are convertible into shares of the Company’s common stock at a conversion rate of sixty percent (60%) of the lower of: (i) lowest trading price or (ii) lowest closing bid price of the Company’s common stock over the last 20 trading days prior to conversion, with the discount increased (i.e., the conversion rate decreased) to fifty percent (50%) in the event of a DTC chill, with the second note not being convertible until the buyer has settled the Buyer Note in cash payment. During the first six months the convertible redeemable notes are in effect, the Company may redeem the notes at amounts ranging from 120% to 136% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of each note.

On January 29, 2018, the Company entered into three (3) 12% convertible redeemable promissory notes with an accredited investor in the aggregate principal amount of $120,000, with maturity dates of January 29, 2019. The notes are convertible into shares of the Company’s common stock at a conversion rate of sixty percent (60%) of the lowest closing bid price over the last 20 trading days prior to conversion, with the discount increased (i.e., the conversion rate decreased) to fifty percent (50%) in the event of a DTC chill. The interest rate upon an event of default, as defined in the notes, is 24% per annum. Each note was issued in the principal amount of $40,000, with $2,000 deducted for legal fees, for net proceeds of $38,000. The first note was paid for by the buyer in cash upon closing, with the second and third notes initially paid by the issuance of offsetting $40,000 secured promissory notes issued to the Company by the buyer (the “Buyer Notes”). The Buyer Notes are due on September 29, 2018. During the first 180 days the notes are in effect, the Company may redeem the note at amounts ranging from 115% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 30 days to 180 days from the date of issuance of the note. Upon any sale event, as defined in the note, at the holder’s request, the Company will redeem the note for 150% of the principal and accrued interest.

On January 30, 2018, the Company entered into a 12% convertible redeemable promissory note with an accredited investor for the principal amount of $80,000, which matures on January 30, 2019. The note is convertible into shares of the Company’s common stock at a conversion rate of sixty-one percent (61%) of the lowest closing bid price over the last 15 trading days prior to conversion. The interest rate upon an event of default, as defined in the note, is 22% per annum, and the note becomes immediately due and payable in an amount equal to 150% of the principal and interest due on the note upon an event of default. If the Company fails to deliver conversion shares within two (2) days following a conversion request, the note will become immediately due and payable at an amount of twice the default amount. During the first 180 days the note is in effect, the Company may redeem the note at amounts ranging from 115% to 140% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 30 days to 180 days from the date of issuance of the note.

On March 20, 2018, the Company entered into a convertible note for the principal amount of $84,000, convertible into shares of common stock of the Company, which matures on December 20, 2018. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24% upon an event of default. The note is convertible on the date beginning 180 days after issuance of the note, at the lower of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. In the event of a "DTC chill", the conversion rate is adjusted to 40% of the market price. Per the agreement, the Company is required at all times to have authorized and reserved ten times the number of shares that is actually issuable upon full conversion of the note. Additionally, the Company also issued 255,675 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $28,124, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount.

On March 21, 2018, the Company entered into a convertible note for the principal amount of $39,199, which includes an OID of $4,199, convertible into shares of common stock of the Company, which matures on December 20, 2018. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24% upon an event of default. The note is convertible on the date beginning 180 days after issuance of the note, at the lowest of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. The discount is increased upon certain events set forth in the agreement regarding the obtainability of the shares, such as a DTC "chill". Additionally, if the Company ceases to be a reporting company, or after 181 days the note cannot be converted into freely traded shares, the discount is increased an additional 15%. Per the agreement, the Company is required at all times to have authorized and reserved ten times the number of shares that is actually issuable upon full conversion of the note. Additionally, the Company also issued 119,300 shares of common stock of the Company as a commitment fee. The commitment shares fair value was calculated as $13,123, based on the market value of the common shares at the closing date of $0.11, and was recognized as part of the debt discount.

On April 10, 2018, the Company entered into two 10% convertible notes with an accredited investor in the aggregate principal amount of $110,000, convertible into shares of common stock of the Company, with maturity dates of April 10, 2019. The interest upon an event of default, as defined in the note, is 24% per annum. Each note was in the face amount of $55,000, with $2,750 for legal fees deducted upon funding. The first of the notes was paid for by the buyer in cash upon closing, with the other note ("Back-End note") initially paid for by the issuance of an offsetting $55,000 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on December 12, 2018. The interest rate increases to 24% upon an event of default, as set forth in the agreement, including a cross default to all other outstanding notes, and if the debenture is not paid at maturity the principal due increases by 10%. If the Company loses its bid price the principal outstanding on the debenture increases by 20%, and if the Company’s common stock is delisted, the principal increases by 50%. An event of default also occurs if the Company’s common stock has a closing bid price of less than $0.03 per share for at least five consecutive days, or the aggregate dollar trading volume of the Company’s common stock is less than $20,000 in any five consecutive days. The Company’s common stock closing bid price fell below $0.03 on June 18, 2018 and continued for over five consecutive days, and the Company is therefore in default on the note. The Company has obtained a waiver from the holder on this technical default. The notes are convertible at 57% of the lowest closing bid price for the last 20 days. The discount is increased an additional 10%, to 47%, upon a DTC "chill". The Company has not maintained the required share reservation under the terms of the note agreement. The Back-End note is not convertible until the buyer has settled the Buyer Notes in a cash payment. During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 130% to 145% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 60 days to 180 days from the date of issuance of the debenture.

Between April 6, 2018 and June 20, 2018, the Company issued 37,887,704 shares of the Company’s common stock to an accredited investor upon conversion of approximately $485,000 of their outstanding convertible debt and approximately $31,000 of accrued interest.

On April 12, 2018, the Company sold 200,000 shares of its common stock at $0.077 per share, for a total financing of $15,400.

On April 27, 2018, the Company entered into a convertible note with an accredited investor for the principal amount of $53,000 for a purchase price of $50,000, convertible into shares of common stock of the Company, which matures on January 27, 2019. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24%. The interest rate increases to 24% upon an event of default, as set forth in the agreement, including a cross default to all other outstanding notes. Additionally, in the majority of events of default, except for the non-payment of the note upon maturity, the note becomes immediately due and payable at an amount at 150% of the principal plus accrued interest due. The note is convertible on the date beginning 180 days after issuance of the note, at the lowest of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. The discount rate is adjusted based on various situations regarding the ability to deliver the common shares, such as in the event of a "DTC chill" or the Company ceases to be a reporting company. Per the agreement, the Company is required at all times to have authorized and reserved ten times the number of shares that is actually issuable upon full conversion of the note. The Company has not maintained the required share reservation under the terms of the note agreement. The Company believes it has sufficient available shares of the Company’s common stock in the event of conversion for these notes.

On June 5, 2018, the Company entered into a convertible note with an accredited investor for the principal amount of $125,000 for a purchase price of $118,800, convertible on the date beginning 180 days after issuance of the note, into shares of common stock of the Company, which matures on June 5, 2019. The note bears interest at 12%, which increases to 18% upon an event of default, as defined in the agreement. The note is convertible at 60% of the lowest trading price for the last 20 days prior to conversion, with the discount increased 5% in the event the Company does not have sufficient shares authorized and outstanding to issue the shares upon conversion request. The conversion price is adjusted upon a future dilutive issuance, to the lower of the conversion price or a 25% discount to the aggregate per share common share price. Per the agreement, the Company is required at all times to have authorized and reserved four times the number of shares that is actually issuable upon full conversion of the note. The Company has not maintained the required share reservation under the terms of the note agreement. The Company believes it has sufficient available shares of the Company’s common stock in the event of conversion for these notes. During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 135% to 145% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of the debenture. After 180 days, the note is redeemable, with the holders prior written consent, at 150% of the principal and accrued interest balance.

On July 27, 2018, the Company entered into two 10% convertible notes with an accredited investor in the aggregate principal amount of $186,000, convertible into shares of common stock of the Company, with maturity dates of July 27, 2019. The interest upon an event of default, as defined in the note, is 24% per annum. Each note was in the face amount of $93,000, with $3,000 OID, for a purchase price of $90,000. The first of the notes was paid for by the buyer in cash upon closing, with the other note ("Back-End note") initially paid for by the issuance of an offsetting $93,000 secured promissory note issued to the Company by the buyer (“Buyer Note”). The Buyer Note is due on December 12, 2018. The interest rate increases to 24% upon an event of default, as set forth in the agreement, including a cross default to all other outstanding notes, and if the debenture is not paid at maturity the principal due increases by 10%. If the Company loses its bid price the principal outstanding on the debenture increases by 20%, and if the Company’s common stock is delisted, the principal increases by 50%. The notes are convertible at 60% of the lowest closing bid price for the last 20 days. The discount is increased an additional 10%, to 50%, upon a DTC "chill". The Company has not maintained the required share reservation under the terms of the note agreement. The Back-End note is not convertible until the buyer has settled the Buyer Notes in a cash payment. During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 120% to 136% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 90 days to 180 days from the date of issuance of the debenture.

On August 24, 2018, the Company entered into a 10% convertible note in the principal amount of $55,000, convertible into shares of common stock of the Company, which matures August 24, 2019. The interest rate increases to 24% per annum upon an event of default, as set forth in the agreement, including a cross default to all other outstanding notes, and if the debenture is not paid at maturity the principal due increases by 10%. If the Company loses its bid price the principal outstanding on the debenture increases by 20%, and if the Company’s common stock is delisted, the principal increases by 50%. An event of default also occurs if the Company’s common stock has a closing bid price of less than $0.03 per share for at least five consecutive days, or the aggregate dollar trading volume of the Company’s common stock is less than $20,000 in any five consecutive days. The notes are convertible at 57% of the lowest closing bid price for the last 20 days. The discount is increased an additional 10%, to 47%, upon a DTC "chill". The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability. During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at amounts ranging from 130% to 145% of the principal and accrued interest balance, based on the redemption date’s passage of time ranging from 60 days to 180 days from the date of issuance of the debenture.

Subsequent to period end, the Company has converted approximately $61,000 of their outstanding convertible debt as of June 30, 2018 and approximately $5,000 of accrued interest and fees, into 11,765,729 shares of the Company’s common stock. The Company also issued 6,719,925 shares of their common stock on July 17, 2018, upon cashless exercise of warrants granted in connection with the July Debenture.

The preceding securities were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(a)(2) of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, and manner of the offering and number of securities offered. The Company did not undertake an offering in which itsold a high number of securities to a high number of investors. In addition, the Investor had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since they agreed to, and received, the securities bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

EXHIBITS

Exhibit Number	Description
(2)	Plan of acquisition, reorganization, arrangement, liquidation or succession
2.1
Asset Purchase Agreement, dated November 26, 2014, by and between Multiplayer Online Dragon, Inc. and NaturalShrimp Holdings, Inc. (incorporated by reference to our Current Report on Form 8-K filed on December 3, 2014).

(3)	(i) Articles of Incorporation; and (ii) Bylaws
3.1(a)	Articles of Incorporation (incorporated by reference to our Registration Statement on Form S-1 originally filed on June 11, 2009).
3.1(b)	Amendment to Articles of Incorporation (incorporated by reference to our Amended Quarterly Report on Form 10-Q/A filed on May 19, 2014).
3.2	Bylaws (incorporated by reference to our Registration Statement on Form S-1 originally filed on June 11, 2009).
(4)	Instruments Defining the Rights of Security Holders, Including Indentures
4.1	Specimen Common Stock Certificate (incorporated by reference to our Registration Statement on Form S-1 filed on December 29, 2008)
4.2	Form of Registrant’s 10% Senior Convertible Promissory Note (incorporated by reference to our Registration Statement on Form 8-K filed on October 17, 2013)
(5)	Opinion re Legality
5.1*	Legal Opinion of Lucosky Brookman LLP
(10)	Material Agreements
10.1
Business Loan Agreement, dated September 13, 2005, by and among NaturalShrimp Holdings, Inc., Amarillo National Bank, NSC, NaturalShrimp International, Inc., NaturalShrimp San Antonio, L.P., Shirley Williams, Gerald Easterling, Mary Ann Untermeyer, and High Plain Christian Ministries Foundation, as amended, modified and assigned (incorporated by reference to our Current Report on Form 8-K filed on February 11, 2015).

10.2
Secured Promissory Note, dated September 13, 2005, issued by NaturalShrimp Holdings, Inc. to Amarillo National Bank in the original principal amount of $1,500,000, as amended, modified and assigned (incorporated by reference to our Current Report on Form 8-K filed on February 11, 2015).

10.3
Assignment Agreement, dated March 26, 2009, by and between Baptist Community Services, Amarillo National Bank and NaturalShrimp Holdings, Inc. (incorporated by reference to our Current Report on Form 8-K filed on February 11, 2015).

10.4
Fifth Forbearance Agreement, dated January 30, 2015, by and between the Company, NaturalShrimp Holdings, Inc. and Baptist Community Services (incorporated by reference to our Current Report on Form 8-K filed on February 11, 2015).

10.5	Stock Pledge Agreement, dated January 30, 2015, by and between the Company and Baptist Community Services (incorporated by reference to our Current Report on Form 8-K filed on February 11, 2015).
10.6
Agreement Regarding Loan Documents, dated January 30, 2015, by and between the Company and NaturalShrimp Holdings, Inc. (incorporated by reference to our Current Report on Form 8-K filed on February 11, 2015).

10.7
Exclusive Rights Agreement, dated August 19, 2014, between NaturalShrimp Holdings, Inc., its subsidiaries and F&T Water Solutions, LLC (incorporated by reference to our Current Report on Form 8-K filed on February 11, 2015).

10.8
Members Agreement, dated August 19, 2014, between NaturalShrimp Holdings, Inc., F&T Water Solutions, LLC and the members of Natural Aquatic Systems, LLC (incorporated by reference to our Current Report on Form 8-K filed on February 11, 2015).

10.9	Form of Subscription Agreement (incorporated by reference to our Current Report on Form 8-K filed on May 7, 2015).

10.10	Form of Promissory Note with Shirley K. Williams, Kay Chafin and Jack Heald (incorporated by reference to our Annual Report on Form 10-K filed on July 28, 2015).
10.11	Form of Loan Agreement with Bill G. Williams (incorporated by reference to our Annual Report on Form 10-K filed on July 28, 2015).
10.12	Form of Security Agreement with Kay Chafin and Jack Heald (incorporated by reference to our Annual Report on Form 10-K filed on July 28, 2015).
10.13	Form of Line of Credit Agreement with Extraco Bank (incorporated by reference to our Annual Report on Form 10-K filed on July 28, 2015).
10.14	Employment Agreement dated April 1, 2015 with Bill G. Williams (incorporated by reference to our Current Report on Form 8-K filed on May 7, 2015).
10.15	Employment Agreement dated April 1, 2015 with Gerald Easterling (incorporated by reference to our Current Report on Form 8-K filed on May 7, 2015).
10.16	Form of Private Placement Subscription Agreement and 6% Unsecured Convertible Note with Dragon Acquisitions LLC. (incorporated by reference to our Annual Report on Form 10-K filed on June 29, 2017)
10.17	Form of Promissory Note dated January 10, 2017 with Community National Bank (incorporated by reference to our Quarterly Report on Form 10-Q filed on February 14, 2017).
10.18	Form of Guaranty made by Gerald Easterling to Community National Bank (incorporated by reference to our Quarterly Report on Form 10-Q filed on February 14, 2017).
10.19	Payoff Letter, Termination and Release dated January 13, 2017 from Baptist Community Services (incorporated by reference to our Quarterly Report on Form 10-Q filed on February 14, 2017).
10.20	Securities Purchase Agreement dated January 23, 2017 with Vista Capital Investments, LLC. (incorporated by reference to our Annual Report on Form 10-K filed on June 29, 2017)
10.21	Warrant to Purchase Shares of Common Stock issued January 23, 2017 to Vista Capital Investments, LLC. (incorporated by reference to our Annual Report on Form 10-K filed on June 29, 2017)
10.22	Convertible Note dated January 23, 2017 issued to Vista Capital Investments, LLC. (incorporated by reference to our Annual Report on Form 10-K filed on June 29, 2017)
10.23	Securities Purchase Agreement dated March 16, 2017 with Peak One Opportunity Fund, L.P. (incorporated by reference to our Annual Report on Form 10-K filed on June 29, 2017)
10.24	Convertible Debenture dated March 28, 2017 issued to Peak One Opportunity Fund, L.P.
10.25	6% Convertible Note dated January 20, 2017 issued Dragon Acquisitions LLC (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.1 on February 14, 2018)
10.26	Securities Purchase Agreement dated March 16, 2017 with Peak One Opportunity Fund, L.P. (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.2 on February 14, 2018)
10.27
Amendment #1 to the Securities Purchase Agreement Entered into on March 16, 2017, dated July 5, 2017, with Peak One Opportunity Fund, L.P. (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.3 on February 14, 2018)

10.28	6% Convertible Note dated March 11, 2017 issued to Dragon Acquisitions LLC (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.4 on February 14, 2018)
10.29	6% Convertible Note dated April 20, 2017 issued to Dragon Acquisitions LLC (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.5 on February 14, 2018)
10.30	Securities Purchase Agreement dated July 31, 2017, with Crown Bridge Partners LLC (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.6 on February 14, 2018)
10.31	5% Convertible Note dated July 31, 2017, issued to Crown Bridge Partners LLC (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.7 on February 14, 2018)

10.32	Common Stock Purchase Warrant dated July 31, 2017, issued to Crown Bridge Partners LLC (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.8 on February 14, 2018)
10.33	Securities Purchase Agreement dated August 28, 2017 with Labrys Fund, LP (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.9 on February 14, 2018)
10.34	12% Convertible Note dated August 28, 2017, with Labrys Fund, LP (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.10 on February 14, 2018)
10.35	Common Stock Purchase Warrant dated August 28, 2017, issued to Labrys Fund, LP (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.11 on February 14, 2018)
10.36	12% Convertible Note dated September 11, 2017 issued to Auctus Funds, LLC (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.12 on February 14, 2018)
10.37	Common Stock Purchase Warrant dated September 11, 2017 issued to Auctus Funds, LLC (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.13 on February 14, 2018)
10.38	12% Convertible Note dated September 12, 2017 issued to JSJ Investments, Inc. (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.14 on February 14, 2018)
10.39	Securities Purchase Agreement dated September 28, 2017 with EMA Financial, LLC (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.15 on February 14, 2018)
10.40	12% Convertible Note issued to EMA Financial, LLC dated September 28, 2017 (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.16 on February 14, 2018)
10.41	Common Stock Purchase Warrant dated October 2, 2017, issued to Crown Bridge Partners LLC (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.17 on February 14, 2018)
10.42	Securities Purchase Agreement dated October 31, 2017 with Labrys Fund, LP (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.18 on February 14, 2018)
10.43	12% Convertible Note dated October 31, 2017, issued to Labrys Fund, LP (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.19 on February 14, 2018)
10.44	Securities Purchase Agreement dated November 9, 2017 with GS Capital Partners, LLC. (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.20 on February 14, 2018)
10.45
8% Convertible Secured Redeemable Note issued to GS Capital Partners, LLC dated November 14, 2017 (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.21 on February 14, 2018)

10.46
8% Convertible Secured Redeemable Note issued to GS Capital Partners, LLC dated November 14, 2017 (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.22 on February 14, 2018)

10.47
8% Collateralized Secured Promissory Note dated November 14, 2017, from GS Capital Partners, LLC (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.23 on February 14, 2018)

10.48	Securities Purchase Agreement dated December 20, 2017 with GS Capital Partners, LLC. (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.24 on February 14, 2018)
10.49
8% Convertible Secured Redeemable Note issued to GS Capital Partners, LLC dated December 20, 2017 (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.25 on February 14, 2018)

10.50
8% Convertible Secured Redeemable Note issued to GS Capital Partners, LLC dated December 20, 2017 (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.26 on February 14, 2018)

10.51
8% Collateralized Secured Promissory Note dated November 14, 2017, from GS Capital Partners, LLC (incorporated by reference to our Quarterly Report on Form 10-Q filed as Exhibit 10.27 on February 14, 2018)

10.52	12% Convertible Note dated April 27, 2018 from BlueHawk Capital, LLC (incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.52 on July 13, 2018)
10.53	Securities Purchase Agreement dated March 20, 2018 with BlueHawk Capital, LLC (incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.53 on July 13, 2018)
10.54	12% Collateralized Secured Promissory Note dated January 29, 2018 from Adar Bays, LLC(incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.54 on July 13, 2018)
10.55	12% Collateralized Secured Promissory Note dated January 29, 2018 from Adar Bays, LLC(incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.55 on July 13, 2018)
10.56	Debt Purchase Agreement dated February 8, 2018 between Labrys Fund LP and Adar Bays, LLC(incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.56 on July 13, 2018)
10.57	12% Convertible Redeemable Note dated January 29, 2018 from Adar Bays, LLC (incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.57 on July 13, 2018)
10.58	12% Convertible Redeemable Note dated January 29, 2018 from Adar Bays, LLC (incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.58 on July 13, 2018)
10.59	Securities Purchase Agreement dated January 29, 2018 with Adar Bays, LLC (incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.59 on July 13, 2018)
10.60	Securities Purchase Agreement dated April 12, 2018 with One44 Capital, LLC (incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.60 on July 13, 2018)
10.61	10% Collateralized Secured Promissory Note dated April 12, 2018 with One44 Capital, LLC (incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.61 on July 13, 2018)
10.62
First Amendment to the Convertible Promissory Note dated July 31, 2017 with Crown Bridge Partners, LLC (incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.62 on July 13, 2018)

10.63	Securities Purchase Agreement dated March 20, 2018 with Jefferson Street Capital, LLC (incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.63 on July 13, 2018)
10.64	12% Secured Convertible Promissory Note dated March 20, 2018 with Jefferson Street Capital, LLC (incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.64 on July 13, 2018)
10.65	12% Convertible Promissory Note dated March 9, 2018 with Power Up Lending Group Ltd. (incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.65 on July 13, 2018)
10.66	12% Convertible Promissory Note dated January 30, 2018 with Power Up Lending Group Ltd. (incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.66 on July 13, 2018)
10.67	Securities Purchase Agreement dated January 30, 2018 with Power Up Lending Group Ltd. (incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.67 on July 13, 2018)
10.68	Securities Purchase Agreement dated March 9, 2018 with Power Up Lending Group Ltd. (incorporated by reference to our Annual Report on Form 10-K filed as Exhibit 10.68 on July 13, 2018)
10.69	Equity Financing Agreement with GHS Investments LLC (incorporated by reference to our Current Report on Form 8-K filed as Exhibit 10.1 on August 27, 2018)
10.70	Registration Rights Agreement with GHS Investments LLC (incorporated by reference to our Current Report on Form 8-K filed as Exhibit 10.2 on August 27, 2018)
23.1*	Consent of Turner, Stone & Company
23.2*	Legal Opinion of Lucosky Brookman LLP (See Exhibit 5.1)

*Filed herewith

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii.
ii. To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement. iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.
Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on September 7, 2018.

DATE	SIGNATURE	TITLE

September 7, 2018	/s/Bill G. Williams	Chief Executive Officer and Chairman of the Board
	Bill G. Williams	(Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

DATE	SIGNATURE	TITLE

September 7, 2018	/s/ Bill G. Williams	Chief Executive Officer and Chairman of the Board
	Bill G. Williams	(Principal Executive Officer)

September 7, 2018	/s/ Gerald Easterling	President and Director
Gerald Easterling

September 7, 2018	/s/ William Delgado	Chief Financial officer, Treasurer and Director
	William Delgado	(Principal Financial Officer) (Principal Accounting Officer)

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